Exhibit 2.1

Execution Version

Dated June 8, 2026

Business Combination Agreement

by and among

Inflection Point Acquisition Corp. VI

as the Purchaser

IPFX Pubco, Inc.

as Pubco

IPFX Merger Sub, Inc.

as Merger Sub

and

Quantum Space, LLC

as the Company

 i

 ii

Exhibits

Exhibit A	Form of Tax Receivable Agreement
Exhibit B	Form of A&R Registration Rights Agreement
Exhibit C-1	Form of Sponsor Lock-Up Agreement
Exhibit C-2	Form of Seller Lock-Up Agreement
Exhibit D	Form of PIPE Subscription Agreement

 iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of June 8, 2026 by and among Inflection Point Acquisition Corp. VI, a Cayman Islands exempted company (which shall transfer by way of continuation to and domesticate as a Delaware corporation prior to the Closing) (the “Purchaser”), IPFX PubCo, Inc., a Delaware corporation and wholly owned subsidiary of the Purchaser (“Pubco”), IPFX Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Pubco (“Merger Sub”), and Quantum Space, LLC, a Delaware limited liability company (the “Company”). The Purchaser, Pubco, Merger Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

WHEREAS, the Purchaser is a special purpose acquisition company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Pubco is a newly incorporated Delaware corporation and wholly owned subsidiary of the Purchaser, formed for purposes of consummating the Transactions, and the authorized capital stock of Pubco consists of 5,000 shares of common stock, par value $0.01 per share;

WHEREAS, Merger Sub is a newly incorporated Delaware corporation and direct, wholly owned subsidiary of Pubco formed for the purpose of effectuating the Merger (as defined below);

WHEREAS, at least one day prior to the Closing Date and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing), the Purchaser shall de-register in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and section 206 of the Cayman Companies Act (such de-registration, continuation and domestication, the “Domestication”);

WHEREAS, immediately prior to the Closing, the Company will effectuate a recapitalization, pursuant to which, among other things, all outstanding equity securities of the Company, other than the Series B Preferred Units and Series B Warrants issued to the Series B Investors in the Series B Investment, will be converted or exchanged into Company Common Units, and will be set forth in the Company A&R Operating Agreement, the result of which, among other things, will be that the Sellers will collectively hold Company Common Units as of immediately prior to the Closing (the “Recapitalization”);

WHEREAS, (i) immediately prior to the Domestication, each then issued and outstanding Purchaser Class B Ordinary Share shall convert, on a one-for-one basis, into a Purchaser Class A Ordinary Share in accordance with the terms of the Sponsor Support Agreement (the “Sponsor Share Conversion”); and (ii) in connection with the Domestication, (x) each then issued and outstanding Purchaser Class A Ordinary Share shall convert automatically, on a one-for-one basis, into a share of Purchaser Class A Common Stock (“Domesticated Purchaser Class A Common Stock”), (y) each then issued and outstanding warrant of the Purchaser (each, a “Cayman Purchaser Warrant”) shall convert automatically into a warrant to acquire one share of Purchaser Class A Common Stock (each, a “Domesticated Purchaser Warrant”) pursuant to the Warrant Agreement, and (z) each then issued and outstanding unit of the Purchaser (the “Cayman Purchaser Units”) shall be cancelled and will thereafter entitle the holder thereof to one share of Domesticated Purchaser Class A Common Stock and one-third (1/3rd) of one Domesticated Purchaser Warrant;

WHEREAS, on the Closing Date, on the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Merger Sub will merge with and into Purchaser, with Purchaser continuing as the surviving corporation and a direct, wholly owned subsidiary of Pubco (the “Merger”), as a result of which, among other things, each then issued and outstanding share of Domesticated Purchaser Class A Common Stock shall convert automatically into a share of Pubco Class A-1 Common Stock and each then issued and outstanding Domesticated Purchaser Warrant shall convert automatically into a warrant to acquire one share of Pubco Class A-1 Common Stock (each, a “Pubco Warrant”), upon the terms set forth in a Warrant Assumption Agreement in form and substance reasonably satisfactory to the Company and the Purchaser (the “Warrant Assumption Agreement”);

WHEREAS, on the Closing Date, immediately following the Merger, (a) each Seller identified on the Closing Member Schedule and the Exchange Schedule as a “Direct Pubco Seller” (each, a “Direct Pubco Seller”) will contribute, automatically and without further action by such Seller, to Pubco all of such Direct Pubco Seller’s Company Common Units in exchange for shares of Pubco Class A-1 Common Stock or shares of Pubco Class A-2 Common Stock, and (b) each Seller identified on the Closing Member Schedule and the Exchange Schedule as an “Up-C Seller” (each, an “Up-C Seller”) will contribute, automatically and without further action by such Seller, to Pubco the number of Company Common Units set forth opposite such Up-C Seller’s name on the Exchange Schedule in exchange for shares of Pubco Class A-1 Common Stock or shares of Pubco Class A-2 Common Stock, and will retain the balance of such Up-C Seller’s Company Common Units;

WHEREAS, on the Closing Date, simultaneously with the contributions described in the immediately preceding recital, each Series B Investor holding Series B Preferred Units will (a) contribute to Pubco all of such holder’s Series B Preferred Units in exchange for shares of Pubco Convertible Preferred Stock, and (b) have the option to elect to contribute to Pubco all of such holder’s Series B Warrants in exchange for Preferred Investor Warrants, in each case, upon the terms set forth in the Series B SPA;

WHEREAS, on the Closing Date, in connection with the Transactions, each Up-C Seller (in such capacity, a “Class B Subscriber”) will purchase from Pubco, for consideration not greater than the par value of such stock, a number of shares of Pubco Class B-1 Common Stock or shares of Pubco Class B-2 Common Stock set forth in the Closing Member Schedule and Exchange Schedule, in each case in respect of the Company Common Units retained by such Up-C Seller following the Seller Contributions, upon the terms set forth in the Seller Class B Subscription Agreement in form and substance reasonably satisfactory to the Company and the Purchaser (the “Seller Class B Subscription Agreement”);

WHEREAS, on the Closing Date, immediately following the Merger and the contributions and purchases described in the four immediately preceding recitals, (a) Pubco will contribute to Purchaser (i) all of the Company Common Units, Series B Preferred Units and Series B Warrants (if any) received by Pubco pursuant to such contributions and (ii) all remaining cash held by Pubco (after payment of all applicable expenses and any amounts retained by Pubco), and (b) Purchaser will, in turn, contribute to the Company the cash received from Pubco described in clause (a)(ii) in exchange for additional Company Common Units, Series B Preferred Units and Series B Warrants;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement, pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby (including the applicable Ancillary Documents) and the transactions contemplated hereby and thereby;

WHEREAS, as a condition and inducement to the Purchaser’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Required Members (as set forth on Schedule I) have executed and delivered to the Purchaser the Member Support Agreement, pursuant to which the Required Members have agreed to, among other things, vote (or act by written consent) to adopt and approve, upon the effectiveness of the Registration Statement, this Agreement and the other documents contemplated hereby (including the applicable Ancillary Documents) and the transactions contemplated hereby and thereby;

WHEREAS, as a condition and inducement to the Parties’ willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Company and the investors named therein (the “Series B Investors”) have executed and delivered the Series B SPA, pursuant to which the Series B Investors have agreed, among other things, to purchase from the Company, and the Company has agreed, among other things, to sell to the Series B Investors, Series B Preferred Units and Series B Warrants, for an aggregate purchase price of approximately $60 million (the “Series B Investment”);

WHEREAS, as a condition and inducement to the Parties’ willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Company, the Purchaser, and the investors party thereto have executed and delivered subscription agreements substantially in the form attached hereto as Exhibit D (the “PIPE Subscription Agreements”), pursuant to which, and on the terms and subject to the conditions of which, such investors (the “PIPE Investors”) have agreed to purchase from Pubco shares of Pubco Series A Convertible Preferred Stock and Preferred Investor Warrants (collectively, the “PIPE Securities”) (together with any additional PIPE Subscription Agreements entered into prior to the Closing, excluding, for the avoidance of doubt, the Series B Investment, the “PIPE Investment”), for an aggregate purchase price of approximately $240 million, with such purchases to be consummated prior to or substantially concurrently with the Closing;

WHEREAS, simultaneously with the Closing, the Up-C Sellers, the Company, and Purchaser shall amend and restate the Company LLC Agreement by adopting the Eighth Amended and Restated Limited Liability Company Agreement of the Company in form and substance reasonably satisfactory to the Company and the Purchaser (the “Company A&R Operating Agreement”) to, among other things, permit the issuance and ownership of the Company Units as contemplated to be issued and owned upon consummation of the Transactions and admit the Purchaser as the managing member of the Company;

WHEREAS, simultaneously with the Closing, the Company, Purchaser, Pubco and each Seller identified on the Closing Member Schedule as a “Participating TRA Holder” will enter into a Tax Receivable Agreement in substantially the form attached hereto as Exhibit A (the “Tax Receivable Agreement”);

WHEREAS, simultaneously with the Closing, the Sponsor, Pubco, the Sellers and the other parties thereto will enter into an Amended and Restated Registration Rights Agreement in substantially the form attached hereto as Exhibit B (the “A&R Registration Rights Agreement”);

WHEREAS, simultaneously with the Closing, (a) the Sponsor and Pubco will enter into a Lock-Up Agreement in substantially the form attached hereto as Exhibit C-1 (the “Sponsor Lock-Up Agreement”) and (b) Pubco, the Sellers and the other parties thereto will enter into a Lock-Up Agreement in substantially the form attached hereto as Exhibit C-2 (the “Seller Lock-Up Agreement”, and together with the Sponsor Lock-Up Agreement, the “Lock-Up Agreements”);

WHEREAS, in connection with the Closing, subject to the terms and conditions herein, the Purchaser, Pubco, Merger Sub and the Company will consummate the contributions and other transactions set forth in Article I (collectively, the “Closing Transactions” and together with the other transactions contemplated by this Agreement, the “Transactions”);

WHEREAS, the Parties intend that, for U.S. federal and applicable state and local income tax purposes, the Transactions will be treated in the manner set forth in Section 7.11(a);

WHEREAS, the board of directors of the Company has unanimously: (a) determined that it is in the best interests of the Company and the members of the Company, and declared it advisable, for the Company to enter into this Agreement and the Ancillary Documents to which the Company is or will be a party and consummate the Transactions (including the Recapitalization and the Merger); (b) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the Transactions (including the Recapitalization and the Merger) on the terms and subject to the conditions of this Agreement and (c) recommended, among other things, the approval and adoption of this Agreement and the Transactions (including the Recapitalization and the Merger) by the Required Members entitled to vote thereon;

WHEREAS, the board of directors of the Purchaser has unanimously: (a) determined that it is in the best interests of the Purchaser and the Purchaser Shareholders, and declared it advisable, for the Purchaser to enter into this Agreement and the Ancillary Documents to which the Purchaser is or will be a party and consummate the Transactions (including the Domestication); (b) approved this Agreement, the Ancillary Documents to which the Purchaser is or will be a party and the Transactions (including the Domestication) on the terms and subject to the conditions of this Agreement; and (c) recommended, among other things, the approval and adoption of this Agreement and the Transactions (including the Domestication) by the Purchaser Shareholders entitled to vote thereon;

WHEREAS, the board of directors of Pubco has unanimously: (a) determined that it is in the best interests of Pubco and its sole stockholder, and declared it advisable, for Pubco to enter into this Agreement and the Ancillary Documents to which Pubco is or will be a party and consummate the Transactions; and (b) approved this Agreement, the Ancillary Documents to which Pubco is or will be a party and the Transactions on the terms and subject to the conditions of this Agreement; and

WHEREAS, the board of directors of Merger Sub has unanimously: (a) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, for Merger Sub to enter into this Agreement and the Ancillary Documents to which Merger Sub is or will be a party and consummate the Transactions; and (b) approved this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the Transactions on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and for other consideration, the receipt and sufficiency of which is acknowledged and agreed to by the Parties, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I

Transactions

Section 1.01 Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 1.01:

(a) At least one day prior to the Closing Date, the Parties shall cause the Domestication to be consummated in accordance with Section 7.21, including the filing of the certificate of corporate domestication and the certificate of incorporation of Purchaser with the Secretary of State of the State of Delaware.

(b) Immediately prior to the Closing, the Company shall cause the Recapitalization to be consummated in accordance with Section 7.20, the Closing Member Schedule, the Company’s Organizational Documents and the Company A&R Operating Agreement.

(c) At the Merger Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, Merger Sub and the Purchaser shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Purchaser, following which the separate corporate existence of Merger Sub shall cease and Purchaser shall continue as the surviving corporation after the Merger and as a direct, wholly owned subsidiary of Pubco, with the effects set forth in Section 1.02 and Section 1.03.

(d) Immediately following the Merger Effective Time, each Seller shall contribute, assign, transfer, convey and deliver to Pubco, free and clear of all Liens (other than Liens arising under the Company A&R Operating Agreement, the Pubco Charter, the Pubco Bylaws and restrictions on transfer under securities-related Law), the number of Company Common Units set forth opposite such Seller’s name on the Exchange Schedule, which (i) in the case of each Direct Pubco Seller shall be all of the Company Common Units held or received by such Direct Pubco Seller pursuant to the Recapitalization and (ii) in the case of each Up-C Seller shall be the scheduled portion of such Up-C Seller’s Company Common Units, with such Up-C Seller retaining the balance of such Up-C Seller’s Company Common Units, in exchange for, on a one-for-one basis, (A) in the case of each Seller (other than any Seller so designated on the Exchange Schedule), a number of shares of Pubco Class A-1 Common Stock equal to the number of Company Common Units so contributed by such Seller and (B) in the case of any Seller so designated on the Exchange Schedule, a number of shares of Pubco Class A-2 Common Stock equal to the number of Company Common Units so contributed by such Seller, in each case upon the terms set forth in this Agreement, the Requisite Member Approval, the Closing Member Schedule and the Exchange Schedule (the “Seller Contributions”); provided, that, with respect to each Up-C Seller, the scheduled portion of such Up-C Seller’s Company Common Units to be contributed pursuant to this Section 1.01(d) shall be equal to one percent (1%) of the Company Common Units held by such Up-C Seller immediately following the Recapitalization (the “Default Contribution Percentage”).

(e) Simultaneously with the Seller Contributions, each holder of Series B Preferred Units shall contribute, assign, transfer, convey and deliver to Pubco, free and clear of all Liens (other than restrictions on transfer under securities-related Law), all of such holder’s Series B Preferred Units in exchange for a number of shares of Pubco Convertible Preferred Stock equal to the quotient of (i) the aggregate Series B Preference Amount of such holder’s Series B Preferred Units so contributed by such holder, divided by (ii) $12.00, in each case upon the terms set forth in the Series B SPA (the “Preferred Contributions”). For the avoidance of doubt, no holder of Series B Preferred Units shall, solely by virtue of holding Series B Preferred Units and participating in the Preferred Contributions, be deemed to be an Up-C Seller, a Class B Subscriber or an Exchange Party, in each case unless such holder is separately a holder of retained Company Common Units following the Recapitalization and the Seller Contributions and is so designated on the Closing Member Schedule and the Exchange Schedule. No fractional shares of Pubco Convertible Preferred Stock, or certificates or scrip representing fractional shares of Pubco Convertible Preferred Stock, will be issued upon the Preferred Contributions. Any fractional shares of Pubco Convertible Preferred Stock will be rounded down to the nearest whole number.

(f) Simultaneously with the Seller Contributions and the Preferred Contributions, each Electing Warrantholder shall contribute, assign, transfer, convey and deliver to Pubco, free and clear of all Liens (other than Liens arising under the Company A&R Operating Agreement, the Pubco Charter, the Pubco Bylaws and restrictions on transfer under securities-related Law), the Series B Warrants exercisable for the number of Company Common Units set forth opposite such holder’s name on the Exchange Schedule to Pubco, in exchange for, a Preferred Investor Warrant initially exercisable for a number of shares of Pubco Class A-1 Common Stock equal to the quotient of (i) the aggregate exercise price of such holder’s Series B Warrants so contributed by such holder, divided by $12.00 (the “Warrant Contributions”).

(g) Simultaneously with, or immediately following, the Seller Contributions, the Preferred Contributions and the Warrant Contributions, each PIPE Investor shall purchase, and Pubco shall issue and sell to such PIPE Investor, the PIPE Securities subscribed for by such PIPE Investor, free and clear of all Liens (other than restrictions on transfer under securities-related Law), in exchange for the PIPE Investment proceeds payable by such PIPE Investor, in each case in accordance with the applicable PIPE Subscription Agreement.

(h) The Purchaser shall make any payments required to be made by the Purchaser in connection with the Redemptions elected by the Purchaser Shareholders by wire of immediately available funds from the Trust Account.

(i) Pubco shall pay, or cause to be paid, all Purchaser Transaction Costs up to the Purchaser Expense Cap, to the extent such Purchaser Transaction Costs are not paid prior to the Closing, to the applicable payees, by wire of immediately available funds from the Trust Account.

(j) Pubco shall pay, or cause to be paid, all Company Transaction Costs, to the extent such Company Transaction Costs are not paid prior to the Closing, to the applicable payees as identified by the Company, by wire of immediately available funds from the Trust Account; provided, that Pubco shall pay, or cause to be paid, any amounts included in the Company Transaction Costs that represent compensation to employees of the Target Companies for payment to the applicable service provider at the time required by the applicable arrangement through the payroll system of the applicable Target Company; provided, further, that the amounts paid (or caused to be paid) by Pubco pursuant to this Section 1.01(j) shall be treated (i) first, as a contribution to capital of Purchaser and (ii) second, as a direct or indirect contribution to capital of the applicable Target Company by Purchaser.

(k) Immediately following the transactions set forth in Section 1.01(d), Section 1.01(e) and Section 1.01(f), Pubco shall contribute, assign, transfer, convey and deliver to Purchaser, free and clear of all Liens (other than Liens arising under the Company A&R Operating Agreement and restrictions on transfer under securities-related Law), (i) all of the Company Common Units received by Pubco pursuant to Section 1.01(d), (ii) all of the Series B Preferred Units received by Pubco pursuant to Section 1.01(e), and (iii) all of the Series B Warrants received by Pubco pursuant to Section 1.01(f).

(l) Immediately following the transactions set forth in Section 1.01(d) and Section 1.01(e), Pubco shall contribute to Purchaser all remaining Available Purchaser Closing Cash held by Pubco (after payment of all applicable Purchaser Transaction Costs and Company Transaction Costs to be paid at the Closing pursuant to Section 1.01(i) and Section 1.01(j)).

(m) Immediately following the transactions described in Section 1.01(l), Purchaser shall contribute to the Company an amount in cash equal to the remaining Available Purchaser Closing Cash contributed to Purchaser by Pubco pursuant to Section 1.01(l) (such contributions from Purchaser to the Company, the “Closing Date Cash Contributions”), in exchange for (x) a number of additional Company Common Units and (y) a number of additional Series B Preferred Units, in each case as set forth on the Closing Member Schedule and on the Exchange Schedule. The Closing Date Cash Contributions, together with the amounts treated as contributions to capital of the Company pursuant to Section 1.01(j) are referred to herein as the “Closing Contributions”.

(n) Simultaneously with or immediately after the Seller Contributions, Pubco shall issue and sell to each Up-C Seller, and each such Up-C Seller shall purchase from Pubco, free and clear of all Liens (other than Liens arising under the Pubco Organizational Documents (in each case, at and following the Closing) or restrictions on transfer under any securities-related Law), (i) in the case of each such Up-C Seller (other than any Up-C Seller so designated on the Exchange Schedule), a number of shares of Pubco Class B-1 Common Stock equal to the number of Company Common Units retained by such Up-C Seller following the Seller Contributions and (ii) in the case of any Up-C Seller so designated on the Exchange Schedule, a number of shares of Pubco Class B-2 Common Stock equal to the number of Company Common Units retained by such Up-C Seller following the Seller Contributions, in each case as set forth on the Closing Member Schedule and the Exchange Schedule, in exchange for the payment to Pubco by each such Up-C Seller of adequate consideration (in each case, not to exceed a per-share price equal to the par value per share of the Pubco Class B-1 Common Stock or the Pubco Class B-2 Common Stock, as applicable), in each case as such consideration amount is set forth in the Seller Class B Subscription Agreement (the “Seller Subscription Amount”). For the avoidance of doubt, (x) the aggregate consideration to be received in respect of the Transactions by the Sellers shall be equal to (and in no event shall exceed) the Aggregate Consideration, and the paired non-economic voting shares of Pubco Class B-1 Common Stock and Pubco Class B-2 Common Stock purchased by Up-C Sellers pursuant to this Section 1.01(n) shall not constitute Aggregate Consideration, and (y) no Direct Pubco Seller shall purchase or receive any Pubco Class B-1 Common Stock or Pubco Class B-2 Common Stock in connection with the Transactions, and no Direct Pubco Seller shall be an Exchange Party or retain any Company Common Units. The aggregate number of Company Common Units, Series B Preferred Units and the number of Company Common Units issuable upon exercise of the Series B Warrants (and the exercise price per Common Unit of such Series B Warrants) held by Purchaser following the foregoing transactions shall mirror the aggregate number of shares of Pubco Class A-1 Common Stock and Pubco Class A-2 Common Stock, the aggregate number of shares of Pubco Convertible Preferred Stock and the aggregate number of shares of Pubco Class A-1 Common Stock issuable upon exercise of the Preferred Investor Warrants (and the exercise price per share of Pubco Class A-1 Common Stock of such Preferred Investor Warrants), respectively, issued and outstanding immediately following the Closing.

(o) Simultaneously with the Closing, (i) the Up-C Sellers, the Company, Purchaser and Pubco shall execute and deliver the Company A&R Operating Agreement, (ii) the Company, Purchaser, Pubco and each Person designated on the Closing Member Schedule as a Participating TRA Holder shall execute and deliver the Tax Receivable Agreement, and (iii) the Parties shall execute and deliver, and the Parties shall cause to be executed and delivered, each other Ancillary Document required by this Agreement to be executed and delivered at or in connection with the Closing.

Section 1.02 Effective Time of the Merger. On the terms and subject to the conditions set forth herein, on the Closing Date, Purchaser, Merger Sub and Pubco shall cause the Merger to be consummated by filing a certificate of merger in the form to be agreed by the Purchaser and the Company (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as may be specified in the Certificate of Merger and agreed in writing by the Purchaser and the Company (such time, the “Merger Effective Time”).

Section 1.03 Effects of the Merger. On the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, at the Merger Effective Time, by virtue of the Merger and without any further action on the part of any Party or the holders of any securities of Purchaser, the following shall occur:

(a) Each share of Domesticated Purchaser Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time (other than any shares described in Section 1.03(c)) shall automatically be cancelled and extinguished and converted into the right to receive one share of Pubco Class A-1 Common Stock, following which all such shares of Domesticated Purchaser Class A Common Stock shall cease to be outstanding and shall cease to exist by virtue of the Merger and without any further action on the part of any Party or the holders thereof. Each former holder of Domesticated Purchaser Class A Common Stock immediately prior to the Merger Effective Time shall cease to have any rights with respect thereto, except the right to receive the shares of Pubco Class A-1 Common Stock issuable in respect thereof in accordance with this Section 1.03(a).

(b) Each Domesticated Purchaser Warrant issued and outstanding immediately prior to the Merger Effective Time shall automatically be assumed by Pubco and shall thereafter, by virtue of the Merger and without any further action on the part of any Party or the holders thereof, constitute a Pubco Warrant, and the rights and obligations of Purchaser under the Warrant Agreement shall be irrevocably assigned to, and assumed by, Pubco pursuant to the Warrant Assumption Agreement.

(c) Any shares of Domesticated Purchaser Class A Common Stock or other capital stock of Purchaser that are owned, immediately prior to the Merger Effective Time, by Purchaser (including as treasury shares), Pubco or Merger Sub shall automatically be cancelled, retired and cease to exist, without any conversion thereof or payment therefor.

(d) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall automatically be converted into one validly issued, fully paid and non-assessable share of common stock of Purchaser (as the surviving corporation in the Merger), which shares shall, immediately following the Merger Effective Time, constitute the only outstanding shares of capital stock of Purchaser and shall be held by Pubco, with the result that Purchaser shall continue as the surviving corporation in the Merger and as a direct, wholly owned Subsidiary of Pubco.

(e) From and after the Merger Effective Time, each certificate (or book-entry position) previously evidencing Domesticated Purchaser Class A Common Stock (other than any shares described in Section 1.03(c)) shall represent only the right to receive the shares of Pubco Class A-1 Common Stock issuable in respect thereof pursuant to Section 1.03(a), and shall be exchanged for such Pubco Class A-1 Common Stock (in book-entry form or, if requested, by certificate) upon the surrender of such certificate or the delivery of customary instructions, in each case in accordance with reasonable and customary exchange-agent procedures established by Pubco and reasonably acceptable to the Company. If any certificate (or book-entry position) for Pubco Class A-1 Common Stock is to be issued in a name other than that in which the corresponding Domesticated Purchaser Class A Common Stock is registered, it shall be a condition of the issuance thereof that the certificate or position so surrendered shall be properly endorsed or accompanied by an appropriate instrument of transfer in proper form and that the Person requesting such issuance shall have paid to Pubco (or any agent designated by it) any transfer or other Taxes required by reason of the issuance to a Person other than the registered holder, or established to the satisfaction of Pubco that such Tax has been paid or is not payable.

(f) Notwithstanding anything to the contrary in this Section 1.03, none of Pubco, Purchaser, Merger Sub, or any other Party shall be liable to any Person for any amount properly paid or delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) At the Merger Effective Time, the effects of the Merger shall be as set forth herein and in the applicable provisions of the DGCL, and, without limiting the generality of the foregoing and subject thereto, all of the property, rights, privileges, powers and franchises of Merger Sub shall vest in Purchaser as the surviving corporation, and all debts, liabilities, duties and obligations of Merger Sub shall become the debts, liabilities, duties and obligations of Purchaser as the surviving corporation.

(h) At the Merger Effective Time, (i) the certificate of incorporation of Purchaser in effect immediately prior to the Merger Effective Time shall be amended and restated to read in the form to be agreed by the Purchaser and the Company prior to the Closing, and as so amended and restated shall be the certificate of incorporation of Purchaser (as the surviving corporation) until thereafter further amended in accordance with applicable Law and the terms of such certificate of incorporation, (ii) the bylaws of Merger Sub immediately prior to the Merger Effective Time shall be the bylaws of Purchaser (as the surviving corporation) until thereafter amended in accordance with applicable Law, such bylaws and the certificate of incorporation of the surviving corporation, and (iii) the initial directors and officers of Purchaser (as the surviving corporation) shall be designated by the Company, in each case until their respective successors are duly elected, designated or appointed and qualified in accordance with applicable Law and the certificate of incorporation and bylaws of the surviving corporation, or until their earlier death, resignation or removal.

Section 1.04 No Fractional Shares. No fractional shares of Pubco Class A-1 Common Stock, or certificates or scrip representing fractional shares of Pubco Class A-1 Common Stock, will be issued upon the conversion of the Domesticated Purchaser Class A Common Stock pursuant to the Merger, and any such fractional shares or interests therein will not entitle the owner thereof to vote or to any rights of a stockholder of Pubco. Any fractional shares of Pubco Class A-1 Common Stock will be rounded down to the nearest whole number.

Section 1.05 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, the Purchaser, Pubco, Merger Sub, the Company and their respective Affiliates, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, that if the Purchaser, Pubco, Merger Sub or the Company determines that any payment hereunder (other than any compensatory payments to be made pursuant to this Agreement) is subject to deduction and/or withholding, then such Person shall use commercially reasonable efforts to provide notice to the Person in respect of whom such amounts are intended to be deducted or withheld as soon as reasonably practicable after such determination and shall use commercially reasonable efforts to provide the payment recipient with reasonable opportunity to provide any forms or other documentation and otherwise reasonably cooperate with the relevant Parties in good faith to avoid or minimize such deduction or withholding. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. In the case of any such payment payable to employees of the Target Companies in connection with the Transactions contemplated hereby that is treated as compensation, the relevant Parties shall cooperate to pay such amounts through the applicable Target Company’s payroll to facilitate applicable withholding.

Section 1.06 Further Assurances. From time to time after the Closing Date, upon the reasonable written request of any Party, each Party shall execute, acknowledge and deliver such further instruments and documents, and take such additional action, to effect, consummate, confirm or evidence the Transactions and carry out the purpose of this Agreement.

Article II

Closing

Section 2.01 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the Transactions (other than the transactions contemplated by this Agreement that by their nature are to be satisfied prior to the Closing) (the “Closing”) shall take place by electronic exchange of documents and signatures at a time and date to be specified in writing by the Parties, which date shall be no later than the third (3rd) Business Day after all the Closing conditions in Article VIII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other date, time or place (including remotely) as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Section 2.02 Closing Documents. Two (2) Business Days prior to the Closing, the Company shall deliver to Pubco the final schedule (the “Exchange Schedule”) identifying (i) for each Seller, the number of Company Common Units to be contributed to Pubco pursuant to the Seller Contributions and the corresponding number of shares of Pubco Class A-1 Common Stock or Pubco Class A-2 Common Stock, as applicable, to be issued to such Seller, (ii) for each holder of Series B Preferred Units, the number of Series B Preferred Units to be contributed to Pubco pursuant to the Preferred Contributions and the corresponding number of shares of Pubco Convertible Preferred Stock to be issued to such holder, (iii) for each Electing Warrantholder, the number of Series B Warrants to be contributed to Pubco pursuant to the Warrant Contributions and the corresponding number of Preferred Investor Warrants to be issued to such holder, and (iv) the additional Company Common Units and Series B Preferred Units to be issued by the Company to Purchaser in respect of the Closing Date Cash Contributions, in each case consistent with Section 1.01 and the Closing Member Schedule.

Article III

Representations and Warranties of the Company

Except as set forth in the disclosure letter dated as of the date of this Agreement delivered by the Company to the Purchaser Parties (the “Company Disclosure Letter”) prior to or in connection with the execution and delivery of this Agreement, the Company hereby represents and warrants to the Purchaser Parties, as of the date hereof and as of the Closing, as follows:

Section 3.01 Organization and Standing. The Company is a Delaware limited liability company duly formed, validly existing and in good standing under the Delaware Limited Liability Company Act and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as would not be material to the Target Companies, taken as a whole. Each Subsidiary of the Company is a corporation, limited liability company or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as would not be material to the Target Companies, taken as a whole. Each Subsidiary of the Company is duly qualified or licensed and in good standing in the jurisdiction in which it is formed or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing (i) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (ii) can be cured without material cost or expense. The Company has provided to the Purchaser accurate and complete copies of the Target Companies’ Organizational Documents, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents.

Section 3.02 Authorization; Binding Agreement. Subject to the receipt of the Requisite Member Approval and the consents and other approvals described in Section 3.05, the Company has all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of managers in accordance with its Organizational Documents and (b) other than the Requisite Member Approval, no other proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of managers, by resolutions duly adopted, has (i) determined that this Agreement and the Transactions are advisable, fair to, and in the best interests of, the Company and its members, (ii) approved this Agreement and the Transactions, (iii) directed that this Agreement be submitted to its members for adoption and (iv) recommended that its members adopt this Agreement.

Section 3.03 Capitalization.

(a) Set forth on Section 3.03(a) of the Company Disclosure Letter is a true, correct and complete list of each record holder of Company Units or any other equity interests of the Company, including the Series B Preferred Units, the Incentive Units, the Management Incentive Units, the UARs and the Company Warrants, and the number and class or series of Company Units or such other equity interests held by each such holder as of the date hereof. Other than such Company Units and equity interests, including the Series B Preferred Units, the Incentive Units, the Management Incentive Units, the UARs and the Company Warrants, set forth on Section 3.03(a) of the Company Disclosure Letter, the Company does not have any other issued or outstanding membership or other equity interests.

(b) Prior to giving effect to the Transactions (but after giving effect to the Recapitalization), all of the equity securities in the Company (other than the Series B Preferred Units and Series B Warrants owned by the Series B Investors) will be owned by the Sellers free and clear of any Liens other than those imposed under the Company Organizational Documents, applicable securities Laws, Permitted Liens or as set forth on Section 3.03(b)(i) of the Company Disclosure Letter. All of the issued and outstanding Company Units have been duly authorized and validly issued in accordance with applicable Laws, including applicable securities Law, and the Company Organizational Documents, and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, except where such violation or failure would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole. Except as set forth on Section 3.03(b)(ii) of the Company Disclosure Letter, there are no preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its members is a party or bound relating to any membership interests or other equity securities of the Company, whether or not outstanding. Except with respect to the Incentive Units, Management Incentive Units, UARs and Company Warrants, there are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. There are no voting trusts, proxies, member agreements or other agreements or understandings with respect to the voting of the Company’s equity interests, other than the Company’s Organizational Documents, the Investors’ Rights Agreement, the ROFR/Co-Sale Agreement and the Member Support Agreement. Except as set forth in the Organizational Documents of the Target Companies, the Investors’ Rights Agreement and the ROFR/Co-Sale Agreement, there are no outstanding contractual obligations of the Target Companies to repurchase, redeem or otherwise acquire any equity interests or securities of such Target Company, nor has any Target Company granted any registration rights to any Person with respect to such Target Companies’ equity securities. All of the Target Companies’ securities have been granted, offered, sold and issued in compliance with applicable securities Laws. Each Incentive Unit, Management Incentive Unit and UAR was validly granted or issued and properly approved by the Company’s board of managers (or appropriate committee thereof) in accordance with the terms of the Management Incentive Plan or the UAR Plan, as applicable. Each Incentive Unit and Management Incentive Unit was granted with a threshold value, hurdle amount or similar economic threshold intended to be no less than the fair market value of the equity capital of the Company on the date of grant, in each case as determined in accordance with the safe-harbor principles of Internal Revenue Service Revenue Procedure 93-27 and Revenue Procedure 2001-43 (or any successor guidance thereto) for treatment as a “profits interest” for U.S. federal income tax purposes. Each UAR has been granted and is administered in compliance with Section 409A of the Code or an applicable exemption thereunder. To the Company’s Knowledge, each recipient of an Incentive Unit and/or Management Incentive Unit timely filed an election under Section 83(b) of the Code.

(c) Except as provided for in this Agreement or with respect to the Incentive Units,Management Incentive Units, UARs and Company Warrants, as a result of the consummation of the Transactions, no equity interests, warrants, options or other securities of the Target Companies are issuable and no rights in connection with any equity interests, warrants, options or other securities of the Target Companies accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

Section 3.04 Subsidiaries. Section 3.04 of the Company Disclosure Letter sets forth the names of the Company’s direct and indirect Subsidiaries, and with respect to each Subsidiary (a) its jurisdiction of incorporation or organization, (b) all names other than its legal name under which such Subsidiary does business, as applicable, (c) its authorized shares or other equity interests (if applicable) and (d) the number of issued and outstanding shares or other equity interests of such Subsidiary and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, and, where such concepts are applicable, fully paid and non-assessable, and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Target Companies free and clear of all Liens other than those imposed under such Subsidiaries’ Organizational Documents, applicable securities Laws, Permitted Liens or as set forth on Section 3.04 of the Company Disclosure Letter.

Section 3.05 No Conflict; Governmental Consents and Filings.

(a) Except as otherwise described in Section 3.05(a) of the Company Disclosure Letter, subject to the receipt of the Requisite Member Approval and the consents, approvals, authorizations and other requirements set forth in Section 3.05(a) of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the other Ancillary Documents to which the Company is a party and the consummation by the Company of the Transactions does not and will not: (i) violate any provision of, or result in the breach of, any applicable Law to which the Company is subject or by which any property or asset of any Target Company is bound; (ii) conflict with or violate the Organizational Documents of any Target Company; (iii) violate any provision of or result in a breach, default or acceleration of, require a consent under, or create any right to payment under any Company Material Contract or Material Current Government Contract, or terminate or result in the termination of any Company Material Contract or Material Current Government Contract, or result in the creation of any Lien (other than a Permitted Lien) under any Company Material Contract or Material Current Government Contract upon any of the properties or assets of any Target Company, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien (other than a Permitted Lien); or (iv) result in a violation or revocation of any required Consents, except to the extent that the occurrence of any of the foregoing items set forth in clauses (i), (iii) or (iv) would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions or reasonably be expected to have a Company Material Adverse Effect.

(b) Assuming the truth and completeness of the representations and warranties of the Purchaser contained in this Agreement, no consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement, any of the other Ancillary Documents to which it is a party or the consummation by the Company of the Transactions, except for: (i) any consents, notices, approvals, authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) compliance with any applicable requirements of the securities Laws; and (iii) as otherwise disclosed on Section 3.05(b) of the Company Disclosure Letter.

Section 3.06 Financial Statements.

(a) The Company has provided to the Purchaser draft financial statements of the Target Companies, consisting of the draft balance sheet and the related draft income statement of the Target Companies as of and for the fiscal year ended December 31, 2025 (the “Company Financials”). The Company Financials were derived from the books and records of the Target Companies. The Company Financials are preliminary in nature and are being provided solely for informational purposes; accordingly, the Company Financials may differ materially from the Audited Financial Statements to be delivered pursuant to Section 7.04. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) The Company Financials are draft financial statements that were not prepared in accordance with GAAP and are subject to revision. The Audited Financial Statements and the Updated Interim Financial Statements to be delivered pursuant to Section 7.04 shall supersede the Company Financials in all respects, and the representations and warranties set forth in this Section 3.06 (other than Section 3.06(a)) shall apply to such Audited Financial Statements and Updated Interim Financial Statements upon delivery thereof as set forth in Section 7.04.

(c) The Target Companies have established and maintain a system of internal controls. Such internal controls are designed to provide reasonable assurance that (i) transactions are executed in all material respects in accordance with management’s authorization and (ii) transactions are recorded as necessary to permit preparation of future financial statements and to maintain accountability for each Target Company’s assets.

(d) The Company has not identified in writing and has not received written notice from an independent auditor of (x) any significant deficiency or material weakness in the system of internal controls utilized by the Company (other than a significant deficiency or material weakness that has been previously disclosed in writing to the Purchaser and is set forth on Section 3.06(d) of the Company Disclosure Letter), (y) any material fraud that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal controls over financial reporting utilized by the Company, or (z) any claim or allegation regarding any of the foregoing.

(e) There are no outstanding loans or other extensions of credit made by any Target Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(f) The Target Companies do not have any Indebtedness for borrowed money.

Section 3.07 Undisclosed Liabilities. There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of any Target Company of a type required to be reflected or reserved for on a balance sheet, except for liabilities, debts and obligations: (a) provided for in, or otherwise reflected or reserved for on the Company Financials or disclosed in the notes thereto; (b) that have arisen since the date of the most recent balance sheet included in the Company Financials in the ordinary course of the operation of business of the Target Companies; (c) arising under this Agreement and/or incurred in connection with the Transactions; or (d) which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.08 Absence of Certain Changes. Except as set forth on Section 3.08 of the Company Disclosure Letter, and for activities conducted in connection with this Agreement and the transactions contemplated hereby, since January 1, 2025 through the date of this Agreement, (a) there has not been any Company Material Adverse Effect and (b) each Target Company (i) has conducted its business in the ordinary course of business consistent with past practice and (ii) has not taken any action or committed or agreed to take any action that, if taken after the date hereof, would be prohibited by Section 7.02(b).

Section 3.09  Compliance with Laws.

(a) Each Target Company has, since its inception, complied with, and is not currently in violation of, any applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and are not reasonably likely to be material to the Target Companies, taken as a whole. No written notice of non-compliance with any applicable Law has been received by any Target Company since its inception.

(b) Each Target Company is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders, or other Consents from Governmental Authorities necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such approvals would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole.

Section 3.10 Government Contracts.

(a) Section 3.10 of the Company Disclosure Letter sets forth a list of each Government Contract currently in effect or which has not been closed out as of the date hereof that involves aggregate payments to the Target Companies that are reasonably expected to be in excess of $250,000 (each, a “Material Current Government Contract”). Each Material Current Government Contract was legally awarded to the Target Companies, as applicable. Except as would not reasonably be expected to be material to the Target Companies, taken as a whole, all Material Current Government Contracts are legal, valid and binding obligations of the Target Companies party thereto and are in full force and effect and enforceable against the Target Companies party thereto in accordance with their respective terms, subject, in each case, to the Enforceability Exceptions.

(b) With respect to each Material Current Government Contract (i) there are no audits (other than routine audits), completed or underway, by any Governmental Authority that recommend that the Target Companies make any payments to a Governmental Authority, (ii) all representations and certifications executed by the Target Companies pertaining to such Material Current Government Contract were complete and correct in all material respects as of their effective date, (iii) the Target Companies have not submitted any certified cost or pricing data that was not current, accurate or complete in all material respects as of the certification date in connection with any Material Current Government Contract or Government Bid, (iv) there is no suspension, stop work order, cure notice, or show cause notice in effect for any Material Current Government Contract, and (v) none of the Target Companies have been assessed any material penalties, credits or other similar contractual offsets pursuant to any performance-based Material Current Government Contract that contains service level arrangements. Since June 1, 2021, (A) none of the Target Companies’ Material Current Government Contracts has been terminated for default, (B) the Target Companies have not received any written or, to the Company’s Knowledge, oral notice terminating any of the Material Current Government Contracts for convenience or indicating an intention to terminate any of the Material Current Government Contracts for convenience, and (C) no stop work order, show cause notices, or cure notices were issued to the Target Companies with respect to any Material Current Government Contract.

(c) The Target Companies have complied in all material respects with all terms and conditions of each Government Contract, and have complied in all material respects with the requirements of any Law pertaining to each Government Contract or Government Bid (or in any certificate, statement, list, schedule or other document submitted or furnished in connection with the foregoing), including (as applicable) the Truthful Cost or Pricing Data Act (formerly known as the Truth in Negotiations Act) of 1962, as amended, the Service Contract Act of 1963, as amended, (the “Service Contract Act”), the Office of Federal Procurement Policy Act, as amended, the Federal Acquisition Regulation (the “FAR”) and any applicable agency supplement thereto, the Cost Accounting Standards, the Criminal False Statements Act, Civil False Claims Act, Laws relating to bribes, kickbacks, lobbying expenditures, political contributions and contingent fee payments, and any other applicable procurement Law. Neither any Governmental Authority nor any prime contractor or higher-tier subcontractor under a Material Current Government Contract, has notified the Target Companies in writing or, to the Company’s Knowledge, orally of any actual or alleged material violation or breach of any term or condition of a Material Current Government Contract, or of any actual or alleged violation of any Law applicable to a Material Current Government Contract.

(d) Since June 1, 2021, there has been no (A) to the Company’s Knowledge, civil fraud or criminal investigation of the Target Companies by any Governmental Authority, (B) indictment or information filed against any Target Company by any Governmental Authority, or (C) contracting officer’s final decision or Legal Proceeding by which any Governmental Authority claims that any Target Company is liable to a Governmental Authority.

(e) (A) Neither the Target Companies, nor any “Principal” (as defined in FAR 52.209-5) of the Target Companies, has been suspended, debarred, proposed for suspension or debarment or declared ineligible for the award of any Government Contract, or the subject of a finding of noncompliance, non-responsibility or ineligibility for contracting with any Governmental Authority, and (B) since June 1, 2021, to the Company’s Knowledge the Target Companies have conducted their operations in compliance in all material respects with applicable requirements of Law pertaining to Material Current Government Contracts, and the Target Companies have not received any determination of noncompliance (except for routine matters relating to routine audits all of which have been fully resolved), or entered into any consent order.

(f) There are (A) no outstanding claims against the Target Companies, either by a Governmental Authority or by any prime contractor or higher-tiered subcontractor arising under or relating to any Material Current Government Contract or Government Bid, and (B) no outstanding disputes between the Target Companies on the one hand, and any Governmental Authority on the other hand, under the Contract Disputes Act or any other Federal statute or between the Target Companies on the one hand, and any prime contractor or higher-tiered subcontractor on the other hand, arising under or relating to any such Material Current Government Contract or Government Bid. The Target Companies have no interest in any pending or, to the Company’s Knowledge, any potential claim under the Contract Disputes Act against the U.S. Government or any prime contractor, subcontractor or vendor arising under or relating to any Material Current Government Contract or Government Bid; and no money due to the Target Companies pertaining to any such Material Current Government Contract has been withheld or set off other than in accordance with the withholding provisions of any such Material Current Government Contract. The Target Companies have no interest in any pending or, to the Company’s Knowledge, potential requests for equitable adjustment against a Governmental Authority or against any prime contractor or subcontractor arising under any Material Current Government Contract, except for routine demands for payment.

(g) With respect to all Material Current Government Contracts identified or required to be identified in Section 3.10 of the Company Disclosure Letter:

(i) the Target Companies have not assigned, granted a security interest in, or otherwise conveyed or transferred to any Person any account receivable or other right of the Company arising thereunder;

(ii) the Target Companies are not subject to any forward pricing rate agreements in accordance with FAR Subpart 15.407-3 or Subpart 42.17; and,

(iii) the Target Companies are not using any Intellectual Property developed under any Material Current Government Contract for purposes outside of the scope of such Material Current Government Contract without having validly obtained any necessary prior permission of the Governmental Authority involved.

(iv) Since June 1, 2021, the Target Companies have not made any disclosure to a Governmental Authority, an Inspector General of an agency, department or branch of the U.S. Government, or a Contracting Officer (as defined in FAR 2.101) in connection with the Target Companies’ performance of any Material Current Government Contract under FAR Subpart 3.1003 or FAR 52.203-13.

(h) The Target Companies possess all facility security clearances and access authorizations necessary to perform the Material Current Government Contracts and, to the Company’s Knowledge, the Company’s subcontractor(s) and independent contractor(s) under the Material Current Government Contracts possess all necessary security clearances to perform such Material Current Government Contracts, and all requisite security clearances and facility security clearances are valid and in full force and effect. The Target Companies are in compliance in all applicable material respects with all national security obligations, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (February 28, 2006) and 32 CFR Part 117 and related security regulations. Since June 1, 2021, neither the Defense Counterintelligence and Security Agency (“DCSA”) nor any other Governmental Authority has issued any written adverse findings or determinations relating to the Target Companies with respect to the handling of classified or sensitive information. Since June 1, 2021, the Target Companies’ facilities are, and at all times have been, operated in a manner that is not less than “Satisfactory” in respect of the DCSA’s facility security clearance requirements.  Without limiting the foregoing, such Target Companies’ facilities have not received less than a “Satisfactory” rating from the DCSA as the result of any DCSA facility security clearance review.

(i) The Target Companies have not represented themselves as having 8(a), small business, small disadvantaged business, historically underutilized business zone small business, women owned small business, veteran-owned small business or service-disabled veteran-owned small business status and/or other preferential status (“Preferred Business Status”) in connection with any Material Current Government Contracts listed in Section 3.10 of the Company Disclosure Letter or pending Government Bids.  No pending Government Bid is predicated on the Target Companies having Preferred Business Status.

(j) The Target Companies have not performed any activities under any Material Current Government Contract that has created, or would create or result in the Target Companies having, an Organizational Conflict of Interest (“OCI”) as defined in FAR subpart 9.5. The Target Companies have not received written or, to the Company’s Knowledge, oral notice of an actual, apparent, or potential OCI, and to the Company’s Knowledge there are no facts that could reasonably be expected to result in an OCI as a result of or arising from execution of this Agreement.

(k) There are no actions, irregularities, misstatements, or omissions relating to any Material Current Government Contract or Government Bid that have led to (i) any administrative, civil, or criminal litigation, complaint, indictment or, to the Company’s Knowledge, investigation of the Company or any of their Principals owners, officers, directors, employees, consultants, agents, or representatives; (ii) the recoupment of any payments previously made to the Target Companies by a Governmental Authority (other than routine reconciliations of payments); or (iii) the assessment of any penalties against the Target Companies, arising out of such actions, irregularities, misstatements, or omissions. Since June 1, 2021, the Target Companies have not received any written document requests, subpoenas, search warrants or civil investigative demands addressed to or requesting information involving the Company or any of its Principals, owners, officers, directors, employees, affiliates, agents, or representatives in connection with or related to any Material Current Government Contract or Government Bid.

(l) The Target Companies have not received a written adverse or negative past performance evaluation or rating, including below “Satisfactory,” with respect to any Material Current Government Contract since June 1, 2023.

(m) Except as otherwise described in Section 3.14(i)(a) of the Company Disclosure Letter, the Target Companies have not provided technical data, Software, or Owned Intellectual Property to any Governmental Authority or other Person, in connection with a Material Current Government Contract or Government Bid, in any manner that gives such Governmental Authority or other Person any rights in such technical data, Software, or Owned Intellectual Property greater than or different from “restricted rights” or “limited rights,” as such terms are defined in the FAR and applicable agency FAR supplements. In each case in which the Target Companies have delivered or otherwise provided any technical data, computer Software, or Owned Intellectual Property to any Governmental Authority or other Person in connection with any Material Current Government Contract or Government Bid, the Company marked such technical data, Software, or Owned Intellectual Property with all markings and legends (including any “restricted rights” or “limited rights” legend) necessary (under the FAR or other Laws) to preclude a Governmental Authority or other Person from acquiring any government purpose or unlimited rights with respect to such technical data, Software or Owned Intellectual Property.

(n) Since June 1, 2021, to the Company’s Knowledge, each Government Bid, including the Target Companies’ responses to requests for information, requests for proposals, statements of work, and the Target Companies’ marketing materials, technical capability statements, and all other written or electronic materials or information provided or made available by or on behalf of the Target Companies to any Governmental Authority, including any prime or higher-tier contractor, or other Person in connection with any Government Bid, were, as of the time made or submitted, true, complete and correct in all material respects and did not contain any untrue statement of a material fact or omit to state a material fact, including, but not limited to, with regard to the Target Companies’ qualifications and the qualifications of key personnel, employees, agents, and contractors.

Section 3.11 Company Permits. Each Target Company holds all material Permits required to own, lease and operate its assets and properties, including all material Permits required under Environmental Law (collectively, the “Company Permits”). Section 3.11 of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Permits held by the Target Companies. Each Company Permit is in full force and effect and each Target Company has taken all actions necessary for the timely renewal of each Company Permit. To the Company’s Knowledge, each Company Permit will, upon its termination or expiration, be timely renewed or reissued upon terms and conditions substantially similar to its existing terms and conditions, and there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened that seek the revocation, cancellation, limitation, suspension, restriction, adverse modification or termination of any Company Permit. No Target Company is in material default or violation of any Company Permit applicable to such Target Company.

Section 3.12 Litigation. Except as described on Section 3.12 of the Company Disclosure Letter, there are no (a) Legal Proceedings of any nature currently pending or, to the Company’s Knowledge, threatened, against any Target Company or any of its properties or assets, or any of the directors or officers of any Target Company with regard to their actions as such; (b) to the Knowledge of the Company, pending or threatened audits, examinations or investigations by any Governmental Authority against any Target Company; (c) pending or written threatened Legal Proceedings by any Target Company against any third party; (d) settlements or similar agreements that impose any material ongoing obligations or restrictions on any Target Company; or (e) Orders imposed or, to the Knowledge of the Company, threatened to be imposed upon any Target Company or any of their respective properties or assets, or any of the directors or officers of any Target Company with regard to their actions as such.

Section 3.13 Material Contracts.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Contracts described in clauses (i) through (xvii) below, other than the Company Benefit Plans, to which, as of the date of this Agreement, any Target Company is a party or by which any Target Company, or any of its properties or assets, are bound or affected (each Contract required to be set forth on Section 3.13(a) of the Company Disclosure Letter, a “Company Material Contract”). True, correct and complete copies of the Company Material Contracts, including amendments thereto, have been delivered or made available to the Purchaser. The Company Material Contracts include:

(i) each Contract that contains covenants that limit the ability of any Target Company (or purports to bind any Affiliate thereof) (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses, or (B) to purchase or acquire an interest in any other Person;

(ii) each joint venture Contract, profit-sharing agreement, partnership, limited liability company agreement with a third party or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) all Contracts that involve any exchange-traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) all Contracts that involve the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $250,000 (other than in the ordinary course of business consistent with past practice), or shares or other equity interests of any Target Company or another Person;

(v) each Contract for the acquisition of any Person or any business division thereof or the disposition of any material assets of any Target Company (other than in the ordinary course of business), in each case whether by merger, purchase or sale of stock or assets or otherwise (other than Contracts for the purchase or sale of inventory or supplies entered into in the ordinary course of business), occurring in the last three (3) years and/or relating to pending or future acquisitions or dispositions, in each case involving aggregate payments in excess of $250,000;

(vi) each obligation to make payments in excess of $500,000, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(vii) each lease, rental agreement, installment or conditional sale agreement, or other Contract that, in each case, (A) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any Personal Property and (B) involves aggregate annual payments in excess of $50,000 for agreements related to real property and $750,000 for agreements related to Personal Property;

(viii) each Contract that, by its terms, individually or together with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $500,000 per year or $2,500,000 in the aggregate;

(ix) all Contracts with any Top Customer or Top Supplier (other than purchase orders, invoices, statements of work and non-disclosure or similar agreements entered into in the ordinary course of business consistent with past practice that do not contain any material terms relating to the Contract underlying the applicable Top Customer or Top Supplier relationship);

(x) any collective bargaining (or similar) agreement or Contract between any Target Company, on the one hand, and any labor union or other body representing employees of such Target Company, on the other hand;

(xi) all Contracts that obligate the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $500,000;

(xii) any Contract that is between any Target Company and any directors, officers or employees of a Target Company that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the Transactions (other than grant agreements under the Management Incentive Plan or the UAR Plan);

(xiii) any Contract that obligates the Target Companies to make any capital commitment or expenditure in excess of $500,000 (including pursuant to any joint venture);

(xiv) all Contracts that relate to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations) in excess of $500,000;

(xv) any Contract (A) which contains any assignment or license of, or any covenant not to assert or enforce, any Owned Intellectual Property material to the business of any Target Company; (B) pursuant to which any Owned Intellectual Property material to the business of any Target Company is or was developed by, with or for any Target Company; (C) pursuant to which any Target Company is restricted in any material respect from using any material Owned Intellectual Property or (D) pursuant to which any of the Target Companies either (1) grants to a third Person (I) a license, immunity or other right in or to any Owned Intellectual Property material to the business of any Target Company or (II) an exclusive license, immunity or other right in or to any Owned Intellectual Property, or (2) is granted by a third Person a license, immunity or other right in or to any Intellectual Property or IT Assets material to the business of any Target Company, provided, however, that none of the following shall be required to be set forth on Section 3.13(a)(xiv) of the Company Disclosure Letter but shall constitute Company Material Contracts if they otherwise qualify: (w) non-exclusive licenses of Owned Intellectual Property granted to suppliers, customers or end users in the ordinary course of business consistent with past practice; (x) licenses of Open Source Software that will not require any Copyleft Action to be taken; (y) Contracts with respect to Off-the-Shelf Software; and (z) invention-assignment and confidentiality agreements with employees and contractors on standard forms without material deviations or exceptions, entered into in the ordinary course of business consistent with past practice, and made available to the Purchaser (collectively, the types of Contracts referenced in clauses (w) through (z), the “Standard Contracts”);

(xvi) all Contracts involving transactions with an Affiliate of any Target Company (other than employment agreements, employee confidentiality and invention-assignment agreements, equity or incentive equity documents and Organizational Documents); and

(xvii) each Contract that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company were the registrant.

(xviii) all Contracts creating or otherwise relating to outstanding Indebtedness for borrowed money.

(b) Except for any Company Material Contract that is terminated or expires following the date hereof in accordance with its terms, each Company Material Contract is valid, binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). Except as would not reasonably be expected to be material to the Target Companies, taken as a whole, except for any Company Material Contract that is terminated or expires following the date hereof in accordance with its terms, and except as otherwise disclosed in Section 3.13(b) of the Company Disclosure Letter, with respect to each Company Material Contract: (i) no Target Company is in breach of or default under, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach of or default under by any Target Company, or permit termination or acceleration by the other party thereto, such Company Material Contract; (ii) no party to any Company Material Contract has given any written notice of any such breach, default or event described in clause (i); and (iii) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect.

Section 3.14  Intellectual Property.

(a) Section 3.14(a) of the Company Disclosure Letter sets forth a true, accurate and complete list of all: (i) registered or issued Intellectual Property and applications for registration of Intellectual Property, and (ii) material unregistered Intellectual Property (including material Company Software), in each case of (i) and (ii), owned (whether exclusively, jointly with another Person or otherwise) or licensed by a Target Company or otherwise used or held for use by a Target Company, or, as applicable, filed by a Target Company, in which a Target Company has or purports to have an exclusive interest of any nature, specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates (collectively, the “Company Registered IP”). Each item of Company Registered IP is subsisting, and to the Knowledge of the Company, valid and enforceable (subject to registration or issuance requirements for enforcement), and has not (1) been adjudged by a court of competent jurisdiction to be invalid or unenforceable in whole or in part, or (2) challenged in any interference, opposition, reissue, reexamination, revocation or equivalent proceeding, and no such proceeding has been threatened in writing with respect to any such Company Registered IP. To the Knowledge of the Company, all registration, maintenance and renewal fees in connection with such Company Registered IP are current and have been paid, and all required documents, recordations and certificates in connection with all material Company Registered IP are current and have been filed with the relevant patent, copyright, trademark or other authorities in the relevant jurisdictions, for the purpose of prosecuting, maintaining and perfecting such Company Registered IP and recording the applicable Target Company’s ownership interests therein.

(b)  Each Target Company is the sole and exclusive owner of each item of Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens or any Liens set forth on Section 3.14(b)(i) of the Company Disclosure Letter), or otherwise has valid and enforceable rights to use, sell, license, transfer or assign, as currently used, sold, licensed, transferred or assigned in the business of such Target Company, all Intellectual Property and IT Assets used in, licensed by, or necessary to conduct the business of, such Target Company, in each case, free and clear of all Liens (other than Permitted Liens). Except as set forth on Section 3.14(b)(ii) of the Company Disclosure Letter, there is no Intellectual Property owned by any third party that (i) is required by any of the Target Companies to conduct its business as currently conducted and (ii) the Target Company is not currently authorized to use, or which Target Company will not be authorized or permitted to use as a result of the execution, delivery, consummation, or performance of any of the transactions contemplated by this Agreement.

(c) The Company IP Licenses grant each Target Company all rights and permissions reasonably necessary or useful to operate the businesses of the Target Companies as currently conducted. Each Target Company has performed, in all material respects, all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in material breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a material default thereunder. The continued use by the Target Companies of the Company IP in the manner that it is currently being used by the applicable Target Company is permitted by the applicable Company IP License governing such use. To the Knowledge of the Company, there are no facts, circumstances, or information that would reasonably be expected to materially adversely affect, limit, restrict, impair, or impede the ability of any of the Target Companies to use or practice the Company IP used in or necessary for the conduct or operation of the business of any of the Target Companies upon the Closing in the same manner as currently used and practiced by each Target Company. No Target Company is party to any Contract that requires a Target Company to assign to any Person any or all of its rights in any Intellectual Property developed by a Target Company under such Contract.

(d) Each Target Company has performed all material obligations imposed on it in each Company IP License under which a Target Company is the licensor (each, an “Outbound IP License”), and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in material breach or default thereunder, nor, to the Knowledge of the Company, has any event occurred that with notice or lapse of time or both would constitute a material default thereunder.

(e) No Legal Proceeding is pending or, to the Knowledge of the Company, threatened in writing (and no written claim has been received in the past six (6) years) against a Target Company that challenges the validity, enforceability, scope, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Company IP, nor, to the Knowledge of the Company, is there any reasonable basis for any such Legal Proceeding. In the past six (6) years, no Target Company has received any written, or to the Knowledge of the Company, oral, notice or claim asserting that a Target Company, the operation of the business of any Target Company, or the Company’s use of any Intellectual Property infringes, misappropriates, dilutes, or otherwise violates the Intellectual Property of any Person, nor, to the Knowledge of the Company, is there a reasonable basis therefor. Except as set forth on Section 3.14(e) of the Company Disclosure Letter, there are no pending or outstanding Orders that (i) materially restrict the rights of a Target Company to use, transfer, license, register, or enforce any Owned Intellectual Property, or, to the Knowledge of the Company, any other Company IP, (ii) restrict the conduct of the business of a Target Company as a result of restrictions relating to a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Owned Intellectual Property. Each Target Company, the operation of the business of each Target Company, and the use of any Intellectual Property in connection therewith, is not currently infringing, misappropriating, or otherwise violating, and has not in the past six (6) years infringed, misappropriated or violated any Intellectual Property of any other Person, including rights of privacy, publicity and endorsement. To the Knowledge of the Company, in the past six (6) years, no third party has infringed upon, misappropriated or otherwise violated any Company IP in any material respect.

(f) No current or former officers, employees, agents, consultants, or independent contractors of a Target Company has claimed or asserted in writing any ownership interest in or to any Owned Intellectual Property. To the Knowledge of the Company, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially conflict with the business of any Target Company as currently conducted with respect to the ownership, development, use or exploitation of any Owned Intellectual Property.

(g) Each Target Company has taken commercially reasonable efforts and implemented security measures designed to maintain the security of all material confidential Owned Intellectual Property, including measures designed to protect the secrecy and confidentiality and value thereof. All Persons (including each past and present employee, agent, consultant and contractor who are or were privy to any Trade Secrets or who have participated in or contributed to the creation or development of any material Owned Intellectual Property) in the course of their employment or retention, have executed and delivered written agreements pursuant to which such Person has, respectively, agreed to hold all Trade Secrets of the Target Company (or of another Person and held by the Target Company) in confidence both during and after such Person’s employment or retention, as applicable, and all of such Person’s ownership interest in and to any material Owned Intellectual Property created or developed for the Target Company in the course of such Person’s employment or retention thereby has been irrevocably assigned (by a present tense assignment) to the Target Companies (or all such right, title, and interest has otherwise vested in the Target Companies by operation of Law). To the Knowledge of the Company, no Person is in breach of any such agreement and there is no uncured breach by any such Person with respect to their obligations under any such written agreement.

(h) No Open Source Software is or has been included, incorporated or embedded in or linked to any Company Software in a manner that, as a condition of or in connection with any use, modification, reproduction, or distribution of such Open Source Software (or any Company Software or other Owned Intellectual Property that is used by, incorporated into or includes, relies on, is linked to, is derived from, or is distributed with, such Open Source Software), requires any Target Company to: (i) disclose, make available, distribute, license, offer, deliver, or otherwise make available to any Person (including the open source community) any source code or any information regarding such Company Software or other Owned Intellectual Property; (ii) license or otherwise grant permission regarding any such Company Software or other Owned Intellectual Property for making modifications thereto or derivative works thereof; (iii) disclose, make available, distribute, license, offer, deliver, or otherwise make available to any Person any such Company Software or other Owned Intellectual Property for no or nominal charge; (iv) grant a license, whether express, implied, by virtue of estoppel or otherwise, to any third party under any Intellectual Property (including Patents) regarding any such Company Software or other Owned Intellectual Property (whether alone or in combination with other hardware or Software); or (v) impose restrictions on future patent licensing terms, assertion or enforcement of any Intellectual Property through any means (each of (i) – (v), a “Copyleft Action”). No Person other than the Target Companies has an actual or contingent right to access or possess (including pursuant to escrow), a copy in any form of any source code for any Company Software and all such source code is in their sole possession and has been maintained as strictly confidential. Each Target Company is in compliance in all material respects with the terms and conditions of all applicable licenses for all Open Source Software used in its respective business, including notice and attribution obligations.

(i) Section 3.14(i)(a) of the Company Disclosure Letter sets forth each Contract with a Governmental Authority under which any Owned Intellectual Property was developed or delivered and under which such Governmental Authority has obtained or may have obtained unlimited rights, march-in rights, government-purpose rights, or other rights beyond minimum rights/limited rights (as such terms are used in the FAR or DFARS) in any material Owned Intellectual Property to the Target Companies, taken as a whole. Except as disclosed on Section 3.14(i)(b) of the Company Disclosure Letter, none of the rights granted or required to be granted to any Governmental Authority under any Contract set forth (or required to be set forth) on Section 3.14(i)(a) of the Company Disclosure Letter, including any unlimited rights, march-in rights, or government-purpose rights, adversely affect, limit, restrict, impair, or impede, in any material respect, the ability of any Target Company to use, practice, exploit, license, transfer, or commercialize any Owned Intellectual Property developed or delivered in connection with the performance of any such Contract. Except as disclosed on Section 3.14(i)(c) of the Company Disclosure Letter, no government funding and no facility of a university, college, other educational institution, or similar institution, or research center was used in the development of any item of Owned Intellectual Property or Intellectual Property exclusively licensed to any Target Company, nor does any such Person have any rights, title, or interest in or to any item of Owned Intellectual Property or Intellectual Property exclusively licensed to any Target Company.

(j) To the Knowledge of the Company (after reasonable inquiry of the Company’s information security personnel), in the past three (3) years: (i) no Person has obtained unauthorized access to information and data (including personally identifiable information) in the possession of a Target Company or in their control, or otherwise held or processed on their behalf, nor has there been any material loss or damage, unauthorized disclosure or use, breach of security, or other material compromise of the security, confidentiality or integrity of such information or data; and (ii) no Target Company has experienced any material information security incident that has compromised the integrity or availability of the information technology, operational technology, or software applications the Target Companies own or operate, or the information or data thereon. In the past three (3) years, no material complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received in writing by a Target Company nor has a Target Company been required by applicable law, regulation, or contract to notify, any person or entity of any personal data or information security-related incident. In the past three (3) years, each Target Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, cybersecurity and the collection, processing and use of personal information. Each Target Company has implemented commercially reasonable security policies (a) regarding the collection, use, disclosure, retention, processing, transfer, confidentiality, integrity, and availability of data (including personally identifiable information) and business proprietary or sensitive information, in its possession or control, or held or processed on its behalf, and (b) regarding the integrity and availability of the information technology, operational technology, and software applications the Target Company owns or operates.

(k) Except as set forth on Section 3.14(k) of the Company Disclosure Letter, each Target Company is not obligated under any Contract to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property.

(l) To the Knowledge of the Company, the IT Assets do not contain any malware, viruses, malicious code, “worms,” “Trojan horses,” “back doors,” or other errors, vulnerabilities, or unauthorized tools or scripts that could reasonably be expected to (i) adversely impact the confidentiality, integrity and availability of the IT Assets, or (ii) enable or assist any Person to access without authorization, any IT Assets.

(m) Each Target Company owns, or has a valid right to access and use pursuant to a written agreement (which, for the avoidance of doubt, shall include standard click-through agreements), all IT Assets owned, leased, licensed, or outsourced, or otherwise used or held for use by or for such Target Company to process, store, maintain and operate data, information and functions that are material to and used in connection with the business of the Target Companies as currently conducted. The IT Assets operate and perform as required by the Target Companies for the operation of the business of the Target Companies and are reasonably sufficient for the current operation of the business of the Target Companies. In the past six (6) years, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such IT Assets that have caused any substantial disruption or interruption in or to the use of such IT Assets or the conduct of the business of the Target Companies. Each Target Company does not use, and has not in the past used, any AI/ML tools in its business in a manner that would adversely affect such Target Company’s ownership or other rights therein.

(n) The execution, delivery, consummation, or performance of any of the transactions contemplated by this Agreement will not, with or without notice or lapse of time, result in the material impairment, alteration, breach, default, modification, extinguishment, cancellation, termination, suspension of, or acceleration of any material payments with respect to, or release of Company IP under any Company IP License or any other Contract required to be set forth in Section 3.13 of the Company Disclosure Letter, or give any other Person the right or option to cause or declare any of the foregoing (including a loss of, or Lien on, any Owned Intellectual Property). Following the Closing, each Target Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Contracts or Company IP Licenses in substantially the same manner that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without any consent, notification, approval, waiver, or payment or grant of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

Section 3.15 Taxes and Returns. Except in each case as set forth on Section 3.15 of the Company Disclosure Letter:

(a) Each Target Company (i) has timely filed, or caused to be timely filed, all Income Tax and other material Tax Returns required to be filed by it (taking into account all valid extensions of time to file), and all such Tax Returns are accurate and complete in all material respects, (ii) has timely paid, collected, withheld or remitted, or caused to be timely paid, collected, withheld or remitted, all Income Taxes and other material Taxes required to be paid, collected, withheld or remitted by it, whether or not such Taxes are shown as due and payable on any Tax Return, and (iii) has properly accrued, consistent with the past practices of the Company, all material Taxes not yet due and payable for any taxable period or portion thereof ending on or before the Closing Date.

(b) There is no Legal Proceeding currently pending or, to the Knowledge of the Company, threatened against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to Tax or required to file a Tax Return in that jurisdiction, and no Target Company has received any written notice from any Governmental Authority asserting that it is or may be subject to Tax or required to file a Tax Return in any such jurisdiction.

(c) There are no audits, examinations, investigations or other proceedings pending against any Target Company in respect of any Tax, and the Target Companies have not been notified in writing of any proposed Tax claims or assessments against any of them.

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) No Target Company has requested or consented to any waivers or extensions of any applicable statute of limitations for the collection or assessment of any Taxes, which waiver or extension (or request thereof) is outstanding or pending.

(f) No Target Company (or Purchaser or Pubco as a result of directly or indirectly holding an equity interest in the Company following the Closing Date) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of: (i) an installment sale or open-transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law) or the use of an improper method of accounting on or prior to the Closing Date; (iii) any prepaid amounts received or deferred revenue realized or received on or prior to the Closing Date; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) occurring on or prior to the Closing Date; or (v) any “closing agreement” pursuant to Section 7121 of the Code or any similar agreement or arrangement with a Governmental Authority relating to Taxes entered into on or prior to the Closing Date.

(g) No Target Company has participated in or been a party to, any “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4 (or any similar or corresponding provision of state, local or foreign Law).

(h) No Target Company has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes (other than a group the common parent of which is the Company). No Target Company has any Liability or potential Liability for the Taxes of another Person (other than another Target Company) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise (excluding customary commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding agreements solely among the Target Companies and customary commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period (or portion thereof) following the Closing Date.

(i) The Company is, and has at all times since its formation been, classified as either an entity disregarded as separate from its owner or a partnership for U.S. federal (and applicable state and local) income-tax purposes, and no election has been made or is pending to treat the Company as a corporation for any such purpose. The U.S. federal income tax classification of each of the Company’s Subsidiaries is as set forth on Section 3.15 of the Company Disclosure Letter.

(j) No “section 197 intangible” (within the meaning of Section 197 of the Code) of any Target Company existing as of the end of the day on the Closing Date will be excluded from the term “amortizable section 197 intangible” pursuant to Section 197(f)(9) of the Code and Treasury Regulations Section 1.197-2(h).

(k) No Target Company has ever owned (directly or indirectly) (i) any interest in a “controlled foreign corporation” (within the meaning of Section 957 of the Code) or (ii) any interest in a “passive foreign investment company” (within the meaning of Section 1297 of the Code).

(l) No Target Company has a permanent establishment in any country other than its jurisdiction of formation, and has not engaged in a trade or business in any country other than its jurisdiction of formation that subjected it to Tax in such country.

(m) No Target Company has knowingly taken any action, nor is aware of any fact or circumstance, that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for their respective Intended Tax Treatments.

(n) To the Knowledge of the Company, no Seller or Series B Investor (or any person or entity acting on behalf of a Seller or a Series B Investor) has entered into any agreement or other arrangement that is or could reasonably be expected to be treated as (or pursuant to the terms of any such agreement or other arrangement could reasonably be expected to result in), for U.S. federal income tax purposes, a sale or exchange or other disposition of the Pubco Class A-1 Common Stock, Pubco Class A-2 Common Stock or Pubco Convertible Preferred Stock after the Closing.

(o) Notwithstanding anything to the contrary herein, nothing in this Agreement shall be construed as a representation or warranty as to (A) the existence, amount, expiration date, availability or limitations on any Tax attribute (including any net operating loss, capital loss, Tax credit or Tax basis) of any Target Company in any taxable period (or portion thereof) beginning after the Closing Date, or (B) the Tax consequences to the Purchaser, Pubco, Merger Sub, the Sellers, the holders of Series B Preferred Units, the holders of Company Warrants, the PIPE Investors or any of their respective Affiliates of the consummation of the Transactions, including the Intended Tax Treatments.

Section 3.16  Real Property.

(a) The Target Companies do not own, and have never owned, any real property.

(b) Section 3.16(b) of the Company Disclosure Letter contains a true, correct and complete list as of the date of this Agreement of the addresses of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of such Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), and the Company has made available to the Purchaser copies of all such Company Real Property Leases. To the Knowledge of the Company, (i) each of the Target Companies has a good and valid leasehold or subleasehold interest in each relevant parcel under the Company Real Property Leases, and (ii) the Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject, in each case, to the Enforceability Exceptions. No Target Company has collaterally assigned or granted any security interest in any Company Real Property Lease or any interest therein. No Target Company is in breach of or default under any Company Real Property Lease, and, to the Knowledge of the Company, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a breach or default. No Target Company has exercised, nor has any Target Company received written notice of any other party’s exercise of, any termination rights with respect to any Company Real Property Lease.

Section 3.17 Personal Property. The Target Companies own and have good and marketable title to, or a valid leasehold interest in or right to use, their respective material tangible and intangible assets and Personal Property, free and clear of all Liens other than: (i) Permitted Liens; and (ii) the rights of lessors under any leases. The material tangible and intangible assets and Personal Property of the Target Companies: (A) constitute all of the assets, rights and properties that are necessary for the operation of the businesses of the Target Companies as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted; and (B) have been maintained in accordance with generally accepted industry practice, are in good working order and condition, except for ordinary wear and tear and as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Target Companies, taken as a whole.

Section 3.18 Employee Matters.

(a) The Target Companies are not and have never been a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of such Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. In the past three (3) years, there has not occurred or, to the Knowledge of the Company, been threatened any strike, slowdown, picketing, work stoppage or other similar labor activity with respect to any such employees. Section 3.18(a) of the Company Disclosure Letter sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between the Target Companies and Persons employed by or providing services as independent contractors to the Target Companies.

(b) Except as set forth on Section 3.18(b) of the Company Disclosure Letter, the Target Companies are and have been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers’ compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not received written or, to the Knowledge of the Company, oral notice that there is any pending Legal Proceeding involving unfair labor practices against the Target Companies. There are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Target Companies brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) In the past three (3) years, the Target Companies have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Law relating to group terminations. The Target Companies have not engaged in layoffs or furloughs or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent, in the three (3) years prior to the date of this Agreement.

(d) In the past three (3) years, (i) no allegations of sexual harassment or sexual misconduct have been made in writing, or, to the Knowledge of the Company, threatened to be made against or involving any current or former officer, director or other employee at the level of Vice President or above by any current or former officer, employee or individual service provider of the Target Companies, and (ii) the Target Companies have not entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other key employee.

Section 3.19 Benefit Plans.

(a) Set forth on Section 3.19(a) of the Company Disclosure Letter is a true and complete list of each material Company Benefit Plan, including the Management Incentive Plan and the UAR Plan and the form of grant agreements thereunder. With respect to each Company Benefit Plan, all contributions that are due have been made or, to the extent not yet due, are properly accrued in accordance with GAAP on the Company Financials.

(b) Each Company Benefit Plan is and has been operated, administered, maintained and funded at all times in compliance with its terms and all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has received a favorable determination letter from the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter upon which the Target Company is entitled to rely) or (ii) the Target Company has requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the Company’s Knowledge, no event has occurred or circumstance exists which could reasonably be expected to adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c) With respect to each Company Benefit Plan required to be listed on Section 3.19(a) of the Company Disclosure Letter, the Company has provided to the Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plans (including any amendments, modifications or supplements thereto); (ii) the most recent summary plan descriptions and material modifications thereto; (iii) the most recent Form 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent determination letter (or opinion letter) received from the IRS, if any; and (v) all material non-routine communications with any Governmental Authority within the last three (3) years.

(d) With respect to each Company Benefit Plan: (i) no Legal Proceeding is pending or, to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration and administrative appeals of denied claims); (ii) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administrative exemption; and (iii) all contributions and premiums that are due prior to the date hereof have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials in accordance with GAAP.

(e) Neither any Target Company nor any ERISA Affiliate currently maintains, or within the preceding six (6) years has maintained or contributed to, a Company Benefit Plan which is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and the Target Companies have not incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA, and no condition presently exists that is expected to cause such Liability to be incurred.

(f) Except as set forth on Section 3.19(f) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event, (i) entitle any current or former employee, officer or other service provider of the Target Companies to any compensation payable by the Target Companies, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such employee, officer or other individual service provider by the Target Companies, (iii) directly or indirectly cause the Target Companies to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, or (iv) otherwise give rise to any material liability under any Company Benefit Plan. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make-whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(g) Except to the extent required by Section 4980B of the Code or similar state Law, the Target Companies do not provide health or welfare benefits to any former or retired employee and are not obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment.

(h) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, each Company Benefit Plan that is subject to Section 409A of the Code has been administered in compliance, and is in documentary compliance, in all material respects with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. Each award of Incentive Units, Management Incentive Units and UARs has been granted and administered in compliance, in all material respects, with the applicable plan or agreement, applicable Law and, with respect to UARs, Section 409A of the Code or the applicable exemption thereunder.

(i) Each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material Liability to the Target Companies, the Purchaser or any of their Affiliates, other than ordinary administration expenses typically incurred in a termination event.

Section 3.20  Environmental Matters. Except as set forth in Section 3.20 of the Company Disclosure Letter:

(a)  Each Target Company is, and for the last three years has been, in compliance in all material respects with all applicable Environmental Laws;

(b) No material Legal Proceeding is pending or, to the Company’s Knowledge, threatened with respect to the Target Companies’ compliance with or liability under Environmental Laws, and, to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to form the basis of such a material Legal Proceeding;

(c) No Target Company is the subject of any outstanding Order of any Governmental Authority relating to (i) any material non-compliance by such Target Company with Environmental Laws, (ii) any Remedial Legal Proceeding, or (iii) the Release or threatened Release of a Hazardous Substances;

(d) To the Knowledge of the Company, there has been no material Release of any Hazardous Substances (i) at, in, on, from or under any property underlying Company Real Property Leases or otherwise in connection with the Target Companies respective operations, (ii) at, in, on, from or under any property formerly owned, leased or operated by any Target Company during the time that such Target Company owned, operated or leased such property, or (iii) at any other location where Hazardous Substances generated by the Target Companies have been transported to, sent, placed or disposed of, in each case in a quantity or manner requiring reporting, investigation, remediation, monitoring or other Remedial Legal Proceeding pursuant to applicable Environmental Laws;

(e) The Target Companies have not received any orders, claims, demands, requests for information or notices of violation or investigation of the business, operations or currently or formerly owned, operated or leased property of any Target Company that could lead to the imposition of any material Liens (other than Permitted Liens) under any Environmental Law or material Environmental Liabilities;

(f) No Target Company has disposed of or Released any Hazardous Substances at, on, from or under any facility currently or formerly owned, leased or operated by any of the Target Companies or any third-party site, in each case in a manner that would be reasonably likely to give rise to any material Environmental Liabilities of the Target;

(g) The Company has provided to the Purchaser all material written environmental reports, audits, assessments, liability analyses, memoranda and studies in the possession of, or conducted by, the Target Companies with respect to compliance or liabilities under Environmental Law, including all Phase I environmental site assessments; and

(h) No Target Company has agreed to assume by contract or otherwise any Environmental Liability of any other Person.

Section 3.21 Transactions with Related Persons. Except as set forth on Section 3.21 of the Company Disclosure Letter, and except for any employment Contract or Company Benefit Plan in the case of any employee, officer or director made in the ordinary course of business consistent with past practice, no Target Company is a party to any transaction or Contract with any (a) present or former executive officer or director of any of the Target Companies, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Target Companies, or (c) any Affiliate, “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing; provided that, in each case of the foregoing, excluding any transaction or Contract between or among the Company’s Subsidiaries or between or among the Company and any of its Subsidiaries. To the Knowledge of the Company, no Related Person or any Affiliate of a Related Person has, directly or indirectly, a material economic interest in any Contract with any of the Target Companies (other than such Contracts that relate to any such Person’s ownership of the Company Units or other equity interests of any Target Company as set forth on Section 3.03(a) of the Company Disclosure Letter or such Person’s employment or consulting arrangements with the Target Companies).

Section 3.22 Insurance.

(a)  Section 3.22(a) of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the business of any Target Company (excluding Company Benefit Plans) (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy). As of the date hereof, all premiums due and payable under all such insurance policies have been paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy is legal, valid and binding, and is enforceable and in full force and effect, subject, in each case, to the Enforceability Exceptions. No Target Company has any self-insurance or co-insurance programs. In the past three (3) years, no Target Company has received any written notice from, or on behalf of, any insurance carrier relating to or involving any adverse material change, notice of cancellation or termination, any change other than in the ordinary course of business in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Section 3.22(b) of the Company Disclosure Letter identifies each individual insurance claim in excess of $500,000 made by a Target Company in the past three (3) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer has denied coverage.

Section 3.23 Top Customers and Suppliers.

(a) Section 3.23(a) of the Company Disclosure Letter lists as of the date of this Agreement, by aggregate dollar value of the Target Companies’ business’ transaction volume with such counterparty, as applicable, for each of (i) the twelve (12) months ended on December 31, 2025 and (ii) the twelve (12) months ended on December 31, 2024, the five (5) largest customers of the Target Companies, taken as a whole (each, a “Top Customer” and collectively, the “Top Customers”). To the Knowledge of the Company, as of the date hereof, no such Top Customer has provided written notice to the Target Companies (i) of its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Target Companies, taken as a whole, or (ii) that any Target Company is in material breach of the terms of any Contract to which it is a party with such Top Customer.

(b) Section 3.23(b) of the Company Disclosure Letter lists as of the date of this Agreement, by aggregate dollar value of the Target Companies’ business’ transaction volume with such counterparty, as applicable, for each of (i) the twelve (12) months ended on December 31, 2025 and (ii) the twelve (12) months ended on December 31, 2024, the ten (10) largest suppliers or manufacturers of goods or services to the Target Companies, taken as a whole (each, a “Top Supplier” and collectively, the “Top Suppliers”). To the Knowledge of the Company, as of the date hereof, no such Top Supplier has provided written notice to the Target Companies (i) of its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Target Companies, taken as a whole, or (ii) that any Target Company is in material breach of the terms of any Contract to which it is a party with such Top Supplier.

(c) Except as set forth on Section 3.23(a) of the Company Disclosure Letter and Section 3.23(b) of the Company Disclosure Letter, none of the Top Customers or Top Suppliers has, as of the date of this Agreement, notified any Target Company in writing that it is in a material dispute with the Target Companies or their respective businesses.

Section 3.24 Certain Business Practices.

(a) To the Company’s Knowledge, no Target Company, nor any of their respective Representatives acting on their behalf, has offered, given, paid, promised to pay, or authorized the payment of anything of value to (i) an official or employee of a foreign or domestic Governmental Authority; (ii) a foreign or domestic political party or an official of a foreign or domestic political party; or (iii) a candidate for foreign or domestic political office, in any such case under circumstances where such Target Company or Representative thereof knew that all or a portion of such thing of value would be offered, given or promised to an official or employee of a foreign or domestic Governmental Authority, a foreign or domestic political party, an official of a foreign or domestic political party, or a candidate for a foreign or domestic political office (in each case in violation of any Anti-Bribery Law). To the Company’s Knowledge, no Target Company nor any Representative of any Target Company has conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-Bribery Law. To the Company’s Knowledge, no Target Company nor any Representative of any Target Company has received any written notice, request or citation from any Governmental Authority for any actual or potential noncompliance with any Anti-Bribery Law. Each Target Company has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(b) The operations of each Target Company are and, since April 24, 2019, have been conducted at all times in compliance with Export Controls and Sanctions, and money-laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Legal Proceeding involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company, nor any of its directors or officers, nor, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company, is or, since April 24, 2019, has been: (i) identified on any applicable Export Controls and Sanctions-related list of designated or blocked persons (including without limitation the SDN List); (ii) otherwise the subject or target of any U.S. Export Controls and Sanctions by the U.S. government; (iii) located, organized or resident in a Sanctioned Jurisdiction; or (iv) owned, directly or indirectly, individually or in the aggregate, fifty percent (50%) or more or otherwise controlled by any of the foregoing.

(d) The Target Companies have, since April 24, 2019, maintained in place and implemented controls and systems reasonably designed to ensure compliance with Export Controls and Sanctions.

(e) No Target Company has, since April 24, 2019, directly or indirectly, knowingly used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint-venture partner or other Person, in connection with any sales or operations in a Sanctioned Jurisdiction or for the purpose of financing the activities of any Person currently the subject or target of Export Controls and Sanctions, or in any other manner that would constitute a violation of, any Export Controls and Sanctions.

(f) Except as set forth on Section 3.24(f) of the Company Disclosure Letter, to the Knowledge of the Company, no Foreign Person has been granted any DPA Triggering Rights with respect to any Target Company that, taken together with all other DPA Triggering Rights of Foreign Persons with respect to the Target Companies, would render the Transactions or the post-Closing operations of the Target Companies a “covered transaction” subject to mandatory filing requirements under the DPA, and Section 3.24(f) of the Company Disclosure Letter sets forth all such existing DPA Triggering Rights of Foreign Persons with respect to the Target Companies known to the Company, including those granted in compliance with the Company’s Organizational Documents, the Investors’ Rights Agreement and applicable Law.

Section 3.25 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 3.26 Finders and Brokers. Except as reflected on Section 3.26 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finder’s fee or other similar commission, for which any Target Company would be liable in connection with the Transactions based upon arrangements made by any Target Company or any of their Affiliates.

Section 3.27 Independent Investigation. The Target Companies have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Purchaser Parties, and the Company acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser Parties for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser Parties set forth in this Agreement (including the related portions of the Purchaser Disclosure Letter) and in any certificate delivered to the Company pursuant hereto; and (b) none of the Purchaser Parties nor any of their respective Representatives has made any representation or warranty as to the Purchaser Parties or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Letter) or in any certificate delivered to the Company pursuant hereto.

Section 3.28 Information Supplied. None of the information supplied or to be supplied by the Target Companies expressly for inclusion or incorporation by reference in (i) any current report on Form 8-K, and any exhibits thereto, or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents, or in the Proxy Statement/Registration Statement, or (ii) any of the Signing Press Release, the Signing Filing, the Closing Press Release, the Closing Filing and any other press releases or prospectus filed under Rule 425 of the Securities Act in connection with the transactions contemplated by this Agreement or any Ancillary Documents shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading at (a) the time such information is filed with or furnished to the SEC (provided, that if such information is revised by any subsequently filed amendment or supplement, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Proxy Statement/Registration Statement is declared effective by the SEC; (c) the time the Proxy Statement/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the Purchaser Shareholders; or (d) the time of the Purchaser Shareholders’ Meeting. Notwithstanding the foregoing, the Target Companies make no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its respective Affiliates.

Section 3.29 No Additional Representations or Warranties. Except as provided in this Article III, in the Ancillary Documents to which any of the Target Companies is a party, or any certificate delivered by the Company pursuant hereto or thereto, none of the Target Companies, nor any of their respective Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, has made, or is making, any representation or warranty whatsoever to the Purchaser Parties or their respective Affiliates and no such Person shall have or be deemed to have any Liability in respect of the accuracy or completeness of any information (including any forecast, projection, business plan, model, estimate, budget or forward-looking statement) furnished or made available to the Purchaser Parties or their respective Affiliates, except, in each case, in the case of fraud. Without limiting the foregoing, the Purchaser Parties acknowledge that they have made their own investigation of the Target Companies and, except as provided in this Article III, in the Ancillary Documents to which a Target Company is a party or in any certificate delivered by a Target Company pursuant hereto or thereto, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of any Target Company, the prospects (financial or otherwise) or the viability or likelihood of success of the business of any Target Company as conducted after the Closing, as contained in any materials provided by any Target Company or any of its Affiliates or any of their respective directors, officers, employees, equityholders, partners, members or representatives or otherwise. Nothing in this Section 3.29 shall (and is not intended to) limit, modify, impair or waive any of the express representations, warranties, covenants or agreements of the Target Companies set forth in this Agreement or any Ancillary Document, or any rights, claims or remedies of the Purchaser or the other Purchaser Parties in respect of any breach thereof or for fraud.

Article IV

Representations and Warranties of PubCo

Pubco represents and warrants to the Company, as of the date hereof and as of the Closing, as follows:

Section 4.01 Organization and Standing. Pubco is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Pubco has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted, which consists solely of activities related to its incorporation, the negotiation, execution and performance of this Agreement and the Ancillary Documents, the preparation of the Proxy Statement/Registration Statement and other filings or registrations made with any Governmental Authority or stock exchange in connection with the Transactions, the registration and listing of the Pubco Class A-1 Common Stock and the Pubco Warrants on Nasdaq, and any other activities directly incidental to the foregoing. Pubco has made available to the Company accurate and complete copies of its Organizational Documents as currently in effect. Pubco is not in violation of any provision of its Organizational Documents in any material respect.

Section 4.02 Authorization; Binding Agreement. Pubco has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which Pubco is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Pubco and, to the extent required, by the sole stockholder of Pubco, and no other corporate proceedings on the part of Pubco are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco is a party shall be when delivered, duly and validly executed and delivered by Pubco and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Pubco, enforceable against Pubco in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.03 No Prior Operations; Subsidiaries. Pubco was formed solely for the purpose of consummating the Transactions and engaging in the activities contemplated by this Agreement and the Ancillary Documents, and, except for activities related to its incorporation, the negotiation, execution and performance of this Agreement and the Ancillary Documents, the preparation of the Proxy Statement/Registration Statement and other filings or registrations made with any Governmental Authority or stock exchange in connection with the Transactions, the registration and listing of the Pubco Class A-1 Common Stock and the Pubco Warrants on Nasdaq, and any other activities directly incidental to the foregoing, Pubco has not conducted, and is not conducting, any business and has not engaged, and is not engaging, in any operations. Pubco has no Subsidiaries (and does not own, directly or indirectly, any equity interests in any Person) other than (i) prior to the Merger Effective Time, Merger Sub, and (ii) from and after the Merger Effective Time, Purchaser as the surviving corporation of the Merger.

Section 4.04 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Pubco consists of 5,000 shares of common stock, par value $0.01 per share. As of the date of this Agreement, 100 shares of common stock are issued and outstanding (all of which are held by the Purchaser), and no other shares of capital stock of Pubco are issued or outstanding. All issued and outstanding shares of capital stock of Pubco (A) have been duly authorized and validly issued and are fully paid and non-assessable, (B) have been issued in compliance in all material respects with applicable securities Laws and Pubco’s Organizational Documents and (C) are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Pubco’s Organizational Documents or any Contract to which Pubco is a party (other than transfer restrictions and similar arrangements set forth in this Agreement or the Ancillary Documents). Other than as expressly contemplated by this Agreement, the Ancillary Documents and the Transactions, there are no outstanding (1) options, warrants, calls, rights, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Pubco is a party or by which it is bound obligating Pubco to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Pubco capital stock, warrants, voting securities or securities convertible into or exchangeable for any equity interests of Pubco, or (2) Contracts, arrangements or undertakings of any kind to which Pubco is a party or by which it is bound obligating Pubco to issue, grant or extend any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking. Pubco has no stockholders agreements, voting trusts, registration rights, redemption rights, repurchase obligations or anti-dilution rights, in each case other than as expressly contemplated by this Agreement and the Ancillary Documents.

(b) The shares of Pubco Class A-1 Common Stock, Pubco Class A-2 Common Stock, Pubco Class B-1 Common Stock, Pubco Class B-2 Common Stock and Pubco Convertible Preferred Stock to be issued by Pubco pursuant to the Transactions (including the Merger, the Seller Contributions, the Preferred Contributions, the Seller Class B Subscription Agreement and the PIPE Subscription Agreements) and the Pubco Warrants to be issued by Pubco pursuant to the Warrant Assumption Agreement, in each case when issued in accordance with the terms of this Agreement, the Pubco Charter, the Pubco Bylaws and the applicable Ancillary Documents, will be (A) duly authorized and validly issued, fully paid and non-assessable (and, in the case of the Pubco Warrants, will, when exercised in accordance with the Warrant Agreement and the Warrant Assumption Agreement, entitle the holders thereof to acquire validly issued, fully paid and non-assessable shares of Pubco Class A-1 Common Stock), (B) issued in compliance in all material respects with applicable securities Laws and the Pubco Charter and the Pubco Bylaws and (C) free and clear of all Liens (other than Liens arising under the Pubco Charter, the Pubco Bylaws, the A&R Registration Rights Agreement, the Sponsor Lock-Up Agreement, the Seller Lock-Up Agreement or any other Ancillary Document, and restrictions on transfer under applicable securities Laws).

Section 4.05 Governmental Approvals. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Consent of or with any Governmental Authority, on the part of Pubco is required to be obtained or made in connection with the execution, delivery or performance by Pubco of this Agreement and each Ancillary Document to which it is a party or the consummation by Pubco of the transactions contemplated hereby and thereby, other than (i) such filings as contemplated by this Agreement, (ii) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, including the filing of the Proxy Statement/Registration Statement and any amendments or supplements thereto, (iii) the filing of the Pubco Charter with the Secretary of State of the State of Delaware, (iv) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, (v) any filings or notifications required under any applicable Antitrust Laws or any required filings or approvals under the Defense Production Act of 1950, as amended (including Section 721 thereof), or any foreign investment, national security, sensitive technology or Export Controls and Sanctions, and (vi) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to have a Purchaser Material Adverse Effect. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, the execution and delivery by Pubco of this Agreement and each Ancillary Document to which it is a party, the consummation by Pubco of the transactions contemplated hereby and thereby, and compliance by Pubco with any of the provisions hereof and thereof, do not and will not (A) conflict with or violate any provision of Pubco’s Organizational Documents, (B) subject to obtaining the Consents from Governmental Authorities referred to in the preceding sentence and the waiting periods referred to therein having expired and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Pubco or any of its properties or assets, or (C) violate, conflict with, or result in a breach or default under any Contract to which Pubco is a party, except, in the case of clauses (B) and (C), for any deviations that would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.06 No Liabilities; No Distributions. Other than Liabilities incurred in connection with its incorporation and the performance of this Agreement and the Ancillary Documents, Pubco has no Liabilities (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due). Pubco has not declared or paid any distribution or dividend in respect of its capital stock and has not repurchased, redeemed or otherwise acquired any of its capital stock, and the board of directors of Pubco has not authorized any of the foregoing.

Section 4.07 No Additional Representations or Warranties. Except as provided in this Article IV, in the Ancillary Documents to which Pubco is a party, or in any certificate delivered by Pubco pursuant hereto or thereto, neither Pubco nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, shareholders, partners, members or representatives, has made, or is making, any representation or warranty whatsoever to the Target Companies or their Affiliates, and no such Person shall have or be deemed to have any Liability in respect of the accuracy or completeness of any information (including any forecast, projection, business plan, model, estimate, budget or forward-looking statement) furnished or made available to the Target Companies or their Affiliates, except, in each case, in the case of fraud. Without limiting the foregoing, the Target Companies acknowledge that they have made their own investigation of Pubco and, except as provided in this Article IV, in the Ancillary Documents to which Pubco is a party, or in any certificate delivered by Pubco pursuant hereto or thereto, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Pubco, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Pubco as conducted after the Closing, as contained in any materials provided by Pubco or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise. Nothing in this Section shall (and is not intended to) limit, modify, impair or waive any of the express representations, warranties, covenants or agreements of Pubco set forth in this Agreement or any Ancillary Document, or any rights, claims or remedies of the Company or the other Target Companies in respect of any breach thereof or for fraud.

Article V

Representations and Warranties of Merger Sub

Merger Sub represents and warrants to the Company, as of the date hereof and as of the Closing, as follows:

Section 5.01 Organization and Standing. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted, which consists solely of activities related to its incorporation, the negotiation, execution and performance of this Agreement and the Ancillary Documents to which it is a party, the consummation of the Merger and any other activities directly incidental to the foregoing. Merger Sub has made available to the Company accurate and complete copies of its Organizational Documents as currently in effect. Merger Sub is not in violation of any provision of its Organizational Documents in any material respect.

Section 5.02 Authorization; Binding Agreement. Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (including the Merger). The execution and delivery of this Agreement and each Ancillary Document to which Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby (including the Merger) have been duly and validly authorized by the board of directors of Merger Sub and by Pubco, as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby (including the Merger). This Agreement has been, and each Ancillary Document to which Merger Sub is a party shall be when delivered, duly and validly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.03 No Prior Operations; Subsidiaries. Merger Sub was formed solely for the purpose of consummating the Merger and the other Transactions and engaging in the activities contemplated by this Agreement and the Ancillary Documents to which it is a party, and, except for activities related to its incorporation and the foregoing, Merger Sub has not conducted, and is not conducting, any business and has not engaged, and is not engaging, in any operations. Merger Sub has no Subsidiaries and does not own, directly or indirectly, any equity interests in any other Person.

Section 5.04 Capitalization. The authorized capital stock of Merger Sub consists solely of common stock, 5,000 shares of which 100 are, and immediately prior to the Merger Effective Time will be, issued and outstanding, all of which are, and immediately prior to the Merger Effective Time will be, owned directly by Pubco, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws). All issued and outstanding shares of capital stock of Merger Sub (A) have been duly authorized and validly issued and are fully paid and non-assessable, (B) have been issued in compliance in all material respects with applicable securities Laws and Merger Sub’s Organizational Documents and (C) are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Merger Sub’s Organizational Documents or any Contract to which Merger Sub is a party. There are no outstanding options, warrants, calls, rights, convertible or exchangeable securities, commitments, Contracts, arrangements or undertakings of any kind to which Merger Sub is a party or by which it is bound obligating Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Merger Sub capital stock or any securities convertible into or exchangeable for any equity interests of Merger Sub.

Section 5.05 Governmental Approvals. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Consent of or with any Governmental Authority, on the part of Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by Merger Sub of this Agreement and each Ancillary Document to which it is a party or the consummation by Merger Sub of the transactions contemplated hereby and thereby (including the Merger), other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) such filings as contemplated by this Agreement, (iii) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, (iv) any filings or notifications required under any applicable Antitrust Laws or any required filings or approvals under the Defense Production Act of 1950, as amended (including Section 721 thereof), or any foreign investment, national security, sensitive technology or Export Controls and Sanctions, and (v) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to have a Purchaser Material Adverse Effect. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, the execution and delivery by Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by Merger Sub of the transactions contemplated hereby and thereby (including the Merger), and compliance by Merger Sub with any of the provisions hereof and thereof, do not and will not (A) conflict with or violate any provision of Merger Sub’s Organizational Documents, (B) subject to obtaining the Consents from Governmental Authorities referred to in the preceding sentence and the waiting periods referred to therein having expired and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Merger Sub or any of its properties or assets, or (C) violate, conflict with, or result in a breach or default under any Contract to which Merger Sub is a party, except, in the case of clauses (B) and (C), for any deviations that would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.06 No Liabilities; No Distributions. Other than Liabilities incurred in connection with its incorporation and the execution and performance of this Agreement and the Ancillary Documents to which it is a party, Merger Sub has no Liabilities (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due).

Section 5.07 No Additional Representations or Warranties. Except as provided in this Article V, in the Ancillary Documents to which Merger Sub is a party, or in any certificate delivered by Merger Sub pursuant hereto or thereto, neither Merger Sub nor any of their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, shareholders, partners, members or representatives, has made, or is making, any representation or warranty whatsoever to the Target Companies or their Affiliates, and no such Person shall have or be deemed to have any Liability in respect of the accuracy or completeness of any information (including any forecast, projection, business plan, model, estimate, budget or forward-looking statement) furnished or made available to the Target Companies or their Affiliates, except, in each case, in the case of fraud. Without limiting the foregoing, the Target Companies acknowledge that they have made their own investigation of Merger Sub and, except as provided in this Article V, in the Ancillary Documents to which Merger Sub is a party, or in any certificate delivered by Merger Sub pursuant hereto or thereto, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Merger Sub, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Merger Sub as conducted after the Closing, as contained in any materials provided by Merger Sub or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise. Nothing in this Section shall (and is not intended to) limit, modify, impair or waive any of the express representations, warranties, covenants or agreements of Merger Sub set forth in this Agreement or any Ancillary Document, or any rights, claims or remedies of the Company or the other Target Companies in respect of any breach thereof or for fraud.

Article VI

Representations and Warranties of the Purchaser

Except as set forth in (i) in the case of the Purchaser, any Purchaser SEC Reports filed or submitted on or prior to the date hereof (excluding, in each case, any disclosures contained or referenced in any “Risk Factors”, “Cautionary Note Regarding Forward-Looking Statements” or similar sections of any Purchaser SEC Report and any other disclosures that are predictive, cautionary or forward-looking in nature, in each case other than disclosures of historical fact contained therein), or (ii) the disclosure letter delivered by the Purchaser Parties to the Company (the “Purchaser Disclosure Letter”) on the date of this Agreement, each Purchaser Party represents and warrants to the Company, as of the date hereof and as of the Closing, as follows:

Section 6.01 Organization and Standing. The Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted, which consists solely of activities related to its formation, the IPO (and the related private placement), public reporting, the search for, and negotiation, execution and consummation of, an initial business combination (including the Transactions and matters relating thereto) and activities directly related to the foregoing. The Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Purchaser Material Adverse Effect or can be cured without material cost or expense. The Purchaser has heretofore made available to the Company accurate and complete copies of the Purchaser Organizational Documents as currently in effect. The Purchaser is not in violation of any provision of the Purchaser Organizational Documents in any material respect. The Purchaser has no Subsidiaries and does not own, directly or indirectly, any equity interests in any Person other than the other Purchaser Parties.

Section 6.02 Authorization; Binding Agreement. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Purchaser’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (including the Domestication and the Closing Transactions), subject only to obtaining the Purchaser Shareholder Approval and the filings and approvals required to effect the Domestication under the Cayman Companies Act and the DGCL. The execution and delivery of this Agreement and each Ancillary Document to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby (including the Domestication and the Closing Transactions) (a) have been duly and validly authorized by the board of directors of the Purchaser, which has (i) determined that this Agreement, the Ancillary Documents to which the Purchaser is a party and the Transactions are advisable, fair to and in the best interests of the Purchaser and its shareholders, (ii) approved this Agreement, the Ancillary Documents to which the Purchaser is a party and the Transactions, and (iii) resolved to recommend that the Purchaser Shareholders approve this Agreement and the Transactions to the extent the Purchaser Shareholder Approvals are required, and (b) other than the Purchaser Shareholder Approval and the filings and approvals required to effect the Domestication and the Merger, no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Purchaser is a party shall be when delivered, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

Section 6.03 Governmental Approvals. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Consent of or with any Governmental Authority, on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser of the transactions contemplated hereby and thereby, other than (a) such filings as contemplated by this Agreement (including with the Cayman Registrar in respect of the Domestication), (b) any filings required with Nasdaq or the SEC with respect to the Transactions, including the filing of the Proxy Statement/Registration Statement and any amendments or supplements thereto and any filings required in connection with the Purchaser Shareholders’ Meeting, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (d) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 6.04 Non-Contravention. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, the execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser of the transactions contemplated hereby and thereby (including the Domestication and the Closing Transactions), and compliance by the Purchaser with any of the provisions hereof and thereof, do not and will not (a) conflict with or violate any provision of the Purchaser Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.03 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of the Purchaser, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 6.05 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of the Purchaser is $55,500 divided into (i) 500,000,000 Purchaser Class A Ordinary Shares, of which 25,300,000 are issued and outstanding (all of which were issued in the IPO and are held by the Purchaser Public Shareholders), (ii) 50,000,000 Purchaser Class B Ordinary Shares, of which 8,433,333 are issued and outstanding (all of which are held by the Sponsor and constitute Founder Shares), and (iii) 5,000,000 Purchaser Preference Shares, of which no shares are issued and outstanding. All outstanding Purchaser Ordinary Shares (A) are duly authorized, validly issued, fully paid and non-assessable, (B) have been issued in compliance in all material respects with applicable securities Laws and the Purchaser Organizational Documents and (C) are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, the Purchaser Organizational Documents or any Contract to which the Purchaser is a party.

(b) Each Purchaser Unit issued in the IPO consists of one Purchaser Class A Ordinary Share and one-third of one Purchaser Public Warrant. Subject to the terms and conditions of the Warrant Agreement, in connection with the Domestication, the Cayman Purchaser Warrants will be converted into Domesticated Purchaser Warrants, each of which will be exercisable, on the terms set forth in the Warrant Agreement, for one share of Domesticated Purchaser Class A Common Stock at an exercise price of $11.50 per share, subject to adjustment. As of the date of this Agreement, 8,433,333 Purchaser Public Warrants and 7,400,000 Purchaser Private Placement Warrants are issued and outstanding (with 5,000,000 of such Purchaser Private Placement Warrants held by the Sponsor and 2,400,000 held by the IPO Underwriter). All outstanding Cayman Purchaser Warrants are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, Purchaser Organizational Documents or any Contract to which the Purchaser is a party. None of the outstanding Cayman Purchaser Warrants have been issued in violation of any applicable securities Laws. Other than the Cayman Purchaser Warrants and as set forth in Section 6.05(b) of the Purchaser Disclosure Letter, there are no outstanding commitments, Contracts, arrangements or undertakings of any kind to which the Purchaser is a party or by which it is bound obligating the Purchaser to issue, deliver or sell, or cause to be issued, delivered or sold, additional Purchaser Ordinary Shares, Purchaser Preference Shares, warrants, voting securities or securities convertible into or exchangeable for any equity interests of the Purchaser.

(c) Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Section 6.05(c) of the Purchaser Disclosure Letter or contained in the Sponsor Support Agreement, there are no shareholders agreements, voting trusts, registration rights, redemption rights, repurchase obligations, anti-dilution rights or other agreements or understandings to which the Purchaser is a party with respect to the voting, transfer, redemption, conversion or registration of any equity securities of the Purchaser. Pursuant to the Sponsor Support Agreement, the Sponsor has waived, in connection with the Closing, any anti-dilution adjustment, conversion-ratio adjustment or similar right under the Purchaser Organizational Documents in respect of the Founder Shares.

(d) All Indebtedness of the Purchaser as of the date of this Agreement is disclosed on Section 6.05(d) of the Purchaser Disclosure Letter. No Indebtedness of the Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Purchaser or (iii) the ability of the Purchaser to grant any Lien on its properties or assets.

(e) Since the date of incorporation of the Purchaser, and except as contemplated by this Agreement, the Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the Purchaser’s board of directors has not authorized any of the foregoing.

Section 6.06 SEC Filings and Purchaser Financials; Internal Controls.

(a) The Purchaser has, since the IPO, filed all forms, reports, schedules, statements and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “Purchaser SEC Reports”), and will have filed all such forms, reports, schedules, statements and other documents (except for the Proxy Statement/Registration Statement and any other forms, reports, schedules, statements and other documents filed or furnished with respect to the transactions contemplated by this Agreement or any Ancillary Documents) required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional Purchaser SEC Reports”). All of the Purchaser SEC Reports, Additional Purchaser SEC Reports, any correspondence from or to the SEC or the Nasdaq Stock Market (“Nasdaq”) (other than such correspondence in connection with the IPO of the Purchaser) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Public Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. The Purchaser SEC Reports were, and the Additional Purchaser SEC Reports will be, prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Purchaser SEC Reports did not, and the Additional Purchaser SEC Reports will not, at the time they were or are filed (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each director and executive officer of Purchaser has filed with the SEC on a timely basis all statements required with respect to Purchaser by Section 16(a) of the Exchange Act and the rules and regulations thereunder. The Public Certifications are, or will be, each true and correct as of their respective dates of filing. As used in this Section 6.06, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq.

(b) The financial statements and notes contained or incorporated by reference in the Purchaser SEC Reports fairly present, and the financial statements and notes to be contained in or to be incorporated by reference in the Additional Purchaser SEC Reports will fairly present, the financial condition and the results of operations, changes in shareholders’ equity and cash flows of the Purchaser as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable.

(c) The Purchaser has no off-balance sheet arrangements that are not disclosed in the Purchaser SEC Reports. No financial statements other than those of the Purchaser are required by GAAP to be included in the consolidated financial statements of the Purchaser.

(d) The issued and outstanding Cayman Purchaser Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “IPFXU.” The issued and outstanding Purchaser Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “IPFX.” The issued and outstanding Purchaser Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “IPFXW.” The Purchaser is a listed company in good standing with Nasdaq and, since the consummation of the IPO, Purchaser has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. There is no action or proceeding pending or, to the Knowledge of the Purchaser, threatened in writing against the Purchaser by Nasdaq or the SEC with respect to any intention by such entity to deregister the Cayman Purchaser Units, the Purchaser Class A Ordinary Shares or the Purchaser Public Warrants or terminate the listing of the Purchaser on Nasdaq. Except in connection with the transactions contemplated by this Agreement or any of the Ancillary Documents, none of the Purchaser or any of its Affiliates has taken any action in an attempt to terminate the registration of the Cayman Purchaser Units, the Purchaser Class A Ordinary Shares or Purchaser Public Warrants under the Exchange Act.

(e) Except as not required in reliance on exemptions from various reporting requirements by virtue of Purchaser’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Purchaser has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Purchaser is made known to Purchaser’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Purchaser’s principal executive officer and principal financial officer to material information required to be included in Purchaser’s periodic reports required under the Exchange Act. Since the consummation of the IPO, Purchaser has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Purchaser’s financial reporting and the preparation of the financial statements included in the Purchaser SEC Reports for external purposes in accordance with GAAP.

Section 6.07 Absence of Certain Changes. As of the date of this Agreement, the Purchaser has, since the date of its incorporation, (a) conducted no business other than its incorporation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) not been subject to a Purchaser Material Adverse Effect.

Section 6.08 Undisclosed Liabilities. Except for any fees and expenses payable by Purchaser as a result of or in connection with the consummation of the Transactions, there is no liability, debt or obligation of or claim or judgment against Purchaser (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in the Purchaser SEC Reports, (ii) that have arisen since the date of the most recent balance sheet included in the Purchaser SEC Reports in the ordinary course of business of Purchaser, (iii)_incurred in connection with the Transactions, or (iv) which would not be, or would not reasonably be expected to be, material to Purchaser.

Section 6.09 Compliance with Laws. The Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Purchaser Material Adverse Effect, and the Purchaser has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser.

Section 6.10 Legal Proceedings; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened Legal Proceeding to which the Purchaser is subject that would reasonably be expected to have a Purchaser Material Adverse Effect. There is no material Legal Proceeding that the Purchaser has pending against any other Person. The Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. The Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 6.11 Taxes and Returns.

(a) The Purchaser (i) has timely filed, or caused to be timely filed, all Income Tax and other material Tax Returns required to be filed by it (taking into account all valid extensions of time to file), and all such Tax Returns are accurate and complete in all material respects, and (ii) has timely paid, collected, withheld or remitted, or caused to be timely paid, collected, withheld or remitted, all Income Taxes and other material Taxes required to be paid, collected, withheld or remitted, whether or not such Taxes are shown as due and payable on any Tax Return, and (iii) has properly accrued, consistent with the past practices of the Purchaser, all material Taxes not yet due and payable for any taxable period or portion thereof ending on or before the Closing Date.

(b) There is no Legal Proceeding currently pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by a Governmental Authority in a jurisdiction where Purchaser does not file Tax Returns that it is or may be subject to Tax or required to file a Tax Return in that jurisdiction, and the Purchaser has not received any written notice from any Governmental Authority asserting that it is or may be subject to Tax or required to file a Tax Return in any such jurisdiction.

(c) There are no audits, examinations, investigations or other proceedings pending against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims or assessments against the Purchaser.

(d) There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens.

(e) The Purchaser has not requested or consented to any waivers or extensions of any applicable statute of limitations for the collection or assessment of any Taxes, which waiver or extension (or request thereof) is outstanding or pending.

(f) The Purchaser will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law) or the use of an improper method of accounting on or prior to the Closing Date; (iii) any prepaid amounts received or deferred revenue realized or received on or prior to the Closing Date; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) occurring on or prior to the Closing Date; or (v) any “closing agreement” pursuant to Section 7121 of the Code or any similar agreement or arrangement with a Governmental Authority relating to Taxes entered into on or prior to the Closing Date.

(g) The Purchaser has not participated in or been a party to any “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4 (or any similar or corresponding provision of state, local or foreign Law).

(h) The Purchaser has not been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes. The Purchaser does not have any Liability or potential Liability for the Taxes of another Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise (excluding customary commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Purchaser is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Purchaser with respect to any period (or portion thereof) following the Closing Date.

(i) The Purchaser has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(j) The Purchaser does not have a permanent establishment in any country other than its jurisdiction of formation, and has not engaged in a trade or business in any country other than its jurisdiction of formation that subjected it to Tax in such country.

(k) To the Purchaser’s knowledge, no Purchaser Shareholder (or any person or entity acting on behalf of a Purchaser Shareholder) has entered into any agreement or other arrangement that is or could reasonably be expected to be treated as (or pursuant to the terms of any such agreement or other arrangement could reasonably be expected to result in), for U.S. federal income tax purposes, a sale or exchange or other disposition of the Pubco Class A-1 Common Stock or the Pubco Convertible Preferred Stock after the Closing.

(l) The Purchaser has not knowingly taken any action, nor is it aware of any fact or circumstance, that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for their respective Intended Tax Treatments.

Section 6.12 Properties. The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property.

Section 6.13 Investment Company Act. The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended. Purchaser constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 6.14 Trust Account. As of the IPO closing on March 30, 2026, an aggregate amount of $253,000,000 (which amount included $12,045,000 of deferred underwriting discount) was deposited in a trust account established for the benefit of the Purchaser’s Public Shareholders and certain other Persons (the “Trust Account”), and as of the date of this Agreement the funds in the Trust Account are held in cash or invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, in each case pursuant to the Investment Management Trust Agreement, dated as of March 26, 2026, by and between Purchaser and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Purchaser SEC Reports to be inaccurate. Prior to the Closing, none of the funds held in the Trust Account may be released other than as set forth in the Trust Agreement. The Trust Agreement has not been amended or modified, is a valid and binding obligation of the Purchaser, is in full force and effect and is enforceable against Purchaser and, to the Knowledge of Purchaser, the Trustee in accordance with its terms, subject to the Enforceability Exceptions. There are no claims or proceedings pending or, to the Knowledge of Purchaser, threatened with respect to the Trust Account. Purchaser has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. Since the IPO, the funds held in the Trust Account have been invested in compliance with the Trust Agreement and applicable Law. As of the Closing, the obligations of Purchaser to dissolve or liquidate pursuant to Purchaser Organizational Documents shall terminate, and as of the Closing, Purchaser shall have no obligation whatsoever pursuant to Purchaser Organizational Documents to dissolve and liquidate the assets of Purchaser by reason of the consummation of the Transactions. To Purchaser’s Knowledge, as of the date hereof, following the Closing, no Purchaser Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Purchaser Shareholder is exercising its option to redeem Domesticated Purchaser Class A Common Stock in connection with the Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, the Purchaser does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or that funds available in the Trust Account will not be available to Purchaser on the Closing Date.

Section 6.15 Finders and Brokers. Except as set forth on Section 6.15 of the Purchaser Disclosure Letter, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finder’s fee or other similar commission, for which any Purchaser Party (or Sponsor on behalf of a Purchaser Party) would be liable in connection with the Transactions based upon arrangements made by any Purchaser Party or any of their Affiliates.

Section 6.16 Certain Business Practices.

(a) To the Purchaser’s Knowledge, neither the Purchaser nor any of the Representatives of Purchaser acting on behalf of Purchaser, has offered, given, paid, promised to pay, or authorized the payment of anything of value to (i) an official or employee of a foreign or domestic Governmental Authority; (ii) a foreign or domestic political party or an official of a foreign or domestic political party; or (iii) a candidate for foreign or domestic political office, in any such case under circumstances in which the Purchaser or Representative thereof knew that all or a portion of such thing of value would be offered, given, or promised to an official or employee of a foreign or domestic Governmental Authority, a foreign or domestic political party, an official of a foreign or domestic political party, or a candidate for a foreign or domestic political office, in each case in violation of any Anti-Bribery Law. To the Purchaser’s Knowledge, neither the Purchaser nor any Representative thereof has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-Bribery Law. To the Purchaser’s Knowledge, neither the Purchaser nor any Representative thereof has received any written notice, request, or citation from any Governmental Authority for any actual or potential noncompliance with any Anti-Bribery Law. The Purchaser has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(b) The operations of the Purchaser are and have been conducted at all times in material compliance with Export Controls and Sanctions, and money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Legal Proceeding involving the Purchaser with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c) None of the Purchaser nor any of its directors or officers nor, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is or has been: (i) identified on any applicable sanctions-related list of designated or blocked persons (including without limitation the Specially Designated Nationals and Blocked Persons List (“SDN List”) maintained by the U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”)), (ii) otherwise the subject or target of any U.S. sanctions administered by OFAC, (iii) located, organized or resident in any country or territory that is the subject of comprehensive economic sanctions maintained by OFAC (as of the date of this Agreement, Cuba, Iran, North Korea, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine) (each a “Sanctioned Jurisdiction”), or (iv) owned, directly or indirectly, individually or in the aggregate, 50% or more or otherwise controlled by any of the foregoing.

(d) Neither the Purchaser nor, to the Knowledge of the Purchaser, the Sponsor is a “foreign person” or a “foreign entity,” in each case as defined in 31 C.F.R. Part 800 promulgated under Section 721 of the Defense Production Act of 1950, as amended. As of the date of this Agreement, neither the Purchaser nor, to the Knowledge of the Purchaser, the Sponsor has agreed, to grant, in connection with the Transactions, any “DPA Triggering Rights” that would constitute a “covered transaction” subject to mandatory CFIUS jurisdiction.

Section 6.17 Insurance. Section 6.17 of the Purchaser Disclosure Letter lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser or relating to the Purchaser or their business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Purchaser Material Adverse Effect.

Section 6.18 Information Supplied. None of the information supplied or to be supplied by any Purchaser Party expressly for inclusion or incorporation by reference in (i) any current report on Form 8-K, and any exhibits thereto, or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents, or in the Proxy Statement/Registration Statement, or (ii) any of the Signing Press Release, the Signing Filing, the Closing Press Release, the Closing Filing and any other press releases or prospectuses filed under Rule 425 of the Securities Act in connection with the transactions contemplated by this Agreement or any Ancillary Document, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading at (a) the time such information is filed with or furnished to the SEC (provided, that if such information is revised by any subsequently filed amendment or supplement, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Proxy Statement/Registration Statement is declared effective by the SEC; (c) the time the Proxy Statement/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the Purchaser Shareholders; or (d) the time of the Purchaser Shareholders’ Meeting. Notwithstanding the foregoing, no Purchaser Party makes any representation, warranty or covenant with respect to any information supplied by or on behalf of the Target Companies or their respective Affiliates.

Section 6.19 Independent Investigation. The Purchaser Parties have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. Each Purchaser Party acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Letter) and in any certificate delivered to Purchaser pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) neither the Company nor its Representatives have made any representation or warranty as to the Target Companies or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Letter) or in any certificate delivered to Purchaser pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

Section 6.20 Employees; Benefit Plans. Purchaser has never had any employees and Purchaser has no unsatisfied material liability with respect to any employee. Purchaser does not currently maintain or have any direct liability under any benefit plan.

Section 6.21 Section 280G. Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereby or by the Ancillary Documents shall, either alone or in connection with any other event(s), result in the payment of any amount to any current or former employee, officer, director or independent contractor of Purchaser or other Person that could individually or in the aggregate, or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

Section 6.22 CFIUS Foreign Person Status. The Purchaser is not a “foreign person” and is not controlled by a “foreign person,” as those terms are defined in Section 721 of the DPA. The Purchaser does not permit any “foreign person” (as defined in the DPA) affiliated with the Purchaser, whether affiliated as a limited partner or equivalent, to obtain through the Purchaser as a result of that foreign person’s investment any of the following with respect to the Company: (i) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the Company; (ii) membership or observer rights on the Board of Directors or equivalent governing body of the Company or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of the Company; (iii) any “involvement,” other than through the voting of shares, in the “substantive decision-making” of the Company (as defined in the DPA) regarding (x) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (iv) “control” of the Company (as defined in the DPA).

Section 6.23 No Additional Representations or Warranties. Except as provided in this Article VI, in the Ancillary Documents to which Purchaser or the Sponsor is a party, or in any certificate delivered by Purchaser pursuant hereto or thereto, none of the Purchaser, the Sponsor or any of their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, shareholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Target Companies or their Affiliates, and no such Person shall have or be deemed to have any Liability in respect of the accuracy or completeness of any information (including any forecast, projection, business plan, model, estimate, budget or forward-looking statement) furnished or made available to the Target Companies or their Affiliates, except, in each case, in the case of fraud. Without limiting the foregoing, the Target Companies acknowledge that they have made their own investigation of the Purchaser and, except as provided in this Article VI, in the Ancillary Documents to which any Purchaser or the Sponsor is a party, or in any certificate delivered by Purchaser pursuant hereto or thereto, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Purchaser, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Purchaser as conducted after the Closing, as contained in any materials provided by Purchaser or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise. Nothing in this Section 6.23 shall (and is not intended to) limit, modify, impair or waive any of the express representations, warranties, covenants or agreements of the Purchaser set forth in this Agreement or any Ancillary Document, or any rights, claims or remedies of the Company or the other Target Companies in respect of any breach thereof or for fraud.

Article VII

Covenants

Section 7.01 Access and Information; Cooperation.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.01 or the Closing (the “Interim Period”), subject to Section 7.16, the Company shall give, and shall cause the Target Companies and its and their respective Representatives to give, the Purchaser Parties and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all officers, managers, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information, of or pertaining to the Target Companies as any Purchaser Party or any of their respective Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects, and cause each of the Company’s Representatives to reasonably cooperate with the Purchaser Parties and their respective Representatives in their investigation; provided, however, that the Purchaser Parties and their respective Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies. Notwithstanding the foregoing, the Company shall not be required to provide, or cause to be provided, to any Purchaser Party or any of their respective Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Company is subject, (B) result in the disclosure of any trade secret of third party in breach of any Contract with such third party, (C) violate any legally-binding obligation of the Company with respect to confidentiality, non-disclosure or privacy, (D) jeopardize the protection of the attorney-client privilege, the attorney work-product doctrine or any similar protection or doctrine, (E) constitute the disclosure of, or grant access to, classified information, controlled unclassified information or export-controlled information in violation of applicable Law or (F) result in the grant of any DPA Triggering Rights to a Foreign Person or materially compromise any Government Contract or Government Bid (provided, in the case of each of clauses (A) through (F), that the Company shall use commercially reasonable efforts to provide such access or information through redaction, clean-room, outside-counsel-only or summary-form arrangements or in such other manner as does not violate such privilege, doctrine, Contract, obligation or Law), or (ii) if the Company, on the one hand, and any Purchaser Party or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto. The access referenced in this Section 7.01(a) shall include the right for the Purchaser Parties and their respective Representatives to perform Phase I environmental site assessments at the real property currently leased or operated by the Target Companies and otherwise take reasonable measures to assess the Target Companies’ compliance with all Environmental Laws; provided, that (x) such assessments shall be coordinated in advance with the Company and conducted in a manner that does not unreasonably interfere with the business or operations of the Target Companies, and (y) all costs and expenses of such assessments shall be borne by the Purchaser Parties and shall not be included in or count towards the Purchaser Expense Cap. The Company shall not be obligated under this Section 7.01(a) to permit any Purchaser Party or any of their respective Representatives to conduct any invasive, intrusive or subsurface sampling or testing of any media at the properties of any of the Target Companies.

(b) During the Interim Period, subject to Section 7.16, each of the Purchaser Parties shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all officers, directors, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information, of or pertaining to such Purchaser Party, as the Company or its Representatives may reasonably request regarding such Purchaser Party and its business, assets, Liabilities, financial condition, prospects, operations, management, directors, officers and other aspects, and cause each of such Purchaser Party’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of any Purchaser Party. Notwithstanding the foregoing, no Purchaser Party shall be required to provide, or cause to be provided, to the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which such Purchaser Party is subject, (B) violate any legally-binding obligation of such Purchaser Party with respect to confidentiality, non-disclosure or privacy or (C) jeopardize the protection of the attorney-client privilege, the attorney work-product doctrine or any similar protection or doctrine (provided, in the case of each of clauses (A) through (C), that such Purchaser Party shall use commercially reasonable efforts to provide such access or information in such other manner as does not violate such privilege, doctrine, Contract, obligation or Law), or (ii) if such Purchaser Party, on the one hand, and the Company or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto.

(c) During the Interim Period, each of the Company, the Purchaser Parties shall, and shall cause their respective Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the Parties mutually agree to seek in connection with the Transactions (including in connection with the PIPE Investment), including (i) by providing such information and assistance as the other Party may reasonably request, (ii) granting such access to the other Party and its Representatives as may be reasonably necessary for their due diligence and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with respect to such financing efforts (including direct contact between senior management and other Representatives of the Company at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, the Purchaser Parties or their respective Representatives, and shall be subject to the limitations set forth in Section 7.01(a).

Section 7.02 Conduct of Business of the Company.

(a) During the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law, as set forth on Section 7.02 of the Company Disclosure Letter or as consented to in writing by the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause its Subsidiaries to, (i) conduct its and their respective businesses, in all material respects, in the ordinary course of business, (ii) comply in all material respects with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (iii) take commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations.

(b) Without limiting the generality of Section 7.02(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including the Recapitalization), as required by applicable Law or as set forth on Section 7.02 of the Company Disclosure Letter, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its membership interests or other equity securities of any class, including the Incentive Units, the Management Incentive Units, the UARs and the Company Warrants, and any other equity-based or equity-linked awards, or engage in any hedging transaction with a third Person with respect to such securities, except (A) in compliance with existing Company Benefit Plans (including the Management Incentive Plan and the UAR Plan) or any Contract (including any warrant or profits interest award) outstanding as of the date hereof and disclosed in writing to the Purchaser, (B) ordinary-course employee or service-provider equity grants in accordance with existing Company Benefit Plans (including (x) the issuance by the Company of Incentive Units to Quantum Space Management, LLC in connection with, and for the purpose of, the issuance by Quantum Space Management, LLC of Management Incentive Units to Service Providers pursuant to the Management Incentive Plan and (y) the issuance by Quantum Space Management, LLC of Management Incentive Units to Service Providers pursuant to the Management Incentive Plan), or (C) any sale, transfer, assignment, distribution or other disposition by Phase Four, Inc. or Prime Movers of equity interests in the Company or any Target Company to any Person, in each case (w) effected in compliance with the Company’s Organizational Documents, the Investors’ Rights Agreement, the Member Support Agreement, any applicable lock-up, transfer restriction, right of first refusal, right of first offer or co-sale provision and applicable Law, (x) that does not involve any new issuance of equity interests, equity-linked interests, options, warrants, profits interests, Incentive Units, Management Incentive Units, UARs or other securities by any Target Company (other than the issuances described in clause (B) above), (y) that is conditioned upon, and accompanied by, the joinder by the transferee to the Member Support Agreement and other related agreements as the Company may reasonably require, and (z) that does not impair, delay, interfere with or prevent the Transactions, including the Recapitalization and obtaining of the Requisite Member Approval;

(iii) split, combine, recapitalize or reclassify any of its membership interests or other equity interests, or issue any other securities in respect thereof, or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, except (x) with respect to the Recapitalization or (y) for distributions to holders of equity interests in any Target Company that is treated as a partnership or other pass-through entity for U.S. federal, and applicable state and local, Income Tax purposes as necessary to enable such holders to timely pay their income Taxes, including estimated Income Taxes, attributable to their ownership of such Target Company, in each case as expressly contemplated by, and not in excess of the amounts contemplated by, the Company LLC Agreement;

(iv) allow the aggregate Indebtedness of the Target Companies to exceed an amount equal to the sum of $5,000,000;

(v) except as otherwise required by Law or by any Company Benefit Plan, (i) grant any severance, retention, change-in-control or termination or similar pay, (ii) terminate, adopt, enter into or materially amend or grant any new awards (other than grants made in the ordinary course of business consistent with past practices) under any Company Benefit Plan or any plan, policy, practice, program, agreement or other arrangement that would be deemed a Company Benefit Plan as of the date hereof, (iii) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except for such increases to any such individuals who are not directors or officers of the Target Companies made in the ordinary course of business consistent with past practice, (iv) take any action to amend or waive any performance or vesting criteria, or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of its Subsidiaries, (v) hire or engage any new employee or independent contractor if such new employee or independent contractor will receive annual base compensation in excess of $250,000, other than in the ordinary course of business consistent with past practice, (vi) terminate the employment or engagement, other than for cause, death or disability, of any employee or independent contractor with annual base compensation in excess of $250,000, (vii) waive any restrictive covenants applicable to any current or former employee or independent contractor, or (viii) plan, announce, implement or effect any reduction in force, lay-off, furlough, early-retirement program, severance program or other program or effort concerning the termination of a group of employees of the Target Companies (other than individual employee terminations for cause permitted under prong (vi) of this clause (v));

(vi) enter into or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, labor organization or group of employees of the Target Companies as the bargaining representative for any employees of the Target Companies;

(vii) (A) make, change or rescind any material election relating to Taxes, (B) settle any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other Legal Proceeding relating to material Taxes, (C) file any amended Income Tax or other material Tax Return, (D) surrender or allow to expire any right to claim a refund of material Taxes, (E) change (or request to change) any method of accounting for Tax purposes, (F) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued or in respect of any material Tax attribute that would give rise to any claim or assessment of Taxes of or with respect to the Target Companies, or (G) enter into any “closing agreement” as described in Section 7121 of the Code or any similar agreement or arrangement with any Governmental Authority, in each case except as required by applicable Law;

(viii) knowingly take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede any relevant portion of the Transactions from qualifying for its respective Intended Tax Treatment;

(ix) (A) transfer, sell, assign, license, sublicense, convey, covenant not to assert, pledge, encumber or subject to a Lien (other than a Permitted Lien), cancel, fail to maintain, prosecute or defend, abandon, let lapse, allow to lapse or otherwise dispose of any right, title or interest of any Target Company in or to any Owned Intellectual Property material to any of the businesses of the Target Companies (other than (x) non-exclusive licenses of Owned Intellectual Property granted to customers or service providers in the ordinary course of business consistent with past practice, or (y) abandoning, allowing to lapse, failing to preserve or otherwise disposing of immaterial Owned Intellectual Property registrations or applications that the Target Companies, in the exercise of their good-faith business judgment, have determined to abandon, allow to lapse, fail to preserve or otherwise dispose of), (B) disclose, divulge, furnish to or make accessible to any Person who has not entered into a valid and enforceable confidentiality agreement (substantially on the Company’s standard forms made available to the Purchaser and without any material exceptions or modifications thereto) sufficiently protecting the confidentiality of and the Target Companies’ rights in any material Trade Secrets constituting Owned Intellectual Property, or (C) include, incorporate or embed in or link to any Open Source Software in a manner that may require any Target Company to take a Copyleft Action;

(x) terminate or assign any Company Material Contract or enter into any Contract that would be a Company Material Contract, in each case outside of the ordinary course of business consistent with past practice;

(xi) establish any Subsidiary or enter into any new line of business;

(xii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect, or terminate without replacement or amend in a manner materially detrimental to the Target Companies, taken as a whole, any material insurance policy insuring the Target Companies;

(xiii) make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or changes that are made in accordance with PCAOB standards;

(xiv) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $250,000 (individually or in the aggregate);

(xv) effect any layoff or other personnel reduction or change at any of its facilities;

(xvi) acquire, including by merger, consolidation, acquisition of equity interests or assets or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice, except pursuant to any Contract in existence as of the date hereof which has been disclosed in writing to the Purchaser;

(xvii) make capital expenditures outside of the ordinary course of business consistent with past practice in excess of $500,000 individually for any project or $1,000,000 in the aggregate;

(xviii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xix) voluntarily incur Liabilities or obligations (whether absolute, accrued, contingent or otherwise) in excess of $1,000,000 in the aggregate, other than pursuant to the terms of a Company Material Contract or Company Benefit Plan, in any case outside of the ordinary course of business, taking into account the anticipated growth in the Target Companies’ businesses;

(xx) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of, any material portion of its tangible properties, assets or rights;

(xxi) enter into any written agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement or that would impede the Transactions;

(xxiii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses provided in the ordinary course of business consistent with past practice);

(xxiv) (i) limit the right of any Target Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person, or (ii) grant any exclusive or similar rights to any Person, in each case except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary-course operation of the business of the Target Companies;

(xxv) grant any DPA Triggering Rights to any Foreign Person, or knowingly take any action that would cause the Transactions or the post-Closing operations of the Target Companies to require a mandatory CFIUS or other mandatory foreign-investment, Export Controls and Sanctions or national-security filing (other than filings required to consummate the Transactions themselves), in each case except (A) as disclosed in writing to, and consented to in advance in writing by, the Purchaser, (B) subject to any required approval of the Committee on Foreign Investment in the United States or other applicable Governmental Authority, and (C) only if the grant, action or filing is not reasonably expected to prevent, materially delay or materially impair the Transactions; or

(xxvi) authorize or agree to do any of the foregoing actions.

Section 7.03  Conduct of Business of the Purchaser.

(a)  During the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law, as set forth on Section 7.03 of the Purchaser Disclosure Letter or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), each of the Purchaser Parties shall (i) conduct its business, in all material respects, in the ordinary course of business (it being acknowledged that, prior to the Closing, none of Pubco and Merger Sub will have conducted any business other than activities contemplated by this Agreement or the Ancillary Documents and activities incidental to its formation, capitalization and existence), (ii) comply in all material respects with all Laws applicable to such Purchaser Party and its business, assets and employees, and (iii) take commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organization. Notwithstanding anything to the contrary in this Section 7.03, nothing in this Agreement shall prohibit or restrict the Purchaser from extending, in accordance with the Purchaser Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), by way of an amendment to the Purchaser Organizational Documents, or making any payments to the Trust Account in connection therewith, and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 7.03(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents, as required by applicable Law or as set forth on Section 7.03 of the Purchaser Disclosure Letter, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), no Purchaser Party shall:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class, and any other equity-based or equity-linked awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests, or issue any other securities in respect thereof, or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $200,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this clause (iv) shall not prevent the Purchaser from borrowing funds necessary to finance its ordinary-course administrative costs and expenses and expenses incurred in connection with the consummation of the Transactions (including the PIPE Investment), up to aggregate additional Indebtedness during the Interim Period of $1,000,000);

(v) (A) make, change or rescind any material election relating to Taxes, (B) settle any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other Legal Proceeding relating to material Taxes, (C) file any amended Income Tax or other material Tax Return, (D) surrender or allow to expire any right to claim a refund of material Taxes, (E) change (or request to change) any method of accounting for Tax purposes, (F) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued or in respect of any material Tax attribute that would give rise to any claim or assessment of Taxes of or with respect to such Purchaser Party, or (G) enter into any “closing agreement” as described in Section 7121 of the Code or any similar agreement or arrangement with any Governmental Authority, in each case except as required by applicable Law;

(vi) knowingly take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede any relevant portion of the Transactions from qualifying for its respective Intended Tax Treatment;

(vii) amend, waive or otherwise change the Trust Agreement in any manner;

(viii) terminate, waive or assign any material right under any material Contract of such Purchaser Party;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or PCAOB standards;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Purchaser Party or its Affiliates) not in excess of $500,000 (individually or in the aggregate);

(xiv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xv) make capital expenditures in excess of $200,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding, for the avoidance of doubt, the incurrence of any expenses);

(xvi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xvii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate (excluding the incurrence of any expenses), other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 7.03 during the Interim Period;

(xviii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of, any material portion of its tangible properties, assets or rights;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xx) grant or establish any form of compensation or benefits to any current or former employee, officer, director, individual independent contractor or other individual service provider of the Purchaser;

(xxi) incur, agree to pay, accelerate, modify, amend, defer or waive any Purchaser Transaction Costs, deferred underwriting commission, advisory fee, placement fee, sponsor reimbursement, working capital loan or other Liability in any manner that would cause the Minimum Cash Condition to fail to be satisfied; or

(xxii) authorize or agree to do any of the foregoing actions.

Section 7.04 Annual and Interim Financial Statements.

(a) To the extent not already delivered, as soon as reasonably practicable following the date of this Agreement (and in any event by September 30, 2026), the Company shall deliver to the Purchaser audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Target Companies as of and for the years ended December 31, 2025 and December 31, 2024, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (collectively, the “PCAOB Financial Statements”); provided, that upon delivery of such PCAOB Financial Statements, such financial statements shall be deemed “Audited Financial Statements” for the purposes of this Agreement and the representation and warranties set forth in Section 3.06 shall be deemed to apply to such Audited Financial Statements with the same force and effect as if made as of the date of this Agreement; provided further that there shall be no material changes between the Audited Financial Statements and (i) the PCAOB Financial Statements; (ii) all other audited and unaudited financial statements of the Company and any company or business units acquired by it, as applicable, that are required to be included in the Proxy Statement/Registration Statement and/or the Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement; (iii) all selected financial data of the Company required to be included in the Proxy Statement/Registration Statement and the Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement; and (iv) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the SEC as necessary for inclusion in the Proxy Statement/Registration Statement and the Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement (including pro forma financial information).

(b) As soon as reasonably practicable following the date of this Agreement, the Company shall deliver to the Purchaser unaudited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Target Companies as of and for the six-month periods ending June 30, 2026 and 2025, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Updated Interim Financial Statements”) and as soon as reasonably practicable, the Company shall deliver to the Purchaser any other audited or unaudited financial statements of the Target Companies that are required by applicable law to be included in the Proxy Statement/Registration Statement; provided, that upon delivery of such Updated Interim Financial Statements and any other audited or unaudited financial statements of the Target Companies, the representation and warranties set forth in Section 3.06 shall be deemed to apply to the Updated Interim Financial Statements and any other audited or unaudited financial statements of the Target Companies, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

(c) The Audited Financial Statements and the Updated Interim Financial Statements when delivered pursuant to this Section 7.04, will be derived in all material respects from the books and records of the Target Companies, which books and records are and will be, in all material respects, true, correct and complete and have been and will be maintained in all material respects in accordance with commercially reasonable business practices. Such financial statements, when delivered, will have been prepared in all material respects in accordance with GAAP consistently applied throughout the periods covered thereby (except, in the case of the Updated Interim Financial Statements, for the absence of footnote disclosures and other presentation items required by GAAP and for year-end adjustments that will not be material) and present fairly in all material respects the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Target Companies as of the dates and for the periods indicated in such financial statements in conformity with GAAP (except, in the case of the Updated Interim Financial Statements, for the absence of footnote disclosures and other presentation items required by GAAP and for year-end adjustments that will not be material).

Section 7.05 Purchaser Public Filings. During the Interim Period, the Purchaser will keep current all of its public filings with the SEC (after giving effect to all applicable extension periods) and otherwise comply in all material respects with applicable securities Laws, and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the Purchaser Class A Ordinary Shares and the Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that (i) if Purchaser fails to timely file any public filing with the SEC, such failure shall not be a breach of this Section 7.05 provided such public filing is made before the effectiveness of the Registration Statement or the earlier termination of this Agreement pursuant to Section 9.01 (even though such filing is late) and such late filing does not have a material adverse impact on the consummation of the Transactions and (ii) from and after the Closing, the Parties intend to list on Nasdaq only the Pubco Class A-1 Common Stock and the Pubco Warrants.

Section 7.06 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal (whether written or oral), from any Person or group at any time relating to an Alternative Transaction (other than the Purchaser Parties and the Sponsor or their respective Representatives), and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction or series of transactions (other than the Transactions and the matters expressly permitted by clause (d) of this Section 7.06) concerning the sale (whether directly or indirectly) of (x) all or any part of the business or assets of the Target Companies, (y) any of the membership interests or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise, or (z) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of the Target Companies, and (B) with respect to the Purchaser Parties and their respective Affiliates, a transaction (other than the Transactions) concerning a Business Combination involving any Purchaser Party or any of their respective Affiliates.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate, engage in or facilitate the making, submission or announcement of, or encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage in or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party, (vii) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt by any Person to make an Alternative Transaction, or (viii) agree or otherwise commit to enter into or engage in any of the foregoing.

(c) Each Party shall notify the others as promptly as practicable (and in any event within two (2) Business Days) in writing of the receipt by such Party or any of its Representatives of (i) any inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal, or any inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

(d) Notwithstanding anything in this Section 7.06 to the contrary, none of the following shall constitute an Acquisition Proposal or Alternative Transaction or otherwise be prohibited by this Section 7.06 with respect to the Company or the other Target Companies: (i) the Permitted Series A-1 Financing; (ii) any sale, transfer, assignment, distribution or other disposition by Phase Four, Inc. or Prime Movers of equity interests in the Company or any Target Company to any Person, in each case (w) effected in compliance with the Company’s Organizational Documents, the Investors’ Rights Agreement, the Member Support Agreement, any applicable lock-up, transfer restriction, right of first refusal, right of first offer or co-sale provision and applicable Law, (x) that does not involve any new issuance of equity interests, equity-linked interests, options, warrants, profits interests, Incentive Units, Management Incentive Units, UARs or other securities by any Target Company, (y) that is conditioned upon, and accompanied by, the joinder by the transferee to the Member Support Agreement and other related agreements as the Company may reasonably require, and (z) that does not impair, delay, interfere with or prevent the Transactions, including the Recapitalization and obtaining of the Requisite Member Approval; and (iii) ordinary-course employee or service-provider equity grants permitted under Section 7.02(b)(ii).

Section 7.07 No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material non-public information of the Purchaser, will be advised), of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder, or otherwise (the “Federal Securities Laws”), and other applicable foreign and domestic Laws on a Person possessing material non-public information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material non-public information, it shall not, it shall cause its Subsidiaries not to, and it shall instruct its other Affiliates and Representatives not to, purchase or sell any securities of the Purchaser (unless otherwise explicitly contemplated by this Agreement), communicate such information to any third party, take any other action with respect to the Purchaser in violation of such Laws or cause or encourage any third party to do any of the foregoing.

Section 7.08 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the Transactions or (ii) any non-compliance with any Law by such Party or its Affiliates; (b) receives any notice or other communication from any Governmental Authority in connection with the Transactions; or (c) becomes aware of the commencement or threat, in writing, of any Legal Proceeding against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager (in his, her or its capacity as such) of such Party or of its Affiliates, in each case with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgment or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. In the event that any litigation related to this Agreement, any Ancillary Document or the Transactions is brought, or, to the knowledge of the Parties, respectively, threatened, against such Party, or the board of directors (or similar governing body) of such Party or any of its Subsidiaries, respectively, by a third party prior to the Closing, such Party shall promptly notify the other Parties of any such litigation and keep the other Parties reasonably informed with respect to the status thereof. Each Party shall provide the other Parties the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the other Parties’ advice with respect to such litigation, and shall not settle or agree to settle any such litigation without the prior written consent of the other Parties, such consent not to be unreasonably withheld, conditioned or delayed.

Section 7.09 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts, and shall cooperate reasonably with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions.

(b) In furtherance and not in limitation of Section 7.09(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including but not limited to under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) (collectively, “Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense (except that any fees or other amounts charged by any Governmental Authorities relating to such filings or applications will be paid by the Purchaser and the Company on a 50/50 basis), with respect to the transactions contemplated hereby as promptly as practicable (but in any event, within 15 business days of executing this Agreement for filings under the HSR Act), to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any required filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to prepare and file with Governmental Authorities any requests for approval, to the extent applicable or required, of the transactions contemplated by this Agreement and shall use their reasonable best efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Legal Proceeding is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their reasonable best efforts to resolve any such objections or Legal Proceedings so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Legal Proceedings which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Legal Proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Legal Proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

Section 7.10 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee (which notice the Purchaser shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, the Purchaser (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to, (1) pay as and when due all amounts payable to the Purchaser Shareholders pursuant to the Redemption and (2) pay all remaining amounts then available in the Trust Account, after payment of Purchaser Transaction Costs subject to the Purchaser Expense Cap, to the Purchaser for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.11 Tax Matters.

(a) The Parties hereby agree and acknowledge that, for U.S. federal, and applicable state and local, income Tax purposes, it is intended that (i) the contribution by Series B Investors of the Series B Investment to the Company in exchange for Series B Preferred Units shall qualify as a contribution to a partnership described in Section 721 of the Code, (ii) the Sponsor Share Conversion shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code, (iii) the Domestication shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (iv) the Merger, the Seller Contributions, the Preferred Contributions and the PIPE Investment shall, taken together as an integrated transaction, qualify as an exchange described in Section 351 of the Code, (v) to the extent the 368 Requirement (as defined below) is satisfied and to the extent permitted under applicable Law, the Merger shall also qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (vi) the Pubco Class B-1 Common Stock and the Pubco Class B-2 Common Stock shall be treated as having a fair market value equal to the amount paid by the applicable Up-C Seller, (vii) the contribution by Pubco to Purchaser of its Company Common Units, Series B Preferred Units, and cash shall qualify as an exchange described in Section 351 of the Code, and (viii) the Closing Date Cash Contributions shall qualify as a contribution to a partnership described in Section 721 of the Code (each, an “Intended Tax Treatment” and, collectively, the “Intended Tax Treatments”), and that this Agreement constitutes, and hereby is adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). For purposes of this Agreement, the “368 Requirement” shall be satisfied if the amount of cash in the Trust Account immediately following the deduction of amounts required to satisfy the Redemption is not less than fifty percent (50%) of the cash in the Trust Account immediately prior to such deduction. No Party shall knowingly take or knowingly cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action if such action or failure to act, as the case may be, would reasonably be expected to prevent or impede the relevant portions of the Transactions from qualifying for their respective Intended Tax Treatments. The Parties hereby agree to file all Tax Returns on a basis consistent with the Intended Tax Treatments unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or a change in applicable Law. Each Party agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the qualification of any relevant portion of the Transactions for its Intended Tax Treatment by any Governmental Authority.

(b) All transfer, documentary, sales, use, stamp, registration, excise, recording, value-added and other such similar Taxes and fees (including any penalties and interest) (“Transfer Taxes”) (i) imposed with respect to the Redemptions, the Sponsor Share Conversion, the Domestication and the Merger shall be borne and paid by Pubco, and (ii) imposed with respect to the Transactions not described in clause (i) shall be borne and paid by the relevant Target Companies. The Party responsible pursuant to the foregoing sentence shall, at their own expense, timely file all necessary Tax Returns or other documentation with respect to such Transfer Taxes and, if required by applicable Law, the other Parties shall join in the execution of any such Tax Returns or other documentation.

(c) With respect to any Tax Proceeding of any Target Company treated as a partnership for U.S. federal income tax purposes for any taxable period (or portion thereof) ending on or prior to the Closing Date and that is governed under subchapter C of Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015 (or any similar provision of state, local or non-U.S. Law), the Company (i) shall, and shall cause its eligible Subsidiaries to, timely make an election under Section 6226 of the Code (or any similar provision of state, local or non-U.S. Law) in accordance with applicable Law (and the Sellers expressly consent to, and shall reasonably cooperate in the making of, all such elections), or (ii) shall make other arrangements reasonably satisfactory to Pubco for each Seller to bear the economic burden of any “imputed underpayment” and any associated interest, adjustments to tax and penalties (or similar liability imposed under other provisions of state, local or non-U.S. Law) attributable to such Seller, as applicable. The Seller Tax Representative shall have the right (but not the obligation) to control any such Tax Proceeding; provided, that Pubco shall have the right to participate in (at Pubco’s expense) any such Tax Proceeding, and the Seller Tax Representative shall not settle, compromise, concede, amend any Tax Return or fail to contest, and shall not cause to be settled or failed to be contested, any such Tax Proceeding in a manner that is reasonably expected to materially adversely affect Pubco without the prior written consent of Pubco (such consent not to be unreasonably withheld, conditioned or delayed). If the Seller Tax Representative does not elect to control such Tax Proceeding, Pubco shall (W) keep the Seller Tax Representative reasonably informed of any such Tax Proceeding, (X) allow the Seller Tax Representative to participate in (at the Sellers’ expense) any such Tax Proceeding, (Y) allow the Seller Tax Representative to make reasonable comments to Pubco and the Company’s “partnership representative” regarding such Tax Proceeding and shall consider in good faith incorporating any such comments, and (Z) not cause to be settled any such Tax Proceeding without the prior written consent of the Seller Tax Representative (which consent not to be unreasonably withheld, conditioned or delayed). The Company shall, and shall cause all of its eligible Subsidiaries to, make or cause to remain in effect, as applicable, a valid election under Section 754 of the Code (and any similar provision of state, local or non-U.S. Law) for any taxable period that includes the Closing Date, and shall provide Pubco with evidence reasonably satisfactory to Pubco that each such election is valid, timely and effective.

(d) The Purchaser and the Target Companies shall terminate or cause to be terminated any and all Tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings to which the Target Companies or the Purchaser, as applicable, are a party, are bound by or have an obligation thereunder (other than customary commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes, and excluding, for the avoidance of doubt, the Company A&R Operating Agreement and the Tax Receivable Agreement) in effect, whether written or unwritten, on the Closing Date for any Tax liability of another Person, regardless of the period in which such Tax liability arises, and there shall be no continuing obligation for the Target Companies or the Purchaser, as applicable, to make any payments under any such agreements, arrangements or undertakings.

(e) Each Party shall reasonably cooperate (and shall cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by the other Parties, in connection with the preparation and filing of Tax Returns of the Target Companies and any Tax Proceeding of the Target Companies. Such cooperation shall include the provision of records and information that are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Following the Closing, the Purchaser, the Sellers and the Company shall (and the Company shall cause the other Target Companies to) retain all books and records with respect to Tax matters pertinent to the Target Companies for any taxable period beginning on or prior to the Closing Date until the seven (7)-year anniversary of the Closing Date. The Sellers shall (and shall cause their respective Affiliates (other than the Purchaser or the Target Companies after the Closing) to) provide any information within their possession that is reasonably requested to allow the Purchaser, Pubco, or any Target Company (i) to comply with any information-reporting or withholding requirements contained in the Code or other applicable Tax Law, or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement, or (ii) to determine, support or report any capital account, Tax basis, holding period, Section 704(c) amount, Section 743(b) adjustment, Section 751 amount, Section 754 election, TRA schedule, Tax attribute, withholding position or other Tax item relevant to the Transactions or the post-Closing ownership and operation of the Company. In addition, each Party shall, and shall cause its Affiliates to, reasonably cooperate, to the extent reasonably requested by the Party controlling a Tax Proceeding pursuant to Section 7.11(c), in connection with the designation or replacement of the “partnership representative” (within the meaning of Section 6223 of the Code, or any analogous provision of state, local or non-U.S. Law) of any Target Company treated as a partnership for U.S. federal income tax purposes for any taxable period that is the subject of such Tax Proceeding, including by executing any documents or instruments reasonably necessary to effectuate such designation or replacement in accordance with applicable Law.

(f) Following the Closing Date, Pubco shall reasonably cooperate with the shareholders of the Purchaser prior to the Closing Date to make available to any such shareholder who so requests information reasonably necessary for such shareholder (or its direct or indirect owners) to compute any income or gain arising (i) if applicable, as a result of the Purchaser’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing Date, including timely (A) publicly posting a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) providing information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period, and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Transactions.

(g) At or prior to the Closing, (i) if each Seller is a U.S. Person, each Seller shall deliver to Pubco a duly executed IRS Form W-9 or (ii) if any Seller is not a U.S. Person, (1) each Seller that is a U.S. Person shall deliver to Pubco a duly executed IRS Form W-9, (2) the Company shall deliver to Pubco a certification dated as of the Closing Date and signed by an authorized officer of the Company under penalties of perjury, in form and substance reasonably satisfactory to the Purchaser, that, as of the Closing Date, (i) fifty percent (50%) or more of the value of the gross assets of the Company does not consist of “United States real property interests” within the meaning of Section 897(c)(1) of the Code and (ii) ninety percent (90%) or more of the value of the gross assets of the Company does not consist of “United States real property interests” within the meaning of Section 897(c)(1) of the Code plus cash or cash equivalents (the “FIRPTA Certificate”), and (3) each Seller that is not a U.S. Person shall deliver to Pubco a certification, dated as of the Closing Date and signed under penalties of perjury, in form and substance reasonably satisfactory to the Purchaser, certifying that the transfer of such Seller’s interest in the Company pursuant to this Agreement qualifies for nonrecognition treatment for U.S. federal income tax purposes and is therefore exempt from withholding under Section 1446(f) of the Code, in each case in accordance with Treasury Regulations Section 1.1446(f)-2(b)(6) (collectively, the “Section 1446(f) Certifications”).

(h) None of the Parties shall take any action, or engage in any transaction, that would result in the liquidation of Purchaser for U.S. federal income tax purposes in the taxable year including the Closing Date and the following two subsequent taxable years.

Section 7.12 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

Section 7.13 The Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement and receipt by the Purchaser of the PCAOB Financial Statements, the Updated Interim Financial Statements and any other audited or unaudited financial statements of the Target Companies that are required by applicable Law to be included in the Proxy Statement/Registration Statement, (x) the Purchaser, Pubco and the Company shall jointly prepare, and Pubco and the Company shall file with the SEC the Registration Statement, in which the Proxy Statement (as defined below) will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of the issuance of the securities to be issued in order to give effect to the Transactions contemplated hereby (such securities with respect to which the registration of such issuance is permitted and required, the “Registration Statement Securities”) and (y) the Purchaser, Pubco and the Company shall jointly prepare, and the Purchaser and Pubco shall file with the SEC, mutually acceptable materials that shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Purchaser Shareholders relating to the Purchaser Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”). The filing fees payable to the SEC in connection with the Proxy Statement/Registration Statement will be split 50/50 by the Purchaser and the Company. Each of the Purchaser, Pubco and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Notwithstanding anything to the contrary in this Agreement, neither the Company’s counsel nor any of the Company’s tax advisors shall be required to provide an opinion with respect to any Tax matter relating to or affecting the Purchaser, Pubco, the Sponsor or any of their respective shareholders, and none of the Company’s counsel, the Company’s tax advisors, the Purchaser’s counsel, the Purchaser’s tax advisors, Pubco’s counsel or Pubco’s tax advisors shall be required to provide a tax opinion as a condition to the Closing. In the event a tax opinion is required by the SEC (or its staff) to be provided in connection with the Proxy Statement/Registration Statement, the Parties shall use their respective reasonable best efforts to cause such opinion to be provided by a tax counsel, including by cooperating, and causing their Affiliates to cooperate, to facilitate the issuance of such opinion and, to the extent requested by such counsel, execute and deliver customary tax representation letters to such tax counsel in form and substance reasonably satisfactory to such counsel for purposes of delivering such opinion. The Parties shall use their respective reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to consummate the Transactions, and the Company shall furnish all information concerning the Target Companies and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of the Purchaser, Pubco and the Company shall furnish to the other Parties all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders and other equityholders, and such other matters as may be reasonably necessary or advisable, or as may be reasonably requested, in connection with the Proxy Statement/Registration Statement, any Current Report on Form 8-K filed pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of the Purchaser, Pubco or the Target Companies to any regulatory authority (including Nasdaq) in connection with the Transactions (collectively, the “Offer Documents”).

(ii) To the extent not prohibited by Law, each of the Parties shall advise the other Parties, reasonably promptly after such Party receives notice thereof, of (A) the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, (B) the issuance of any stop order or the suspension of the qualification of any of the Registration Statement Securities for offering or sale in any jurisdiction, (C) the initiation or written threat of any proceeding for any such purpose or (D) any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, each Party shall provide the other Parties and their respective counsels with (1) any comments or other communications, whether written or oral, that such Party or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or any Offer Document, in each case promptly after receipt of such comments or other communications, and (2) a reasonable opportunity to participate in the response to such comments and to provide comments on such response (to which reasonable and good-faith consideration shall be given), including by participating in any discussions or meetings with the SEC.

(iii) Each of the Purchaser, Pubco and the Company shall use reasonable best efforts to ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (B) the Proxy Statement will, at the date it is first mailed to the Purchaser Shareholders and at the time of the Purchaser Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Closing any information relating to the Company, the Purchaser, Pubco or any of their respective Subsidiaries, Affiliates, directors, managers or officers is discovered by the Company, the Purchaser or Pubco that is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Purchaser Shareholders.

(b) Purchaser Shareholder Approval. The Purchaser shall (a) as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to the Purchaser Shareholders in compliance with applicable Law, (ii) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold an extraordinary general meeting of the Purchaser Shareholders (the “Purchaser Shareholders’ Meeting”) in accordance with the Purchaser’s Organizational Documents and applicable Law, for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of Purchaser Ordinary Shares to vote in favor of each of the Transaction Proposals, and (b) provide the Purchaser Shareholders with the opportunity to elect to effect a Redemption in conjunction with the shareholder vote on the Transaction Proposals. The Purchaser shall, through its board of directors, recommend to the Purchaser Shareholders (A) the adoption and approval of this Agreement and the transactions contemplated hereby in accordance with applicable Law and exchange rules and regulations, (B) the approval of the Domestication, (C) the approval and adoption of the Purchaser Charter upon Domestication and the Purchaser Bylaws upon Domestication, including any separate or unbundled advisory proposals as are required to implement the foregoing, (D) the approval of the Merger, including the form of certificate of merger, plan of merger and merger agreement to be entered into with respect thereto, (E) the approval of the Pubco Charter and the Pubco Bylaws, and any separate or unbundled advisory proposals as are required to implement the foregoing, (F) the approval of the adoption of the LTIP and any Founder Incentive Arrangement submitted for shareholder approval, (G) the approval of the election or appointment of the directors of Pubco as designated in accordance with this Agreement, (H) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (I) the adoption and approval of any other proposals as reasonably agreed by the Purchaser and the Company to be necessary or appropriate in connection with the Transactions, and (J) the adjournment of the Purchaser Shareholders’ Meeting to a later date or dates, solely to the extent necessary (x) to permit further solicitation and vote of proxies in the event that there are insufficient votes to approve any of the foregoing Transaction Proposals, (y) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Purchaser has determined in good faith (after consultation with the Company and outside legal counsel) is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Purchaser Shareholders prior to the Purchaser Shareholders’ Meeting, or (z) if the Purchaser determines in good faith that one or more of the conditions to Closing set forth in Article VIII is not or will not be satisfied or waived and is reasonably capable of being satisfied prior to the Outside Date (such proposals in (A) through (J), together, the “Transaction Proposals”), and shall include such recommendation in the Proxy Statement. The board of directors of the Purchaser shall not, except as required by applicable Law, withdraw, amend, qualify or modify its recommendation to the Purchaser Shareholders that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the Purchaser Shareholders described in the Recitals hereto, a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) the Purchaser’s obligations to establish a record date for, duly call, give notice of, convene and hold the Purchaser Shareholders’ Meeting shall not be affected by any Modification in Recommendation, (y) the Purchaser agrees to establish a record date for, duly call, give notice of, convene and hold the Purchaser Shareholders’ Meeting and submit for approval the Transaction Proposals, and (z) the Purchaser agrees that if the Purchaser Shareholder Approvals shall not have been obtained at any such Purchaser Shareholders’ Meeting, then the Purchaser shall promptly continue to take all such necessary actions, including the actions required by this Section 7.13(b), and hold additional Purchaser Shareholders’ Meetings in order to obtain the Purchaser Shareholder Approvals; provided, that, the Purchaser may make one or more successive postponements or adjournments of the Purchaser Shareholders’ Meeting for any of the reasons set forth in clause (J) above, subject to applicable Law and the Purchaser Organizational Documents; provided, further, that no single postponement or adjournment shall exceed fifteen (15) Business Days, and the aggregate period of all postponements and adjournments shall not exceed twenty (20) Business Days; provided, further, that any postponement or adjournment beyond such twenty (20) Business Day period shall require the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). The Purchaser agrees that it shall provide the holders of Purchaser Class A Ordinary Shares the opportunity to elect redemption of such Purchaser Class A Ordinary Shares in connection with the Purchaser Shareholders’ Meeting, as required by the Purchaser Organizational Documents (the “Redemption”).

(c) Company Member Approvals.

(i) Upon the terms set forth in this Agreement, the Company shall solicit and obtain the Requisite Member Approval in the form of an irrevocable written consent (the “Written Consent”) of each of the Required Members pursuant to the terms of the Member Support Agreement promptly (and in any event within two Business Days) following the time at which the Registration Statement shall have been declared effective under the Securities Act and delivered or otherwise made available to the Required Members. The Company shall provide the Purchaser with copies of each Written Consent it receives within two (2) Business Days following receipt of such Written Consent.

(ii) If, and only to the extent, the Requisite Member Approval is not delivered pursuant to Section 7.13(c)(i) within two Business Days following the effectiveness of the Registration Statement (as declared effective under the Securities Act), the Company shall take all action necessary to duly call, give notice of, convene and hold a meeting of the members of the Company as soon as practicable, and, in connection therewith, the Company shall (a) mail an information statement and proxy solicitation, which shall include the Registration Statement, in advance of such meeting for the purpose of soliciting from the members of the Company proxies to vote in favor of the adoption of this Agreement and approval of the Transactions, and (b) use its reasonable best efforts to secure the vote or consent of the members of the Company required by applicable Law to obtain such approval. The Company shall keep the Purchaser updated with respect to proxy solicitation results as requested by the Purchaser. Once the member meeting of the Company has been duly called and noticed, the Company shall not postpone or adjourn such meeting without the consent of the Purchaser (other than (i) in order to obtain a quorum of members of the Company or (ii) as reasonably determined by the Company to comply with applicable Law). The Company shall use its reasonable best efforts to cooperate with the Purchaser to hold the member meeting of the Company prior to, or on the same day and at the same time as, the Purchaser Shareholders’ Meeting as soon as reasonably practicable after the date of this Agreement, and to set the same record date for each such meeting.

(d) Pubco and Merger Sub Approvals.

(i) Promptly (and in any event prior to the filing of the Registration Statement) following the date of this Agreement, (i) Pubco, in its capacity as the sole stockholder of Merger Sub, shall approve, adopt and ratify, by irrevocable written consent in lieu of a meeting in accordance with the DGCL and Merger Sub’s Organizational Documents, this Agreement, the Merger (including the form of certificate of merger, plan of merger and merger agreement to be entered into with respect thereto) and the other Transactions and Ancillary Documents to which Merger Sub is, or is contemplated to become, a party, and (ii) Purchaser, in its capacity as the sole stockholder of Pubco shall approve, adopt and ratify, by irrevocable written consent in lieu of a meeting in accordance with the DGCL and Pubco’s Organizational Documents, this Agreement, the Ancillary Documents to which it is or will be a party and the transactions contemplated hereby and thereby, including the Merger, the adoption of the Pubco Charter and the Pubco Bylaws (including the authorization of the Pubco Class A-1 Common Stock, the Pubco Class A-2 Common Stock, the Pubco Class B-1 Common Stock, the Pubco Class B-2 Common Stock and the Pubco Convertible Preferred Stock), the issuance of the Registration Statement Securities, the adoption of the LTIP and any Founder Incentive Arrangement submitted for stockholder approval, the election or appointment of the initial directors of Pubco as designated in accordance with this Agreement, and the other Transactions and Ancillary Documents to which Pubco is, or is contemplated to become, a party. The Purchaser shall provide to the Company copies of each such written consent within two (2) Business Days following its execution. The Purchaser shall not, and shall cause its Affiliates not to, amend, modify, withdraw, revoke or terminate any such written consent, or release any party thereto from any obligation thereunder, in each case without the prior written consent of the Company.

Section 7.14 Equity Incentive Matters.

(a) Equity Incentive Plan.

(i) Prior to the Closing Date, Pubco shall approve and adopt an equity incentive plan, in a form to be mutually agreed by the Purchaser, Pubco and the Company, that provides for grants of awards to eligible service providers (the “LTIP”). The LTIP shall have an initial share reserve, evergreen and other plan terms to be mutually agreed by the Purchaser, Pubco and the Company based on benchmarking against applicable peer-group public companies and consultation with an independent outside compensation advisor mutually acceptable to the Parties. Notwithstanding anything to the contrary in Section 7.13, the Purchaser shall not be obligated to present the LTIP to the Purchaser Shareholders for approval unless the material terms of the LTIP are agreed prior to the second submission or filing of, and the form of LTIP is available to be filed with, the second submission or filing of the Proxy Statement/Registration Statement, provided that, the Purchaser and Company agree to negotiate in good faith, the terms of the LTIP such that the LTIP will be in agreed to form to submit for Purchaser Shareholders approval.

(b)  Founder Incentive Arrangement.

(i) In connection with the Closing, Pubco or the Company shall establish a post-Closing founder incentive arrangement (the “Founder Incentive Arrangement”) providing for one or more performance-based equity awards to Kamal Ghaffarian or an entity designated by Kamal Ghaffarian (the “Founder Participant”) and to other members of executive management (the “Management Participants”), in each case on the terms set forth on Schedule D of the Company Disclosure Letter (which schedule shall be agreed by the Parties at or prior to the execution of this Agreement and, once agreed, shall not be amended without the written consent of each of the Parties and the Founder Participant).

(ii) The form of award, structure and delivery mechanism applicable to the Founder Participant’s allocation and the Management Participants’ allocation under the Founder Incentive Arrangement shall be determined by the Founder Participant, subject to the consent of Pubco (such consent not to be unreasonably withheld, conditioned or delayed). Awards under the Founder Incentive Arrangement may be granted under the LTIP, under any other stockholder-approved Pubco equity plan, or directly by the Company (including pursuant to the Company A&R Operating Agreement), in each case as determined by the Founder Participant, subject to the consent of Pubco (such consent not to be unreasonably withheld, conditioned or delayed), in accordance with this Section 7.14(b), provided, however, that such awards shall not be counted against the shares allocated to the LTIP under Section 7.14(b)(ii).

(iii) Notwithstanding anything to the contrary in Section 7.13, the Purchaser shall not be obligated to present the Founder Incentive Arrangement to the Purchaser Shareholders for approval unless the material terms of the Founder Incentive Arrangement are agreed prior to the second submission or filing of, and the form of any document that will evidence the Founder Incentive Arrangement is available to be filed with, the second submission or filing of the Proxy Statement/Registration Statement; provided, that, the Purchaser and the Company agree to negotiate in good faith the terms of the Founder Incentive Arrangement such that the Founder Incentive Arrangement will be in agreed form to submit for Purchaser Shareholders’ approval. The material terms of the Founder Incentive Arrangement shall be disclosed in the Proxy Statement/Registration Statement to the extent required by applicable Law.

(c) No Third-Party Beneficiaries.

(i) Notwithstanding anything herein to the contrary, each of the Parties acknowledges and agrees that all provisions contained in this Section 7.14 are included for the sole benefit of the Purchaser Parties, the Company, and the Founder Participant, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of any Purchaser Party, the Company or any of their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or any other employee benefit plan, agreement or other arrangement following the Closing Date, other than to the extent that the consent of the Founder Participant is required by the terms of this Agreement or such Company Benefit Plan, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or any other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the Founder Participant, any right to continued or resumed employment or recall, any right to compensation or benefits or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 7.15 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement, the Ancillary Documents or the Transactions shall be issued by any Party or any of its Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (such approval not to be unreasonably withheld, conditioned or delayed) prior to filing (with the Purchaser delivering a draft of the Signing Filing to the Company no later than the second (2nd) Business Day, and the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day, after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws, which the Company shall review, comment upon and approve (such approval not to be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Press Release, the Closing Filing or any other report, statement, filing, notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the Transactions, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equityholders and such other matters as may be reasonably necessary or advisable in connection with the Transactions, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the Transactions.

Section 7.16 Confidential Information.

(a) The Parties acknowledge and agree that the Confidentiality Agreement, dated as of March 31, 2026, by and between the Company and the Purchaser (the “Confidentiality Agreement”), shall remain in full force and effect in accordance with its terms, except to the extent expressly superseded or modified by this Agreement, the Ancillary Documents or any subsequent written agreement between the Company and the Purchaser.

(b) The Company hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, the Company shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and not use any Purchaser Confidential Information for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company or any of its Representatives becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at the Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 7.16(b), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 7.16(b), furnish only that portion of such Purchaser Confidential Information that is legally required to be disclosed; provided, that with respect to Purchaser Confidential Information constituting trade secrets under applicable Law, such covenants shall apply for as long as such Purchaser Confidential Information constitutes a trade secret under applicable Law and continues to constitute Purchaser Confidential Information under this Agreement. In the event that this Agreement is terminated and the Transactions are not consummated, the Company shall, and shall cause its Representatives to, promptly deliver to the Purchaser or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(c) Each Purchaser Party hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, it shall, and shall cause the Sponsor and their respective Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and not use any Company Confidential Information for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser Party or any of its Representatives becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 7.16(c), and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 7.16(c), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and use commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information; provided, that with respect to Company Confidential Information constituting trade secrets under applicable Law, such covenants shall apply for as long as such information constitutes a trade secret under applicable Law and continues to constitute Company Confidential Information under this Agreement. In the event that this Agreement is terminated and the Transactions are not consummated, each Purchaser Party shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Company’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser Party and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, the Purchaser Party and its Representatives shall be permitted to disclose any Company Confidential Information to the extent required by the Federal Securities Laws. Without limiting the foregoing, and unless otherwise required by applicable Law, the Purchaser shall not, and shall cause its Representatives not to, disclose any material non-public technical information, classified information, controlled unclassified information, export-controlled data or government-contract information of any Target Company to any Foreign Person in violation of the DPA, Export Controls and Sanctions or any other applicable national-security Law without the prior written consent of the Company and any required approval under applicable Law.

Section 7.17 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action within their power so that, effective as of the Closing, the board of directors of Pubco (the “Pubco Board”) shall (i) consist of seven (7) directors (appointed in accordance with applicable Nasdaq rules), (ii) be a single class of directors, with all directors elected annually and not subject to any classified, staggered or term-limited structure, and (iii) be comprised of (A) one (1) Person designated by the Purchaser prior to the Closing, who shall satisfy applicable Nasdaq independence and other listing requirements, and (B) the remaining Persons, all of whom shall be designated by the Company prior to the Closing. At or prior to the Closing, the Company, the Purchaser and Pubco shall provide each initial director of Pubco with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, the Company, the Purchaser and Pubco.

(b) The Parties shall take all action necessary so that the individuals serving as the executive officers of Pubco immediately after the Closing will be individuals the Company desires to appoint to such roles.

Section 7.18 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that for a period of six (6) years from the Closing Date, the Parties shall, and shall cause the Purchaser and the Target Companies to, maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of any individual who, at or prior to the Closing, was a director, officer, employee or agent of the Purchaser or any Target Company, or who, at the request of the Parties, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, together with such Person’s heirs, executors or administrators, a “D&O Indemnified Party”), of the Purchaser’s and the Target Companies’ respective Organizational Documents as in effect immediately prior to the Closing Date or in any indemnification agreements of the Purchaser or any Target Company with any D&O Indemnified Party as in effect immediately prior to the Closing Date, and the Parties shall, and shall cause the Purchaser and the Target Companies to, not amend, repeal or otherwise modify any such provision in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, that all rights to indemnification or advancement of expenses in respect of any Legal Proceeding pending or asserted, or any claim made, within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim. From and after the Closing Date, Pubco shall cause the Purchaser and the Target Companies to honor, in accordance with their respective terms, each of the covenants contained in this Section 7.18 without limit as to time.

(b) At or prior to the Closing, Pubco shall purchase a “tail” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Closing covering each Person that is a director or officer of the Purchaser or a Target Company currently covered by a directors’ and officers’ liability insurance policy of the Purchaser or one or more Target Companies, respectively, on terms with respect to coverage, deductibles and amounts no less favorable than those of such applicable policy in effect on the date of this Agreement for the six (6) year period following the Closing; provided, that in no event shall Pubco be required to expend on the premium thereof in excess of three hundred percent (300%) of the aggregate annual premiums currently payable by the Purchaser or the Target Companies with respect to such current policies (the “Premium Cap”); provided, further, that if the minimum required coverage under any such D&O Tail is or becomes not available at the Premium Cap, then any such D&O Tail shall contain the maximum coverage available at the Premium Cap. Pubco shall maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Purchaser and the Target Companies, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 7.18(b).

(c) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Organizational Documents of the Purchaser, Pubco or any Target Company, any other indemnification arrangement, any Law or otherwise. The obligations of Pubco, the Purchaser and the Target Companies under this Section 7.18 shall not be terminated or modified after the Closing in such a manner as to materially and adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 7.18 shall survive the Closing and are expressly intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.18.

(d) If Pubco, the Purchaser or, after the Closing, any Target Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Pubco, the Purchaser or such Target Company, as applicable, assume the obligations set forth in this Section 7.18.

Section 7.19 PIPE Investment; Prime Movers Financing.

(a) The Purchaser, Pubco and the Company shall use their respective reasonable best efforts to obtain commitments to the PIPE Investment in an aggregate amount of at least $300 million pursuant to PIPE Subscription Agreements on terms mutually agreed to by the Purchaser Parties and the Company. The Purchaser Parties will notify the Company promptly if any PIPE Subscription Agreement is no longer in full force and effect or has been withdrawn or terminated, or otherwise amended or modified, in any respect, and if any withdrawal, termination, amendment or modification is contemplated by Pubco. Pubco will notify the Company promptly if any event occurs that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Pubco under any term or condition of any PIPE Subscription Agreement or if Pubco has any reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any PIPE Subscription Agreement. Each of the Purchaser Parties and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions required to be taken by such party to cause the conditions to the closing of the PIPE Investment set forth in the PIPE Subscription Agreements to be satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of those conditions at the Closing).

(b) Prime Movers Financing. The Purchaser Parties shall use commercially reasonable efforts to arrange, on terms reasonably acceptable to the Company, financing arrangements outside the PIPE Investment in an aggregate amount of up to approximately $32,000,000 to facilitate the purchase of all or a portion of the equity interests in the Company held by Prime Movers and its Affiliates (the “Prime Movers Financing”). For the avoidance of doubt, the Prime Movers Financing shall not be included in or calculated as Available Purchaser Closing Cash or the Minimum Cash Condition unless expressly agreed in writing by the Company. No Purchaser Party shall enter into, amend, modify or terminate any Contract relating to the Prime Movers Financing without the Company’s prior written consent.

Section 7.20 Recapitalization.

(a) The Company shall effectuate the Recapitalization prior to the Closing. Without limiting the foregoing, the Recapitalization shall contemplate: (i) the conversion, exchange, reclassification, cancellation, settlement, adjustment or other treatment of each then-outstanding class or series of pre-Closing Company equity and equity-linked instruments, other than the Series B Preferred Units and Series B Warrants issued to the Series B Investors in the Series B Investment, in each case consistent with this Agreement, the Closing Member Schedule, the Exchange Schedule and the Requisite Member Approval and as required to support the Up-C structure; (ii) the issuance or deemed issuance of Company Common Units to the Sellers, with each Seller classified on the Closing Member Schedule and the Exchange Schedule as a Direct Pubco Seller or an Up-C Seller; (iii) the automatic and self-effectuating Seller Contributions and Preferred Contributions in accordance with Section 1.01, including (A) the contribution by each Direct Pubco Seller of all of such Direct Pubco Seller’s Company Common Units to Pubco in exchange for shares of Pubco Class A-1 Common Stock and (B) the contribution by each Up-C Seller of the scheduled portion of such Up-C Seller’s Company Common Units to Pubco in exchange for shares of Pubco Class A-1 Common Stock or Pubco Class A-2 Common Stock, as applicable, in each case with such Up-C Seller retaining the balance of its Company Common Units; (iv) the issuance to each Up-C Seller (in its capacity as a Class B Subscriber) of paired non-economic shares of Pubco Class B-1 Common Stock or Pubco Class B-2 Common Stock, pursuant to the Seller Class B Subscription Agreement; (v) the issuance of shares of Pubco Convertible Preferred Stock in respect of the Series B Preferred Units contributed to Pubco pursuant to the Preferred Contributions; (vi) the issuance of Preferred Investor Warrants in respect of any Series B Warrants contributed to Pubco pursuant to the Warrant Contributions (if any); (vii) the post-Closing exchange mechanics for retained Company Common Units, which shall be implemented through the Company A&R Operating Agreement; (viii) the waiver, satisfaction or termination of applicable transfer restrictions, preemptive rights, rights of first refusal and similar restrictions under the Company LLC Agreement, the Investors’ Rights Agreement, the ROFR/Co-Sale Agreement, the Company’s vesting and restricted-unit agreements, the UAR Plan, the Management Incentive Plan and the Company Warrant instruments; (ix) the admission of the Purchaser as a member of the Company and the withdrawal of the Direct Pubco Sellers (in their capacity as Sellers) from membership in the Company following the Seller Contributions, with the Up-C Sellers continuing as members of the Company in respect of their retained Company Common Units; and (x) the update of the books and records of the Company to reflect the Recapitalization, the Seller Contributions, the Preferred Contributions, the issuance of Company Common Units and Series B Preferred Units to the Purchaser in respect of the Closing Date Cash Contributions and the admissions and withdrawals contemplated by clause (ix). For the avoidance of doubt, other than the Requisite Member Approval, no separate contribution or other standalone agreements or instruments shall be required to effect the mandatory scheduled Seller Contributions or any other transfer of Company equity or equity-linked instruments contemplated by this Agreement.

(b) No later than two (2) Business Days prior to the Closing, the Company shall deliver to the Purchaser and Pubco the “Closing Member Schedule” as set forth on Section 7.20(b) of the Company Disclosure Letter, reflecting the agreed allocation and treatment of Company Common Units, Series B Preferred Units and other Company securities, and the corresponding shares of Pubco Class B-1 Common Stock and Pubco Class B-2 Common Stock, in each case as contemplated by this Agreement.

Section 7.21 Domestication. Subject to receipt of the Purchaser Shareholder Approvals, (i) immediately prior to the Domestication, the Purchaser shall, in accordance with the Purchaser’s Organizational Documents and applicable Law, cause the Sponsor Share Conversion to become effective, and (ii) at least one (1) day prior to the Closing Date, the Purchaser shall, in accordance with applicable Law (including section 206 of the Cayman Companies Act), the applicable rules and regulations of the SEC and Nasdaq, and the Purchaser’s Organizational Documents, cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to the Purchaser and the Company, together with the Purchaser Charter upon Domestication, in each case in accordance with the provisions thereof and applicable Law, (b) completing, making and procuring all filings required to be made with the Cayman Registrar in connection with the Domestication, and file with the Cayman Registrar all applicable notices, declarations, affidavits, statements of assets and liabilities, shareholder approvals, undertakings and other documents required to be filed, pay all applicable fees required to be paid and cause the satisfaction of all other conditions to deregistration required to be satisfied, in each case, under section 206 of the Cayman Companies Act, (c) obtaining a certificate of de-registration from the Cayman Registrar, and (d) adopting the Purchaser Bylaws upon Domestication, in form and substance approved by the Company.

Section 7.22 Affiliate Agreements. Except as set forth on Section 7.22 of the Company Disclosure Letter, all agreements with Related Persons shall be terminated or settled at or prior to the Closing without further liability to Pubco, the Purchaser or the Target Companies.

Section 7.23 Listing. The Parties shall use their reasonable best efforts to cause: (a) Pubco’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement to have been approved: (b) Pubco to satisfy all applicable initial and continuing listing requirements of Nasdaq; and (c) the shares of Pubco Class A-1 Common Stock and the Pubco Warrants issuable in accordance with this Agreement to be approved for listing on Nasdaq. The Company and its counsel shall prepare, file, and respond to supplemental information requests with respect to, an application to list such securities on Nasdaq (and the Purchaser and Pubco shall reasonably cooperate in connection therewith), as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Closing Date.

Section 7.24 Treatment of Closing Indebtedness. Prior to or substantially concurrently with the Closing, the Company shall, and shall cause each other Target Company to, pay or cause to be paid the outstanding amount of the Closing Indebtedness to the holders of the Closing Indebtedness in order to repay and discharge all such Closing Indebtedness, with the result that immediately following the Closing there will be no further monetary obligations of the Company or any of its Subsidiaries with respect to any Closing Indebtedness outstanding immediately prior to the Closing.

Section 7.25 IP Assignment Recordation. Prior to the Closing, the Company shall have filed, or caused to be filed, with the United States Patent and Trademark Office all assignments, recordation requests and other documents necessary to reflect the Company as the owner of record of all Intellectual Property acquired pursuant to the Asset Purchase Agreement, dated as of September 17, 2025, by and between Phase Four, Inc. and the Company, and shall have delivered to the Purchaser evidence reasonably satisfactory to the Purchaser of such filings.

Section 7.26 Trademark Assignment. Prior to the Closing, the Company shall have obtained from DRD4, LLC a duly executed assignment of all Trademarks licensed to the Company pursuant to the Trademark License Agreement, effective as of February 29, 2024, by and between the Company and DRD4, LLC, in form and substance reasonably satisfactory to the Purchaser, together with executed copies of all assignment instruments and, to the extent applicable, shall have filed, or caused to be filed, all recordation documents with the United States Patent and Trademark Office to reflect the Company as the owner of record of such Trademarks, and shall have delivered to the Purchaser evidence reasonably satisfactory to the Purchaser of such filings.

Article VIII

Closing Conditions

Section 8.01 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions, including the Closing Transactions, shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a) Required Regulatory Approvals. Each Required Regulatory Approval shall have been obtained, made or completed and shall be in full force and effect, and any applicable waiting period (and any extension thereof) under any Antitrust Law or any foreign-investment-review, national-security, Export Controls and Sanctions, or sensitive-technology authority listed on Section 8.01(a) of the Company Disclosure Letter or Section 8.01(a) of the Purchaser Disclosure Letter shall have expired or been terminated.

(b) Purchaser Shareholder Approvals. The Purchaser Shareholder Approvals shall have been obtained.

(c) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(d) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act by the SEC and shall remain effective as of the Closing, and no stop order or similar order suspending the effectiveness of the Registration Statement shall have been issued and be in effect with respect to the Registration Statement and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) Nasdaq Listing. Nasdaq shall have notified the Parties that it has approved, or intends to approve prior to Closing, the application to list on Nasdaq the shares of Pubco Class A-1 Common Stock to be issued in connection with the Transactions, subject only to official notice of issuance and any requirement to have a sufficient number of round-lot holders of the Pubco Common Stock (provided that this condition shall not apply to the extent the shares of Pubco Class A-1 Common Stock have not been conditionally approved for listing due to a failure to meet any “market value of publicly held securities” or similarly titled requirement as a result of the Company not causing a sufficient number of Seller Contributions to be made for Pubco Class A-1 Common Stock).

(f) Pubco Charter and Bylaws. The Pubco Charter shall have been duly filed with, and accepted for filing by, the Secretary of State of the State of Delaware, and the Pubco Bylaws shall have been duly adopted by Pubco, in each case so that the Pubco Charter and the Pubco Bylaws are in full force and effect as of the Closing.

Section 8.02 Conditions to Obligations of the Company. In addition to the conditions specified in Section 8.01, the obligations of the Company to consummate the Transactions, including the Closing Transactions, shall be subject to the satisfaction or written waiver (where permissible) by the Company of the following conditions:

(a) Representations and Warranties. (i) The Purchaser Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (except for those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects (other than de minimis inaccuracies) as of such date), and (ii) all of the representations and warranties of the Purchaser Parties set forth in this Agreement and in any certificate delivered by or on behalf of any Purchaser Party pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Purchaser Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b) Agreements and Covenants. Each of the Purchaser Parties shall have performed in all material respects all of its respective obligations and complied in all material respects with all of its respective agreements and covenants under this Agreement and the Ancillary Documents to which any of them is a party, in each case to be performed or complied with by them on or prior to the Closing Date.

(c) No Purchaser Material Adverse Effect. No Purchaser Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement that is continuing and uncured.

(d) Domestication. The Domestication shall have been completed as provided in Section 7.21 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company.

(e) Trust Account. The Purchaser shall have made (and shall have caused the Trustee to make) appropriate arrangements to have the Trust Account available to the Purchaser at the Closing for payment of (i) amounts payable to Purchaser Shareholders that have validly exercised Redemption rights, (ii) the Purchaser Transaction Costs, subject to the Purchaser Expense Cap, and (iii) the remaining balance to be contributed in accordance with Section 1.01, including the Closing Contributions, at the Closing.

(f) Minimum Cash Condition. As of the Closing, the aggregate cash proceeds available for release to the Purchaser from the Trust Account in connection with the Transactions (after, for the avoidance of doubt, giving effect to all of the Purchaser Shareholder Redemptions), plus the gross proceeds of the PIPE Investment available to Purchaser, less all Company Transaction Costs and Purchaser Transaction Costs, shall be equal to or greater than $90,000,000 (the “Minimum Cash Condition”).

(g) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(c).

(ii) Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Organizational Documents of the Purchaser, Pubco and Merger Sub, as applicable, as in effect as of the Closing Date (after giving effect to the Domestication, the Merger and the adoption and filing of the Pubco Charter and the Pubco Bylaws, as applicable), and (B) the resolutions of the board of directors of the Purchaser, Pubco and Merger Sub, as applicable (and, in the case of Merger Sub, the written consent of Pubco as its sole stockholder), authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby.

(iii) Ancillary Documents. The Purchaser shall have delivered to the Company:

(A) a copy of the A&R Registration Rights Agreement, duly executed by the Purchaser, Pubco, the Sponsor and the IPO Underwriter;

(B) a copy of the Lock-Up Agreements, duly executed by the Purchaser, Pubco, the Sponsor and each other party thereto (other than the Sellers), as applicable;

(C) a copy of the Company A&R Operating Agreement, duly executed by the Purchaser and Pubco, as applicable;

(D) a copy of the Tax Receivable Agreement, duly executed by the Purchaser and Pubco;

(E) a copy of the Warrant Assumption Agreement, duly executed by Pubco, the Purchaser and the warrant agent or other applicable counterparty thereto; and

(F) a copy of each Seller Class B Subscription Agreement, in each case duly executed by Pubco.

Section 8.03 Conditions to Obligations of the Purchaser Parties. In addition to the conditions specified in Section 8.01, the obligations of the Purchaser Parties to consummate the Closing Transactions and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (where available) of the following conditions:

(a) Representations and Warranties. (i) The Company Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (except for those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects (other than de minimis inaccuracies) as of such date), and (ii) all of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of the agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred with respect to the Target Companies, taken as a whole, since the date of this Agreement that is continuing and uncured.

(d) Recapitalization. The Recapitalization shall have been completed in accordance with this Agreement, the Closing Member Schedule, and the Exchange Schedule.

(e) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Section 8.03(a), 8.03(b) and 8.03(c).

(ii) Secretary Certificate. The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Closing) and (B) the requisite resolutions of the Company’s board of managers authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Closing Transactions and the other transactions contemplated hereby and thereby.

(iii) Ancillary Documents. The Company shall have delivered to the Purchaser:

(A) a properly completed and duly executed IRS Form W-9 (or, if applicable, IRS Form W-8 or other appropriate Tax form) from each Seller;

(B) a copy of the A&R Registration Rights Agreement, duly executed by each Seller party thereto in accordance with the Closing Member Schedule;

(C) a copy of the Seller Lock-Up Agreement, duly executed by each Seller party thereto in accordance with the Closing Member Schedule;

(D) a copy of the Company A&R Operating Agreement, duly executed by the Company and each Up-C Seller;

(E) a copy of the Tax Receivable Agreement, duly executed by the Company and each Person designated on the Closing Member Schedule as a Participating TRA Holder;

(F) a copy of the Seller Class B Subscription Agreement, duly executed by each Class B Subscriber; and

(G) the FIRPTA Certificate and the Section 1446(f) Certifications (if required pursuant to Section 7.11(g)).

(f) Material Third-Party Consents. Each Material Third-Party Consent set forth on Section 8.03(f) of the Company Disclosure Letter shall have been obtained, made or completed and shall be in full force and effect.

(g) Requisite Member Approval. The Requisite Member Approval shall have been obtained.

Section 8.04 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by, or resulted from, the failure of such Party or its Affiliates to comply with or perform any of its covenants, agreements or obligations set forth in this Agreement.

Article IX

Termination and Expenses

Section 9.01 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Company;

(b) by the Company if there has been a Modification in Recommendation, provided that the Company’s right to terminate pursuant to this Section 9.01(b) shall not be exercisable until five (5) Business Days after such Modification in Recommendation to the Company, and such right shall lapse if the Purchaser rescinds such Modification in Recommendation in writing within such five (5) Business Day period;

(c) by the Company if the Purchaser Shareholder Approvals shall not have been obtained by reason of the failure to obtain the required vote at the Purchaser Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in Article VIII have not been satisfied or waived by the one-year anniversary of the date of this Agreement (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 9.01(d) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(e) by written notice by the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(e) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(f) by written notice by the Company to the Purchaser, if (i) there has been a breach by any of the Purchaser Parties of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of any Purchaser Party shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.02(a) or Section 8.02(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(f) if at such time the Company is in material uncured breach of this Agreement;

(g) by written notice by the Purchaser to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.03(a) or Section 8.03(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.01(g) if at such time any Purchaser Party is in material uncured breach of this Agreement;

(h) by written notice by the Purchaser to the Company, if (i) all the conditions set forth in Section 8.01 and Section 8.02 have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (ii) the Company fails to consummate the Transactions on or prior to the day when the Closing is required to occur pursuant to Section 2.01, (iii) the Purchaser Parties shall have irrevocably confirmed in writing to the Company that they are ready, willing and able to consummate the Closing and (iv) the Company fails to effect the Closing within five (5) Business Days following delivery of such confirmation; or

(i) by written notice by the Company to the Purchaser Parties, if (i) all the conditions set forth in Section 8.01 and Section 8.03 have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (ii) the Purchaser fails to consummate the Transactions on or prior to the day when the Closing is required to occur pursuant to Section 2.01, (iii) the Company shall have irrevocably confirmed in writing to the Purchaser Parties that it is ready, willing and able to consummate the Closing and (iv) the Purchaser Parties fail to effect the Closing within five (5) Business Days following delivery of such confirmation.

Section 9.02 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 9.01 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 9.01 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Section 7.15, Section 7.16, Article X, and this Section 9.02 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 10.16).

Article X

Miscellaneous

Section 10.01 No Survival. Except in the case of a Fraud Claim against a Person, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of any representation, warranty, covenant, obligation, agreement or other provision, shall survive the Closing (and there shall be no Liability after the Closing in respect thereof), except for those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing, and then only with respect to any breaches occurring at or after the Closing.

Section 10.02 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by electronic means (including email), with affirmative confirmation of receipt, (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to any of the Purchaser Parties (including, following the Closing, Pubco and Purchaser), to:

Inflection Point Acquisition Corp. VI

IPFX PubCo, Inc.

IPFX Merger Sub, Inc.

1680 Michigan Avenue Suite 700 #1031

Miami Beach, FL 33139

Attn:

Email:

with a copy (which will not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attn: Joel Rubinstein, Jeff Gilson

Email: joel.rubinstein@whitecase.com,

jeff.gilson@whitecase.com

If to the Company, to: Quantum Space, LLC 801 Thompson Avenue Rockville, MD 20852 Attn: Email:

with a copy (which will not constitute notice) to:

Reed Smith LLP

2850 N. Harwood Street, Suite 1500

Dallas, TX 75201

Attn:  Lynwood E. Reinhardt Jr., Esq.

Jocelyne E. Kelly

Email: LReinhardt@reedsmith.com

Jocelyne.Kelly@reedsmith.com

Section 10.03 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

Section 10.04 Third Parties. Except for (a) the rights set forth in Section 7.18, who the Parties acknowledge and agree are express third-party beneficiaries of this Agreement, and (b) the Founder Participant with respect to Section 7.14, who the Parties acknowledge and agree is an express third-party beneficiary of this Agreement, nothing in this Agreement or in any instrument or document executed by any Party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

Section 10.05 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, if the Closing occurs, then Pubco shall pay or reimburse, or cause to be paid or reimbursed, all unpaid Company Transaction Costs and unpaid Purchaser Transaction Costs up to the Purchaser Expense Cap, in accordance with Section 1.01. The amount of any Purchaser Transaction Costs in excess of the Purchaser Expense Cap shall be borne by the Sponsor and its Affiliates without recourse to the Purchaser Parties (including, for the avoidance of doubt, funds from the Trust Account) and the Target Companies.

Section 10.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 10.07 Jurisdiction. Any proceeding or Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 10.07.

Section 10.08 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.09 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages will be inadequate and the non-breaching Parties may have no adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

Section 10.10 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 10.11 Amendment; Waiver. This Agreement may be amended, supplemented or modified, and the provisions hereof may be waived, only by execution of a written instrument signed by the Purchaser Parties and the Company. Any Party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, board of managers or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of any other Party, (b) waive any inaccuracies in the representations and warranties of any other Party that are contained in this Agreement or (c) waive compliance by any other Party with any of the agreements or conditions contained in this Agreement, but any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver. No course of dealing between the Parties, no failure on the part of any Party to exercise or assert, and no delay on the part of any Party in exercising, any right hereunder shall operate as a waiver of any such right; nor shall any waiver of any term or condition be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

Section 10.12 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

Section 10.13 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser its shareholders under the Cayman Companies Act or DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

Section 10.14 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.15 Legal Representation.

(a) Conflicts and Privilege.

(i) The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing), hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (x) the Sponsor, stockholders, shareholders or holders of other equity securities of the Purchaser or the Sponsor and any of their respective directors, managers, members, partners, officers, employees or Affiliates (collectively, the “IPFX Group”), on the one hand, and (y) Pubco, the Purchaser following the Closing and/or any member of the Company Group, on the other hand, any legal counsel that represented the Purchaser or the Sponsor prior to the Closing (including W&C) may represent the Sponsor or any other member of the IPFX Group in such dispute even though the interests of such Persons may be directly adverse to Pubco, the Purchaser, the Company and their respective Affiliates (in each case, following the Closing), and even though such counsel may have represented the Purchaser in a matter substantially related to such dispute, or may be handling ongoing matters for the Sponsor or the Purchaser. The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing), further agree that, as to all legally privileged communications made prior to the Closing in connection with the negotiation, preparation, execution, delivery and performance of, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby between or among the Purchaser, the Sponsor or any other member of the IPFX Group, on the one hand, and W&C, on the other hand, the attorney-client privilege and the expectation of client confidence shall survive the Transactions and belong to the IPFX Group after the Closing and shall not pass to or be claimed or controlled by Pubco, the Purchaser, the Company or their respective Affiliates (in each case, following the Closing). Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with the Purchaser or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Purchaser.

(ii) The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing), hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (x) the stockholders, shareholders or holders of other equity securities of the Company and/or any of their respective directors, managers, members, partners, officers, employees or Affiliates (collectively, the “QS Group”), on the one hand, and (y) Pubco or Purchaser (in each case, following the Closing) or any member of the IPFX Group, on the other hand, any legal counsel that represented the Company prior to the Closing (including Reed Smith LLP (“RS”)) may represent any member of the QS Group in such dispute even though the interests of such Persons may be directly adverse to the Company (following the Closing), and even though such counsel may have represented the Purchaser and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Company (following the Closing). The Purchaser Parties and the Company, on behalf of their respective successors and assigns (including, after the Closing), further agree that, as to all legally privileged communications made prior to the Closing in connection with the negotiation, preparation, execution, delivery and performance of, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Document or the Transactions between or among the Company or any member of the QS Group, on the one hand, and RS, on the other hand, the attorney-client privilege and the expectation of client confidence shall survive the Transactions. Notwithstanding the foregoing, any privileged communications or information shared by the Purchaser prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Company following the Closing.

(b) Company Privilege; Waiver.

(i) RS has represented the QS Group and the Target Companies with respect to the Transactions. All Parties recognize the commonality of interest that exists, and that will continue to exist until the Closing, and the Parties agree that such commonality of interest should continue to be recognized after the Closing. Specifically, the IPFX Group, Pubco, the Purchaser and, following the Closing, the Company, agree that they shall not, and shall cause their Affiliates not to, seek to have RS disqualified from representing (a) any member of the QS Group in connection with any dispute that may arise between such parties and the IPFX Group, Pubco, or the Target Companies or (b) Pubco, the Purchaser following the Closing or any of the Target Companies in connection with any dispute that may arise between such parties and the members of the QS Group.

(ii) Without limiting the foregoing, the IPFX Group (on their own behalf and on behalf of their Representatives and Affiliates) acknowledge and agree that RS has been and will be providing legal advice to the Company Parties in connection with this Agreement, the Ancillary Documents and the transactions contemplated herein and therein, and in such capacity has had and will have confidential and privileged communications with the Company Parties, including written and electronic communications between or among RS and the Company Parties relating to this Agreement, the Ancillary Documents and the Transactions.

Section 10.16 Waiver of Claims Against Trust. The Company acknowledges that the Purchaser is a special purpose company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the IPO Prospectus available at www.sec.gov, substantially all of the Purchaser’s assets consist of the cash proceeds of the Purchaser’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of the Purchaser, its public shareholders (the “Purchaser Shareholders”) and the IPO Underwriter. The Company acknowledges that it has been advised by the Purchaser that, except with respect to interest earned on the funds held in the Trust Account that may be released to the Purchaser to pay its franchise Tax, income Tax and similar obligations, and as otherwise provided by the Trust Agreement, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if the Purchaser completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the IPO Prospectus, (ii) if the Purchaser fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to the Purchaser in limited amounts to permit the Purchaser to pay the costs and expenses of its liquidation and dissolution, and then to the Purchaser Shareholders, and (iii) if the Purchaser holds a shareholder vote to amend the Purchaser’s Organizational Documents to modify the substance or timing of the obligation to redeem 100% of the Purchaser Class A Ordinary Shares if the Purchaser fails to complete a Business Combination within the allotted time period or to otherwise modify any other material provision of the Purchaser’s Organizational Documents relating to its shareholders’ rights or its pre-initial Business Combination activity, then for the redemption of any Purchaser Ordinary Shares properly tendered in connection with such vote. For and in consideration of the Purchaser entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself, its Affiliates and its and their respective Representatives, hereby irrevocably waives any right, title, interest or claim of any kind that they have or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom to the Purchaser’s public shareholders for any reason whatsoever; provided that nothing in this Section 10.16 shall serve to limit or prohibit (a) any claim of the Company or its Affiliates for legal relief against monies, funds or other assets of the Purchaser, Pubco, or any of their respective Affiliates held outside the Trust Account, or (b) any claim of the Company or its Affiliates for specific performance, injunctive relief or other equitable relief in connection with the consummation of the Transactions (including a claim for the Purchaser to specifically perform its obligations under this Agreement and to cause the disbursement of the balance of the cash remaining in the Trust Account, after giving effect to the Redemptions, in accordance with the terms of this Agreement and the Trust Agreement), so long as such claim would not affect the Purchaser’s ability to fulfill its obligation to effectuate the Redemptions, and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against the Purchaser’s assets or funds that are not held in the Trust Account other than to the Purchaser’s public shareholders (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 10.17 Company and Purchaser Disclosure Letters. The Company Disclosure Letter and the Purchaser Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Purchaser Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 10.18 No Recourse. Except for claims pursuant to any Ancillary Document by any party thereto against any Company Non-Party Affiliate or any Purchaser Non-Party Affiliate (each, a “Non-Party Affiliate”), and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, and except in the case of a Fraud Claim, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the Purchaser Non-Party Affiliates, in the case of the Purchaser Parties, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by any Target Company, any Purchaser Party or any Non-Party Affiliate concerning any Target Company, any Purchaser Party, this Agreement or the Transactions.

Article XI

Definitions

Section 11.01 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“A&R Registration Rights Agreement” has the meaning specified in the Recitals.

“Acquisition Proposal” has the meaning specified in Section 7.06.

“Additional Purchaser SEC Reports” has the meaning specified in Section 6.06(a).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Consideration” means the aggregate consideration to be received by the Sellers in respect of the Transactions, consisting of the number of Company Common Units equal to the quotient of (a) the Base Purchase Price divided by (b) the Closing Share Price.

“Agreement” has the meaning specified in the Preamble.

“AI/ML” has the meaning specified in the definition of “Software”.

“Alternative Transaction” has the meaning specified in Section 7.06(a).

“Ancillary Documents” means each of the agreements, certificates and instruments contemplated by this Agreement or otherwise related to the Transactions, in each case to be executed and delivered on the date hereof or on or prior to the Closing Date, including the Sponsor Support Agreement, the Sponsor Lock-Up Agreement, the Seller Lock-Up Agreement, the Member Support Agreement, the Company A&R Operating Agreement, the Tax Receivable Agreement, the A&R Registration Rights Agreement, the Seller Class B Subscription Agreement, the Warrant Assumption Agreement, the Pubco Charter, the Pubco Bylaws, the Certificate of Merger, the PIPE Subscription Agreements (if any) and any other agreement, certificate or instrument expressly contemplated by this Agreement to be entered into in connection with the Transactions.

“Anti-Bribery Law” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws of any jurisdiction (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Antitrust Laws” has the meaning specified in Section 7.09(b).

“Audited Financial Statements” has the meaning specified in Section 7.04(a).

“Available Purchaser Closing Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the sum of (without duplication): (a) all amounts in the Trust Account, less amounts required to satisfy the Redemption, plus (b) the aggregate cash proceeds actually received by the Purchaser under the PIPE Subscription Agreements prior to or substantially concurrently with the Closing (for the avoidance of doubt, not including any Series B Investment proceeds), (c) all other cash and cash equivalents of the Purchaser, determined in accordance with GAAP as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date and (d) the Seller Subscription Amount.

“Base Purchase Price” means $600,000,000.

“Business Combination” has the meaning specified in Article 1.1 of the Purchaser Organizational Documents as in effect on the date hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or, until the consummation of the Domestication, Governmental Authorities in the Cayman Islands are authorized or required by Law to close.

“Cantor” means Cantor Fitzgerald & Co., as representative of the underwriters of the IPO.

“Cayman Companies Act” means the Companies Act of the Cayman Islands (As Revised).

“Cayman Purchaser Units” has the meaning specified in the Recitals.

“Cayman Purchaser Warrant” has the meaning specified in the Recitals.

“Cayman Registrar” means the Registrar of Companies in the Cayman Islands.

“Certificate of Merger” has the meaning specified in Section 1.02.

“CFIUS” means the Committee on Foreign Investment in the United States.

“Closing” has the meaning specified in Section 2.01.

“Closing Contributions” has the meaning specified in Section 1.01(m).

“Closing Date” has the meaning specified in Section 2.01.

“Closing Date Cash Contributions” has the meaning specified in Section 1.01(m).

“Closing Filing” has the meaning specified in Section 7.15(b).

“Closing Indebtedness” means the aggregate Indebtedness of the Target Companies outstanding as of immediately prior to the Closing.

“Closing Member Schedule” has the meaning specified in Section 7.20(b).

“Closing Press Release” has the meaning specified in Section 7.15(b).

“Closing Share Price” means the per-share redemption price applicable to a Purchaser Class A Ordinary Share elected to be redeemed pursuant to the Redemption at the Closing, as calculated in accordance with the Trust Agreement and the Purchaser Organizational Documents.

“Closing Transactions” has the meaning specified in the Recitals.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Common Units” means the units of the Company designated as “Common Units” under the Company LLC Agreement and, following the Recapitalization, under the Company A&R Operating Agreement.

“Company” has the meaning specified in the Preamble.

“Company A&R Operating Agreement” has the meaning specified in the Recitals.

“Company Benefit Plan” means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by the Target Companies for the benefit of any employee or terminated employee of the Target Companies, or with respect to which the Target Companies have any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not (other than a multiemployer plan within the meaning of Section 3(37) of ERISA).

“Company Common Units” means the units of the Company designated as “Common Units” under the Company A&R Operating Agreement after the consummation of the Recapitalization.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Disclosure Letter” has the meaning specified in the Preamble to Article III.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.01 (Organization and Standing), Section 3.02 (Authorization; Binding Agreement), Section 3.03 (Capitalization), Section 3.04 (Subsidiaries), Section 3.26 (Finders and Brokers) and Section 3.29 (No Additional Representations or Warranties).

“Company IP” means any and all Owned Intellectual Property and other Intellectual Property licensed, used or held for use by the Target Companies, including as described in Section 3.14(a).

“Company IP Licenses” means licenses, sublicenses, covenants not to sue or assert or other grant of immunity, and settlement agreements, coexistence agreements, or services agreements, and development, collaboration or research agreements (whether inbound, outbound, or otherwise) and other agreements or permissions relating to any Company IP (including the Outbound IP Licenses).

“Company LLC Agreement” means that certain Sixth Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 12, 2025, by and among the Company and the members signatory thereto, as amended, restated or supplemented from time to time prior to the Recapitalization.

“Company Material Adverse Effect” means any event, state of facts, condition, change, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Target Companies, taken as a whole, or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Target Companies to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, or local, national or international political conditions, (f) any failure of the Target Companies to meet any projections or forecasts (provided that clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (h) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Target Companies, (i) any matter set forth on the Company Disclosure Letter, or (j) any action taken by, or at the request of, the Purchaser; provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Target Companies, taken as a whole, relative to similarly situated companies in the industry in which the Target Companies conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Target Companies, taken as a whole, relative to similarly situated companies in the industry in which the Target Companies conduct their respective operations.

“Company Material Contract” has the meaning specified in Section 3.13(a).

“Company Non-Party Affiliates” means, collectively, each Related Person of any Target Company and each former, current or future Affiliates, Representatives, successors or permitted assigns of any such Related Person (other than, for the avoidance of doubt, the Company).

“Company Permits” has the meaning specified in Section 3.11.

“Company Real Property Leases” has the meaning specified in Section 3.16(b).

“Company Registered IP” has the meaning specified in Section 3.14(a).

“Company Software” means any and all Software which any of the Target Companies owns or purports to own, in whole or in part.

“Company Transaction Costs” means all fees, costs and expenses of the Target Companies, in each case incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Ancillary Documents and the consummation of the Transactions, including: (a) all change of control bonus payments, retention or similar payments payable solely as a result of the consummation of the Transactions pursuant to arrangements (whether written or oral) entered into prior to the Closing Date whether payable before (to the extent unpaid), on or following the Closing Date (excluding any “double-trigger” payments), and the employer portion of payroll Taxes payable as a result of the foregoing amounts; (b) all severance payments, retirement payments or similar payments or success fees payable pursuant to arrangements (whether written or oral) entered into prior to the Closing Date and which are payable in connection with the consummation of the Transactions, whether payable before (to the extent unpaid), on or following the Closing Date (excluding any “double-trigger” payments), and the employer portion of payroll Taxes payable as a result of the foregoing amounts; (c) all professional or transaction, deal, brokerage, legal, accounting, financial advisory or any similar fees payable in connection with the consummation of the Transactions; and (d) all costs, fees and expenses related to the D&O Tail; but excluding (i) any and all costs, fees and expenses incurred in connection with the preparation and filing of the Proxy Statement/Registration Statement (and any registration statement filed with the SEC in connection therewith) and the review and/or approval thereof by the SEC, (ii) any and all costs, fees and expenses incurred in connection with the listing on Nasdaq of the shares of Pubco Class A-1 Common Stock issued in connection with the Transactions, (iii) Transfer Taxes that are the responsibility of the Target Companies pursuant to Section 7.11(b), and (iv) any other amounts payable by the Purchaser hereunder.

“Company Units” means (a) prior to the Recapitalization, the Series B Preferred Units, the Series A-1 Units, the Series A Units, the Junior Preferred Units, the common membership units of the Company, the Incentive Units, the Management Incentive Units, the UARs (subject to the terms of the UAR Plan) and the Company Warrants, and (b) as of and following the Recapitalization, the Company Common Units, the Series B Preferred Units and the Company Warrants.

“Company Warrants” means (a) prior to the Recapitalization, each warrant or other right (other than an Incentive Unit, a Management Incentive Unit or a UAR) to acquire any Company equity interests, and (b) as of and following the Recapitalization, warrants of the Company that may be exchanged for Company Common Units in accordance with the Company A&R Operating Agreement (including any Series B Warrants).

“Confidentiality Agreement” has the meaning specified in Section 7.16(a).

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Continental” means Continental Stock Transfer & Trust Company.

“Contracts” means all legally binding contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase orders, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Copyleft Action” has the meaning specified in Section 3.14(h).

“Copyrights” has the meaning set forth in the definition of “Intellectual Property”.

“D&O Indemnified Party” has the meaning specified in Section 7.18(a).

“D&O Tail” has the meaning specified in Section 7.18(b).

“Default Contribution Percentage” has the meaning specified in Section 1.01(d).

“DGCL” has the meaning specified in the Recitals.

“Disclosure Letters” means, collectively, the Company Disclosure Letter and the Purchaser Disclosure Letter.

“Domesticated Purchaser Class A Common Stock” has the meaning specified in the Recitals.

“Domesticated Purchaser Warrant” has the meaning specified in the Recitals.

“Domestication” has the meaning specified in the Recitals.

“DPA” means the Defense Production Act of 1950, as amended (including by the Foreign Investment Risk Review Modernization Act of 2018), 50 U.S.C. § 4565, and all rules and regulations promulgated thereunder, including 31 C.F.R. Parts 800 and 802.

“DPA Triggering Rights” means, with respect to any Foreign Person, any right, in any case other than through purely passive equity ownership, to (a) access any material non-public technical information (within the meaning of 31 C.F.R. § 800.232) of any Target Company, (b) appoint or nominate any member of, or observer to, the board of managers, board of directors or other governing body of any Target Company, (c) involvement, other than through voting of equity interests, in substantive decision-making by any Target Company regarding (i) the use, development, acquisition, safekeeping, or release of sensitive personal data of U.S. citizens, (ii) the use, development, acquisition or release of critical technologies (within the meaning of 31 C.F.R. § 800.215), or (iii) the management, operation, manufacture, or supply of covered investment critical infrastructure (within the meaning of 31 C.F.R. § 800.214), or (d) any other right that would constitute “control” (within the meaning of 31 C.F.R. § 800.208) over any Target Company.

“Electing Warrantholder” means a Series B Investor that elects to contribute its Series B Warrants to Pubco in exchange for Preferred Investor Warrants, in accordance with Section 1.01(f).

“Employment Agreements” means the employment agreements, if any, to be entered into prior to the Closing and effective as of the Closing, in form to be mutually agreed upon between the Purchaser and the Company, that shall provide terms and conditions that are market standard for comparable publicly-traded companies, with certain key employees of the Company to be mutually agreed upon by the Purchaser and the Company.

“Enforceability Exceptions” has the meaning specified in Section 6.02.

“Environmental Laws” means all applicable Laws relating to pollution, the protection or restoration of the environment (including natural resources and wildlife), human health and safety, noise, odors, or the use, generation, manufacture, processing, distribution, treatment, storage, disposal, transport, presence or handling of, or exposure to, any Hazardous Substances.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Legal Proceedings, losses, damages (including natural resource damages), costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Laws, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental Permit, or any Order or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Laws, or Hazardous Substances.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) which together with a Target Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Schedule” has the meaning specified in Section 2.02.

“Export Controls and Sanctions” means the Export Administration Regulations, the International Traffic in Arms Regulations, the financial sanctions regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury and by the U.S. Department of State, and the export control and sanctions laws and regulations of any other applicable jurisdiction.

“Extension” has the meaning specified in Section 7.03(a).

“Federal Securities Laws” has the meaning specified in Section 7.07.

“Foreign Person” has the meaning specified in 31 C.F.R. § 800.224.

“Founder Incentive Arrangement” has the meaning specified in Section 7.14(b)(i).

“Founder Shares” means the Purchaser Class B Ordinary Shares of the Purchaser purchased by the Sponsor prior to the IPO and outstanding as of the date of this Agreement, which Founder Shares will, in connection with the Domestication, the Merger and the Closing, be reclassified or converted, as the case may be, into: (a) immediately prior to the Domestication, Purchaser Class A Ordinary Shares, (b) in the Domestication, into shares of Domesticated Purchaser Class A Common Stock, and (c) in the Merger, into shares of Pubco Class A-1 Common Stock, in each case as set forth in the Purchaser Organizational Documents (as in effect from time to time), the Pubco Charter and the Sponsor Support Agreement.

“Fraud Claim” means any claim based upon intentional fraud as defined under the common law of the State of Delaware.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Government Bid” means any offer, bid, proposal or quotation submitted by any Target Company to any Governmental Authority or to any prime contractor or higher-tier subcontractor of a Governmental Authority that, if accepted, would result in a Government Contract.

“Government Contract” means any Contract between any Target Company, on the one hand, and (a) a Governmental Authority, (b) any prime contractor of a Governmental Authority in such prime contractor’s capacity as a prime contractor, or (c) any higher-tier subcontractor with respect to a Contract described in clause (a) or (b), on the other hand, including any individual task, delivery or purchase order, basic ordering agreement, blanket purchase agreement, grant, cooperative agreement, other transaction agreement (OTA) or similar Contract.

“Hazardous Substances” means any pollutant, contaminant, waste, hazardous substance, hazardous material, hazardous waste, toxic substance, petroleum or petroleum-derived substance, asbestos or asbestos-containing material, polychlorinated biphenyl, per- or polyfluoroalkyl substance, radioactive material or any other substance, in each case that is regulated, listed, defined, designated or classified as hazardous, toxic, radioactive or otherwise harmful, or for which standards of conduct or liability may be imposed, under any Environmental Law.

“Incentive Units” means the Incentive Units and any other profits-interest unit issued under the Company LLC Agreement and the Management Incentive Plan, in each case outstanding immediately prior to the Closing.

“Income Taxes” means income, capital gains, franchise, and similar Taxes.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP (other than real estate leases and any other leases that would be required to be capitalized only upon adoption of ASC 842), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by a Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligations described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss; provided that, solely for the purposes of Section 7.02(b)(iv) and Section 7.24, “Indebtedness” shall not include (i) trade payables arising in the ordinary course of business and not past due for more than ninety (90) days after the date on which such trade account was created, (ii) obligations under any lease of real property incurred in the ordinary course of business consistent with the past practices of the Company, (iii) obligations under equipment leases or operating leases (including any lease that would be required to be capitalized only upon adoption of ASC 842) incurred in the ordinary course of business and consistent with the past practices of the Company, (iv) any intercompany indebtedness among Target Companies that will be eliminated prior to or at Closing pursuant to this Agreement, or (v) any amounts included in the calculation of Company Transaction Costs or Purchaser Transaction Costs.

“Intellectual Property” means any and all intellectual, industrial, or proprietary property and all rights, title, and interest therein or thereto arising anywhere in the world, whether registered or unregistered, including in or to the following: (i) patents and patent applications, designs, utility models, patent disclosures and inventions (whether patentable or unpatentable and whether or not reduced to practice), including any continuations, divisions, continuations in part, renewals, divisionals, extensions, reissues, re-examinations, provisionals, or foreign counterparts of any of the foregoing (collectively, “Patents”); (ii) trade names, trade dress, trademarks, service marks, logos, designs, slogans, certification marks, business names, corporate names, brand names (including all variations and derivations of the foregoing), doing business as designations, domain names and registrations, social media usernames, handles, and similar identifiers, and all other indicia of origin, including all goodwill associated therewith, together with all registrations, applications, and renewals relating thereto (collectively, “Trademarks”); (iii) copyrights, original works of authorship (including Software and all rights therein), copyrightable works, Internet websites and the contents thereof, moral rights, and other rights safeguarding personal and reputational interests of creators, together with all registrations and applications relating thereto (collectively, “Copyrights”); (iv) all proprietary databases and data; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) Trade Secrets; (vii) Software; (viii) causes of action, judgements, settlements, claims and demands related thereto, and rights to prosecute, sue or recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, dilution, misappropriation, or other violation of any of the foregoing anywhere in the world; (ix) any and all other intellectual or industrial property rights recognized or protectable by applicable Law in any jurisdiction; and (x) all issuances, renewals, registrations and applications of or for any of the foregoing.

“Intended Tax Treatment(s)” has the meaning specified in Section 7.11(a).

“Interim Period” has the meaning specified in Section 7.01(a).

“Investment Management Trust Agreement” means that certain Investment Management Trust Agreement, dated as of March 26, 2026, by and between the Purchaser and Continental, as Trustee.

“Investors’ Rights Agreement” means that certain Series A-1 Investors’ Rights Agreement of Quantum Space, LLC, dated as of December 12, 2025, by and among the Company and the investor parties named therein, as amended, restated or supplemented from time to time prior to the Closing.

“IPFX Group” has the meaning specified in Section 10.15(a)(i).

“IPO” means the initial public offering of Purchaser Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of March 26, 2026 (File No. 333-292443), as filed with the SEC pursuant to Rule 424(b) under the Securities Act in connection with the IPO.

“IPO Underwriter” means Cantor, as representative of the underwriters of the IPO.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“IT Assets” means any and all technology, devices, computers, hardware, Software (including firmware and middleware), systems, sites, servers, networks, workstations, routers, hubs, circuits, switches, interfaces, websites, platforms, data communications lines, data and databases, peripherals, and all other information or operational technology, communications, telecommunications, and storage assets or data processing assets, facilities, systems, services, or equipment, all data stored therein or processed thereby, and all associated documentation.

“JOBS Act” has the meaning specified in Section 6.06(e).

“Junior Preferred Units” means the units of the Company designated as “Junior Preferred Units” under the Company LLC Agreement, in each case outstanding immediately prior to the Recapitalization.

“Knowledge” means, with respect to (i) the Company, the actual knowledge, of the individuals set forth on Schedule A of the Company Disclosure Letter, and (ii) the Purchaser, the actual knowledge of the individuals set forth on Schedule A of the Purchaser Disclosure Letter.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Legal Proceedings or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards).

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Lock-Up Agreements” has the meaning specified in the Recitals.

“LTIP” means the new equity incentive plan to be adopted and approved in connection with the Closing as contemplated by Section 7.14, including the share pool, evergreen and other terms to be agreed by the Parties; for the avoidance of doubt, the LTIP constitutes a compensation matter and not seller consideration in respect of the Transactions.

“Management Incentive Plan” means the Quantum Space, LLC Management Incentive Plan and each related award agreement, in each case as in effect from time to time prior to the Closing.

“Management Incentive Units” means the units of the Company designated as Management Incentive Units (or as profits interests under the Management Incentive Plan), in each case outstanding immediately prior to the Closing.

“Material Current Government Contract” has the meaning specified in Section 3.10(a).

“Material Third-Party Consents” means each consent, approval, waiver, novation, notice or other authorization of, or filing or registration with, any Person (other than a Governmental Authority) that is required in connection with the Transactions and set forth on Section 8.03(f) of the Company Disclosure Letter.

“Member Support Agreement” means that certain Member Support Agreement entered into by and among the Purchaser, the Company and the Required Members concurrently with the execution of this Agreement, pursuant to which the Required Members agreed, among other things, to deliver written consents constituting the Requisite Member Approval (or, to the extent a written consent is not delivered, to vote in favor of the Transactions) at the times and on the conditions set forth therein.

“Merger” has the meaning specified in the Recitals.

“Merger Effective Time” has the meaning specified in Section 1.02.

“Merger Sub” has the meaning specified in the Preamble.

“Modification in Recommendation” has the meaning specified in Section 7.13(b).

“Nasdaq” has the meaning specified in Section 6.06(a).

“Non-Party Affiliate” has the meaning specified in Section 10.18.

“OCI” has the meaning specified in Section 3.10(j).

“OFAC” has the meaning specified in Section 6.16(c).

“Offer Documents” has the meaning specified in Section 7.13(a)(i).

“Off-the-Shelf Software” means uncustomized, commercially available, “off-the-shelf” software solely for internal use under “shrink wrap,” “click wrap,” and “off the shelf” software agreements, subscription services, and other agreements for Software, each on standard terms and conditions on a non-exclusive basis, with license, maintenance, support and other fees of less than $100,000 per year.

“Open Source Software” means any Software that is subject to, distributed, transmitted, licensed, or otherwise made available pursuant to: (a) any so-called “public license,” “open source license,” “free license,” “industry standard license,” “intellectual property pool license”, (b) any license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (c) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation, or (d) any reciprocal license approved by the Open Source Initiative, in each case whether or not source code is available or included in such license and including any similar license.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Outbound IP License” has the meaning specified in Section 3.14(d).

“Outside Date” has the meaning specified in Section 9.01(d).

“Owned Intellectual Property” means any and all Intellectual Property which any of the Target Companies owns (or purports to own), in whole or in part, and includes the Company Software and all other Intellectual Property required to be set forth in Section 3.14(a) of the Company Disclosure Letter.

“Party(ies)” has the meaning specified in the Preamble.

“Patents” has the meaning set forth in the definition of “Intellectual Property”.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not yet due and payable or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto in accordance with GAAP, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which either are (i) not due and payable or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto in accordance with GAAP, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) Liens arising under this Agreement or any Ancillary Document, or (f) non-exclusive licenses of Owned Intellectual Property granted to customers, distributors or vendors in the ordinary course of business and consistent with past practice.

“Permitted Series A-1 Financing” means the Series A-1 Preferred Unit financing of the Company, including any related issuance of preferred equity, warrants and ordinary-course employee equity grants in connection therewith, in each case (a) not in excess of $1,000,000 in additional commitments after the date hereof, (b) consummated prior to any termination of such financing, and (c) that does not impair, delay, interfere with or prevent the Transactions, including the Recapitalization and the obtaining of the Requisite Member Approval.

“Person” means an individual, corporation, company, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“PIPE Investment” has the meaning specified in the Recitals.

“PIPE Investor” has the meaning specified in the Recitals.

“PIPE Securities” has the meaning specified in the Recitals.

“PIPE Subscription Agreements” has the meaning specified in the Recitals.

“Preferred Business Status” has the meaning specified in Section 3.10(i).

“Preferred Contributions” has the meaning specified in Section 1.01(e).

“Preferred Investor Warrants” means the warrants of Pubco to purchase Pubco Class A-1 Common Stock in substantially the form attached as Exhibit B to the Series B SPA.

“Preferred Units” means, collectively, the Series B Preferred Units, the Series A-1 Units, the Series A Units and the Junior Preferred Units.

“Premium Cap” has the meaning specified in Section 7.18(b).

“Prime Movers” means Prime Movers Lab Fund, L.P. and its Affiliates that hold equity in any Target Company immediately prior to the Closing.

“Prime Movers Financing” has the meaning specified in Section 7.19(b).

“Proxy Statement” has the meaning specified in Section 7.13(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 7.13(a)(i).

“Pubco” has the meaning specified in the Preamble.

“Pubco Board” has the meaning specified in Section 7.17(a).

“Pubco Bylaws” means the bylaws of Pubco, as amended.

“Pubco Charter” means the certificate of incorporation of Pubco filed with the Secretary of State of Delaware, as amended.

“Pubco Class A-1 Common Stock” has the meaning specified in the Pubco Charter.

“Pubco Class A-2 Common Stock” has the meaning specified in the Pubco Charter.

“Pubco Class B-1 Common Stock” has the meaning specified in the Pubco Charter.

“Pubco Class B-2 Common Stock” has the meaning specified in the Pubco Charter.

“Pubco Common Stock” means, collectively, the Pubco Class A-1 Common Stock, the Pubco Class A-2 Common Stock, the Pubco Class B-1 Common Stock and the Pubco Class B-2 Common Stock.

“Pubco Convertible Preferred Stock” has the meaning specified in the Pubco Charter.

“Pubco Warrant” has the meaning specified in the Recitals.

“Pubco Warrants” means, collectively, the Pubco Warrants issued by Pubco upon the assumption of the Domesticated Purchaser Warrants pursuant to the Warrant Assumption Agreement (with separate identification of such Pubco Warrants that constitute public warrants and such Pubco Warrants that constitute private placement warrants, in each case corresponding to the underlying Purchaser Public Warrants and Purchaser Private Placement Warrants, respectively).

“Public Certifications” has the meaning specified in Section 6.06(a).

“Purchaser” has the meaning specified in the Preamble.

“Purchaser Bylaws upon Domestication” means bylaws of the Purchaser to be adopted upon the Domestication.

“Purchaser Charter upon Domestication” means a certificate of incorporation of the Purchaser to be filed with the Secretary of State of Delaware upon the Domestication.

“Purchaser Class A Ordinary Shares” means, prior to the Domestication, the Class A ordinary shares of the Purchaser, par value $0.0001 per share.

“Purchaser Class B Ordinary Shares” means, prior to the Domestication, the Class B ordinary shares of the Purchaser, par value $0.0001 per share, including the Founder Shares.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or any of its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company or any of its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Disclosure Letter” has the meaning specified in the Preamble to Article VI.

“Purchaser Expense Cap” means $7,500,000.

“Purchaser Fundamental Representations” means the representations and warranties of the Purchaser Parties set forth in Section 4.01 (Organization and Standing), Section 4.02 (Authorization; Binding Agreement), Section 5.01 (Organization and Standing), Section 5.02 (Authorization; Binding Agreement), Section 6.01 (Organization and Standing), Section 6.02 (Authorization; Binding Agreement), Section 6.05 (Capitalization), Section 6.15 (Finders and Brokers) and Section 6.23 (No Additional Representations or Warranties).

“Purchaser Material Adverse Effect” means any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences has had or would reasonably be expected to have (a) a material adverse effect on the business, assets, financial condition or results of operations of the Purchaser, or (b) a material adverse effect on the ability of the Purchaser Parties to consummate the Transactions; provided, however, that no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a Purchaser Material Adverse Effect has occurred: (i) the announcement of this Agreement and consummation of the transactions contemplated hereby; (ii) the taking of action required by this Agreement or any Ancillary Documents; (iii) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate; (iv) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (v) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by courts or any Governmental Authority after the date of this Agreement; (vi) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; or (vii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; provided, further, that any change, event, or occurrence referred to in clauses (iii), (iv), (v), (vi) or (vii) above may be taken into account in determining if a Purchaser Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, financial condition or results of operations of the Purchaser relative to similarly situated special purpose acquisition companies.

“Purchaser Non-Party Affiliates” means, collectively, each Related Person of any Purchaser Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any such Related Person (other than, for the avoidance of doubt, any Purchaser Party).

“Purchaser Ordinary Shares” means, collectively, the Purchaser Class A Ordinary Shares and the Purchaser Class B Ordinary Shares.

“Purchaser Organizational Documents” means the Amended and Restated Memorandum and Articles of Association of the Purchaser, adopted by special resolution dated 26 March 2026 and effective on 26 March 2026.

“Purchaser Parties” means, collectively, the Purchaser, Pubco and Merger Sub.

“Purchaser Private Placement Warrants” means the warrants of the Purchaser issued in private placements consummated in connection with the IPO and outstanding as of the date of this Agreement, each exercisable for one Purchaser Class A Ordinary Share (after the Domestication, one share of Domesticated Purchaser Class A Common Stock) on the terms set forth in the Warrant Agreement.

“Purchaser Public Filings” means all reports, schedules, forms, statements, certifications, prospectuses, registration statements and other documents required to be filed or furnished by the Purchaser with the SEC.

“Purchaser Public Shareholders” means the holders of Purchaser Class A Ordinary Shares (after the Domestication, shares of Domesticated Purchaser Class A Common Stock) issued in the IPO and outstanding as of the applicable record date or determination date.

“Purchaser Public Warrants” means the warrants forming a portion of the Purchaser Units issued in the IPO and outstanding from time to time, each exercisable for one Purchaser Class A Ordinary Share (after the Domestication, one share of Domesticated Purchaser Class A Common Stock) on the terms set forth in the Warrant Agreement, and listed on Nasdaq under the symbol “IPFXW.”

“Purchaser SEC Reports” has the meaning specified in Section 6.06(a).

“Purchaser Shareholder Approval” means the approval of (i) those Transaction Proposals identified in Section 7.13(b) requiring approval by special resolution under Cayman Islands Law, by an affirmative vote of the holders of not less than two-thirds of the outstanding Purchaser Ordinary Shares entitled to vote, who attend and vote thereupon at the Purchaser Shareholders’ Meeting, (ii) those Transaction Proposals identified in Section 7.13(b) requiring approval by ordinary resolution under Cayman Islands Law, by an affirmative vote of the holders of at least a majority of the outstanding Purchaser Ordinary Shares entitled to vote, who attend and vote thereupon at the Purchaser Shareholders’ Meeting, and (iii) with respect to any other proposal proposed to the Purchaser Shareholders, the requisite approval required under the Purchaser Organizational Documents, the Cayman Companies Act or any other applicable Law, in each case at a Purchaser Shareholders’ Meeting.

“Purchaser Shareholders” has the meaning specified in Section 10.16.

“Purchaser Shareholders’ Meeting” has the meaning specified in Section 7.13(b).

“Purchaser Transaction Costs” means: (a) all fees, costs and expenses of the Purchaser incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Ancillary Documents and the consummation of the Transactions, that are unpaid prior to the Closing, including any and all professional or transaction-related costs, fees and expenses of legal, accounting advisors, consultants, auditors, and accountants; (b) Transfer Taxes that are the responsibility of the Purchaser pursuant to Section 7.11(b); and (c) any Indebtedness of the Purchaser owed to its Affiliates or shareholders; provided, that the aggregate amount of Purchaser Transaction Costs paid or borne, directly or indirectly, by the Purchaser, the Sponsor, the Company, Pubco or any of their respective Affiliates from the Trust Account or from the capital of the Company or Pubco shall not exceed the Purchaser Expense Cap, and any Purchaser Transaction Costs in excess of the Purchaser Expense Cap shall be borne by the Purchaser, the Sponsor and their respective Affiliates without recourse to the Trust Account, the Company, Pubco or Purchaser, except with the prior written consent of the Company. For the avoidance of doubt, any costs, fees and expenses payable in connection with financing associated with the Transactions, including, without limitation, any deferred underwriting commissions and any fees and expenses payable in connection with the Series B Investment and the PIPE Investment shall not be considered Purchaser Transaction Costs.

“Purchaser Units” means the units issued by the Purchaser in the IPO and outstanding from time to time, each consisting of one Purchaser Class A Ordinary Share and one-third of one Purchaser Public Warrant, and listed on Nasdaq under the symbol “IPFXU.”

“QS Group” has the meaning specified in Section 10.15(a)(ii).

“Recapitalization” has the meaning specified in the Recitals.

“Redemption” or “Redemptions” has the meaning specified in Section 7.13(b).

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Pubco under the Securities Act with respect to the Pubco Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 7.13(a)(i).

“Related Person” means any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates and any immediate family member of any of the foregoing.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, migrating, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Legal Proceeding” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Substances, (ii) prevent the Release of any Hazardous Substances so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Required Members” means the holders of Company Units required to deliver the Requisite Member Approval (whether by written consent or vote), as set forth on Schedule C of the Company Disclosure Letter, in each case in accordance with the Company LLC Agreement, the Investors’ Rights Agreement, the ROFR/Co-Sale Agreement and applicable Law.

“Required Regulatory Approvals” means, collectively, the consents, approvals, authorizations, clearances, exemptions, waivers, registrations, declarations, notifications and filings of, with or to any Governmental Authority required to consummate the Transactions, in each case as set forth on Section 8.01(a) of the Company Disclosure Letter and Section 8.01(a) of the Purchaser Disclosure Letter, including, to the extent applicable, any required approval, clearance, expiration or termination of any waiting period under (a) any Antitrust Law, (b) any U.S. or foreign export-control, sanctions, anti-boycott or national-security Law, (c) any Federal Communications Commission, Federal Aviation Administration, National Oceanic and Atmospheric Administration, U.S. Department of Defense or other space, aviation, communications, sensitive-technology or national-security authority, and (d) Nasdaq.

“Requisite Member Approval” means the approval of this Agreement and the Transactions, including the Recapitalization, the entry into the Company A&R Operating Agreement and the other Ancillary Documents to which the Company is or will become a party, by the affirmative vote or written consent of the Required Members, pursuant to the terms and in accordance with and satisfaction of the conditions of the Company LLC Agreement, the Investors’ Rights Agreement, the ROFR/Co-Sale Agreement and applicable Law.

“ROFR/Co-Sale Agreement” means that certain Right of First Refusal and Co-Sale Agreement of the Company, dated as of December 12, 2025, by and among the Company and the equityholder parties named therein, as amended, restated or supplemented from time to time prior to the Closing.

“RS” has the meaning specified in Section 10.15(a)(ii).

“Sanctioned Jurisdiction” has the meaning specified in Section 6.16(c).

“Sanctioned Person” means any Person that is (a) listed on, or owned 50% or more (in the aggregate, directly or indirectly) by, or acting on behalf of any Person listed on, the SDN List, the Sectoral Sanctions Identifications List, or any other sanctions-related list maintained by any Governmental Authority, (b) located, organized or resident in a Sanctioned Jurisdiction, or (c) the government of any Sanctioned Jurisdiction, in each case to the extent such designation, listing, location, organization or residence is sanctioned under applicable Sanctions Laws.

“Sanctions Laws” means all applicable Laws relating to economic, trade or financial sanctions, embargoes or restrictive measures administered or enforced by the U.S. Government (including the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State), the United Nations Security Council, the European Union, His Majesty’s Treasury, or any other applicable Governmental Authority.

“SDN List” has the meaning specified in Section 6.16(c).

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Class B Subscription Agreement” has the meaning specified in the Recitals.

“Seller Contributions” has the meaning specified in Section 1.01(d).

“Seller Lock-Up Agreement” has the meaning specified in the Recitals.

“Sellers” means each holder of Company Units immediately prior to the Recapitalization (other than the Company itself) that is identified as a Seller on the Closing Member Schedule and that is to receive Aggregate Consideration in respect of the Transactions, in each case as such Person executes and becomes a party to each Ancillary Document required to be executed by such Person in connection with the Transactions (which shall include the Company A&R Operating Agreement, the Seller Class B Subscription Agreement, the Seller Lock-Up Agreement, the A&R Registration Rights Agreement and the Tax Receivable Agreement, as applicable, and shall include the Member Support Agreement solely with respect to any such Person that is also a Required Member).

“Seller Subscription Amount” has the meaning specified in Section 1.01(n).

“Seller Tax Representative” means Kamal Ghaffarian.

“Series A-1 Units” means the units of the Company designated as “Series A-1 Units” under the Company LLC Agreement, in each case outstanding immediately prior to the Recapitalization.

“Series A Units” means the units of the Company designated as “Series A Units” (other than Series A-1 Units) under the Company LLC Agreement, in each case outstanding immediately prior to the Recapitalization.

“Series B Investment” has the meaning specified in the Recitals.

“Series B Investors” has the meaning specified in the Recitals.

“Series B Preference Amount” has the meaning specified in the Seventh A&R Operating Agreement of the Company, dated as of the date hereof.

“Series B Preferred Units” means the Company’s Series B Convertible Preferred Units issued hereunder having the rights, preferences and privileges set forth in the Company LLC Agreement, in the form of Exhibit A to the Series B SPA.

“Series B SPA” means that certain securities purchase agreement, dated as of the date hereof, entered into by and among Pubco, the Company and the Series B Investors, pursuant to which the Series B Investors have agreed, among other things, to purchase from the Company, and the Company has agreed, among other things, to sell to the Series B Investors, Series B Preferred Units and Series B Investor Warrants, for an aggregate purchase price of $50,000,000.

“Series B Warrants” means the Common Units purchase warrants to be delivered to the Series B Investors at the closing of the transactions contemplated by the Series B SPA.

“Signing Filing” has the meaning specified in Section 7.15(b).

“Signing Press Release” has the meaning specified in Section 7.15(b).

“Software” means any and all (a) computer software, firmware and computer programs, systems, and applications, including all source code, object code, middleware, compilers, utilities, computer programs, application programming interfaces, algorithms, heuristics, plugins, libraries, subroutines, tools, drivers, microcode, scripts, batch files, instruction sets and macros, models, and methodologies, in each case of the foregoing including all code, whether in source code, executable or object code form, together with patches, new versions or updates thereto, (b) software modules, tools, and databases, database rights, compilations, and any other electronic data files, including any and all data and collections of data, whether human readable, machine readable or otherwise, (c) deep learning, machine learning, and other artificial intelligence technologies (collectively, “AI/ML”), and (d) documentation including developer notes, instructions, comments, annotations, user manuals and other training documentation related to any of the foregoing.

“Sponsor” means Inflection Point Holdings VI LLC, a Delaware limited liability company.

“Sponsor Lock-Up Agreement” has the meaning specified in the Recitals.

“Sponsor Share Conversion” has the meaning specified in the Recitals.

“Sponsor Support Agreement” means that certain Sponsor Support Agreement, dated as of the date of this Agreement (as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms), by and among the Sponsor, the Company, the Purchaser and the other parties thereto.

“Standard Contract” has the meaning specified in Section 3.13(a)(xv).

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Companies” means, collectively, the Company and its direct and indirect Subsidiaries.

“Taxes” means all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts with respect thereto imposed by a Governmental Authority.

“Tax Proceeding” means any audit, examination, deficiency, refund litigation, administrative proceeding, judicial proceeding or other Legal Proceeding by or before any Governmental Authority with respect to any Tax of any Target Company, the Purchaser or any of their respective Affiliates.

“Tax Receivable Agreement” has the meaning specified in the Recitals.

“Tax Return” means any return, form, declaration, election, disclosure, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Top Customer” has the meaning specified in Section 3.23(a).

“Top Customers” has the meaning specified in Section 3.23(a).

“Top Supplier” has the meaning specified in Section 3.23(b).

“Top Suppliers” has the meaning specified in Section 3.23(b).

“Trademarks” has the meaning set forth in the definition of “Intellectual Property”.

“Trade Secrets” means any trade secrets, confidential information, proprietary information and technology, concepts, ideas, designs, research or development information, processes, procedures, techniques, formulae, compositions, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, methodologies, plans, descriptions, drawings, databases and data, including technical, financial, accounting, customer, marketing and business data, pricing and cost information, business and marketing plans and proposals, know-how, data, data analytics, models, licenses, mask works, discoveries, inventions, invention disclosures, modifications, extensions, improvements, and other non-public or confidential information or proprietary rights (whether or not patentable, tangible, or subject to Copyright, Trademark, or trade secret protection), and all documentation relating to any of the foregoing.

“Transaction Proposals” has the meaning specified in Section 7.13(b).

“Transactions” has the meaning specified in the Recitals.

“Transfer Taxes” has the meaning specified in Section 7.11(b).

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provisions or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Trust Account” has the meaning specified in Section 6.14.

“Trust Agreement” has the meaning specified in Section 6.14.

“Trustee” has the meaning specified in Section 6.14.

“UAR” means each unit appreciation right outstanding under the UAR Plan or any other agreement of any Target Company immediately prior to the Closing.

“UAR Plan” means the Quantum Space, LLC Unit Appreciation Rights Plan and each related award agreement, in each case as in effect from time to time prior to the Closing.

“Underwriting Agreement” means that certain Underwriting Agreement, dated as of March 26, 2026, by and among the Purchaser and the IPO Underwriter, relating to the IPO.

“U.S. Person” means a “United States person” as defined in Section 7701(a)(30) of the Code.

“WARN Act” has the meaning specified in Section 3.18(c).

“Warrant Agreement” means that certain Warrant Agreement, dated as of March 26, 2026, by and between the Purchaser and Continental, as warrant agent.

“Warrant Assumption Agreement” has the meaning specified in the Recitals.

“Warrant Contributions” has the meaning specified in Section 1.01(f).

“Written Consent” has the meaning specified in Section 7.13(c)(i).

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, each Party hereto has caused this Business Combination Agreement to be signed and delivered as of the date first written above.

The Purchaser:

INFLECTION POINT ACQUISITION CORP. VI

By:	/s/ Kevin Shannon
Name:	Kevin Shannon
Title:	Chief Executive Officer

Pubco:

IPFX PUBCO, INC.

By:	/s/ Kevin Shannon
Name:	Kevin Shannon
Title:	President and Chief Executive Officer

Merger Sub:

IPFX MERGER SUB, INC.

By:	/s/ Kevin Shannon
Name:	Kevin Shannon
Title:	President and Chief Executive Officer

The Company:

QUANTUM SPACE, LLC

By:	/s/ James Bridenstine
Name:	James Bridenstine
Title:	Chief Executive Officer

{Signature Page to Business Combination Agreement}